     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 1997



                                                      REGISTRATION NO. 333-20571

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                              INFOCURE CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7372                         58-2271614
 (State or other jurisdiction         (Primary SIC Code)               (I.R.S. Employer
      of incorporation or                                            Identification No.)
         organization)

                         2970 CLAIRMONT ROAD, SUITE 950
                             ATLANTA, GEORGIA 30329
                                 (404) 633-0046
         (Address and telephone number of principal executive offices)
                             ---------------------
                               FREDERICK L. FINE
                            CHIEF EXECUTIVE OFFICER
                              INFOCURE CORPORATION
                         2970 CLAIRMONT ROAD, SUITE 950
                             ATLANTA, GEORGIA 30329
                                 (404) 633-0046
           (Name, address and telephone number of agent for service)
                             ---------------------
                                    Copy to:
                             UGO F. IPPOLITO, ESQ.
                   GLASS, MCCULLOUGH, SHERRILL & HARROLD, LLP
                          1409 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309
                                 (404) 885-6705
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Acquisitions (as defined herein).

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following block: [ ]
                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                              INFOCURE CORPORATION
                                   PROSPECTUS

                     RELATING TO UP TO 3,678,844 SHARES OF

                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)
                            OF INFOCURE CORPORATION


TO BE ISSUED IN CONNECTION WITH THE PROPOSED MERGER OF AMERICAN MEDCARE CORPORATION ("AMC") WITH AND INTO INFOCURE CORPORATION ("COMPANY" OR "INFOCURE") AND THE EXCHANGE OF ALL OF THE OUTSTANDING SHARES OF ROVAK, INC. ("ROVAK") AND DR SOFTWARE, INC. ("DR SOFTWARE") FOR CASH AND COMMON STOCK OF INFOCURE. THIS PROSPECTUS ALSO INCLUDES UP TO AN ADDITIONAL 183,541 SHARES OF COMMON STOCK OF INFOCURE THAT ARE TO BE ISSUED UPON THE MERGER OF AMC INTO INFOCURE IN THE EVENT OUTSTANDING STOCK OPTIONS OR WARRANTS ISSUED BY AMC ARE EXERCISED PRIOR TO THE MERGER.

                             ---------------------

     FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 21.
                             ---------------------

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERS OF SECURITIES MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INFOCURE, AMC, ROVAK OR DR SOFTWARE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SHARES TO WHICH IT RELATES OR AN OFFER OF ANY KIND TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

THE SECURITIES OF INFOCURE CORPORATION OFFERED IN CONNECTION WITH THE MERGERS AND EXCHANGE OFFERS DESCRIBED IN THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS           1997.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    2
Acquisitions of Certain of the Founding Businesses..........    8
Risk Factors................................................   18
Dividend Policy.............................................   24
Capitalization..............................................   25
Selected Pro Forma Combined Financial Data..................   26
Management's Discussion and Analysis of Pro Forma Combined
  Financial Condition and Pro Forma Results of Operations...   28
Selected Financial Data of AMC..............................   30
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of AMC..........................   31
Selected Financial Data of Rovak............................   33
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Rovak........................   34
Selected Financial Data of DR Software......................   36
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of DR Software..................   37
Business....................................................   39
Management..................................................   47
Principal Stockholders......................................   51
Certain Transactions........................................   51
Description of Capital Stock................................   53
Shares Eligible for Future Sale.............................   54
Legal Matters...............................................   54
Experts.....................................................   55
Available Information.......................................   55
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY


     InfoCure Corporation will acquire (the "Acquisitions") six practice management systems businesses (the "Founding Businesses"). Unless otherwise indicated, all references herein to "InfoCure" shall mean InfoCure Corporation prior to the consummation of the Acquisitions, and references herein to the "Company" shall mean InfoCure and the Founding Businesses. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information set forth herein assumes (i) the consummation of the Acquisitions and (ii) a public offering price of $9.00 per share for the shares of Common Stock of InfoCure (the "Offering") in an underwritten public offering being made concurrently with the Acquisitions. "Equivalent Shares of Common Stock" means the number of shares of Common Stock which are to be issued to the holders of common stock of American Medcare Corporation ("AMC") upon the merger of AMC into InfoCure.



     This Prospectus includes forward-looking statements which involve known and unknown risks and uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed under the heading "Risk Factors." In addition to statements which explicitly describe such risks and uncertainties, investors are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "plans" or "anticipates" to be uncertain and forward-looking.


                                  THE COMPANY


     The Company is a leading provider of practice management software products and related services that address the growing needs of health care providers to manage and communicate cost-effectively administrative, clinical and financial data. The Company's practice management systems are used primarily by small to mid-size medical practices, including multi-provider management services organizations and independent physician alliances. Recently, the Company developed and introduced an all-payor-based electronic data interchange ("EDI") system to enable its customers to realize significant cost savings by replacing paper-based transactions with electronic transaction processing. The Company has an installed customer base of approximately 17,000 health care providers in a broad range of specialties at over 6,000 client sites.


     Health care costs totaled approximately $1.0 trillion in 1995, having risen at a rate approximately twice that of inflation during the last decade. The escalation of such expenditures has led to pressure to contain costs and attempts to shift the financial risk of delivering health care from payors to providers. Many providers now participate in complex reimbursement arrangements, resulting in multiple transactions, information exchanges and other communications with payors per patient visit. As a result of these trends, health care providers increasingly need to reduce operating costs, improve cash flow and manage their businesses more efficiently while responding to the increased administrative burdens and informational demands placed upon them by payors. The Company's practice management systems address the efficiencies and cost savings demanded by health care providers.

     The Company's existing customer base comprises primarily office-based health care practices that range in size from single practitioners to up to several hundred providers with an emphasis on small and mid-size (up to 25 providers) health care practices. Based on industry sources, 60% of the physicians in the United States are organized into approximately 190,000 office-based health care practices. Nearly all of these practices are small to midsize; there are fewer than 1,000 office-based medical practices in the United States with more than 25 providers. Small and mid-size medical practices are significantly under-penetrated with regard to practice management software and EDI transaction processing. For example, while it is estimated that the majority of hospitals submit their claims electronically, among small and mid-size medical practices only approximately 35% submit claims electronically.

     The Company markets a broad range of software products and services designed to automate office-based practices of varying sizes; therefore, the Company believes that it is well-positioned to take advantage of the increased technology needs of the health care industry, particularly among practices with fewer than 25 health care providers. As the supplier of the core practice management system adopted by its customers, the Company has established its technology at its customer sites, which, the Company believes, will yield significant growth opportunities and competitive advantages. The Company's primary growth strategies include (i) increasing its recurring transactional revenue by expanding its customers' utilization of EDI services, (ii) acquiring established practice management system companies and consolidating niche specialities, (iii) leveraging its customer base by cross-selling its products and services, (iv) expanding its national sales efforts, (v) continuing to develop and provide sophisticated practice management systems and (vi) capitalizing on synergistic opportunities resulting from the Acquisitions.


     InfoCure was incorporated in Delaware in November 1996. InfoCure will have a January 31 year-end. InfoCure's executive offices are located at 2970 Clairmont Road, Suite 950, Atlanta, GA 30329, and its telephone number is (404) 633-0046.


                                THE ACQUISITIONS

     InfoCure has entered into agreements to acquire, concurrently with and as a condition to the consummation of the Offering, the Founding Businesses. The integration of these businesses will combine existing and proven products, research and development, sales, marketing and support efforts. Following consummation of the Acquisitions, the Founding Businesses will be consolidated into three operating divisions according to technical platform, thereby allowing the Company to market and service cost-effectively its practice management systems to a wide range of health care providers. The three operating divisions are the Desktop Division (DOS and Windows-based products), the Mid-Range Division (UNIX and AIX-based products) and the Enterprise Division (IBM AS/400-based products).


     All of the Founding Businesses provide practice management software products to physicians and other professionals which are designed to automate the administrative, financial, practice management and clinical requirements of a professional's office practice. These systems range in capacity from one to hundreds of users, allowing the Company to address the needs of both small and large customers. The combination of the Founding Businesses will position the Company as a national supplier of practice management products and services to office-based health care providers. The Company believes that the combination of the Founding Businesses will provide unique opportunities for (i) the coordination of product research and development, sales and marketing, (ii) the reduction of redundant expenses and operations and (iii) the maximization of the experience of the assembled management team.


THE FOUNDING BUSINESSES

DR SOFTWARE, INC. ("DR SOFTWARE")

     DR Software was founded in 1983 and is headquartered in Atlanta, Georgia. DR Software markets DOS and Windows-based practice management systems to small (one to two providers) medical practices. DR Software currently has approximately 2,200 clients serving an estimated 3,150 health care providers, including approximately 25% of all podiatry practices in the United States. Upon the consummation of the Acquisitions, DR Software will be organized into the Company's Desktop Division. Donald M. Rogers, the founder of DR Software, will become President of the Desktop Division.


     Key technologies developed by DR Software include DR Dictation(TM), a voice-activated medical records software product designed to give physicians and other health care providers the power to dictate directly into the computer and to create accurate medical reports in seconds. Additionally, Wisdom(TM), DR Software's new Windows-based practice management software application, is positioned to serve medical practices of a wide range of sizes and specialties, and was created in a rapid development language applying relational database and object-oriented technology. Wisdom(TM) incorporates a comprehensive suite of EDI services that are fully integrated with the core practice management system, as well as complying with open database connection ("ODBC") standards.

KCOMP MANAGEMENT SYSTEMS, INC. ("KCOMP")


     KComp was founded in December 1995 to acquire certain assets of a software developer and is headquartered in Los Angeles, California. KComp markets DOS and Windows-based practice management systems to small to mid-size (three to 25 providers) dental and oral surgery practices. KComp currently has approximately 725 clients serving an estimated 1,600 health care providers. Upon the consummation of the Acquisitions, KComp will be organized into the Company's Desktop Division. Key technologies of KComp include The Dental Wizard(TM), a comprehensive Windows-based practice management software system designed to be utilized by dental practices of all sizes and specialty concentrations.


INTERNATIONAL COMPUTER SOLUTIONS, INC. ("ICS")


     ICS, which was founded in 1985 and acquired in 1993 by AMC, is headquartered in Atlanta, Georgia. ICS markets DOS, Windows and UNIX-based practice management systems to small to mid-size health care providers. ICS currently has approximately 600 desktop clients serving an estimated 750 health care providers and approximately 500 mid-range clients serving an estimated 1,800 health care providers. Upon the consummation of the Acquisitions, ICS's DOS and Windows-based operations will be organized into the Company's Desktop Division and its UNIX operations will be organized into the Company's Mid-Range Division. Key technologies of ICS include The Provider Information Manager(TM), a Windows-based product which was created for use by the professional business manager or managing physician to provide a "top down" view of the practice, identifying financial, payor, patient, clinical, system and EDI utilization, practice demographic and practice profitability trends.



ROVAK, INC. ("ROVAK")



     Rovak was founded in 1984 and is headquartered in Lake Elmo, Minnesota. Rovak markets UNIX and AIX-based practice management software to mid-size medical practices and clinics. Rovak's software products are targeted specifically to meet the practice management needs of oral surgeons and orthodontists. Rovak currently has approximately 1,000 clients serving an estimated 1,800 health care providers. Upon the consummation of the Acquisitions, Rovak will be organized into the Company's Mid-Range Division. Key technologies developed by Rovak include the Optical Mark System(R), which uses optical scanning technologies to automate daily tasks and eliminate data entry. Additionally, Rovak has developed its Digital Record Keeping System(TM) which operates with third party products to enable a practice to store and merge radiographic and photographic images with correspondence and clinical medical records.


MILLARD-WAYNE, INC. ("MILLARD-WAYNE")


     Millard-Wayne, which was founded in 1977 and will be acquired by AMC immediately prior to the consummation of the Offering, is headquartered in Atlanta, Georgia. Millard-Wayne markets IBM AS/400-based enterprise-wide practice management systems to mid-size to large (over 25 providers) medical practices and clinics. Millard-Wayne currently has approximately 190 clients serving an estimated 2,000 health care providers. Upon the consummation of the Acquisitions, Millard-Wayne will be organized into the Company's Enterprise Division. M. Wayne George, the founder of Millard-Wayne, will become President of the Enterprise Division. Key technologies developed by Millard-Wayne include a Graphical User Interface ("GUI") technology to work in conjunction with its practice management system, which operates on the IBM AS/400.


HEALTH CARE DIVISION, INC. ("HCD")


     HCD, which was founded in 1996 by AMC to acquire the assets of Info Systems, is headquartered in Charlotte, North Carolina. HCD markets IBM AS/400-based practice management systems to mid-size to large medical practices and clinics. HCD currently has approximately 200 clients serving an estimated 5,000 health care providers. Upon the consummation of the Acquisitions, HCD will be organized into the Company's Enterprise Division. Key technologies developed by HCD include a comprehensive managed care module designed for use in conjunction with its practice management products which run on the IBM AS/400.

ACQUISITION CONSIDERATION


     Prior to and as a condition to the consummation of the Offering (i) AMC, a holding company and the parent company of ICS and HCD, will acquire Millard-Wayne and immediately thereafter merge with and into InfoCure, with InfoCure as the surviving corporation ("AMC Merger") and (ii) InfoCure will acquire all of the outstanding capital stock of each of DR Software, KComp and Rovak. Upon the consummation of the Acquisitions, each of the Founding Businesses will become a wholly-owned subsidiary of InfoCure. See "Certain Transactions" and "Shares Eligible for Future Sale."



     The aggregate consideration to be paid by InfoCure to acquire the Founding Businesses consists of approximately $9.3 million in cash, $2.5 million in assumed indebtedness and 3,678,844 shares of Common Stock. The following table summarizes the consideration paid or payable upon the consummation of the
Acquisitions:



                                                       ACQUISITION CONSIDERATION
                                              -------------------------------------------
                                                              INDEBTEDNESS    SHARES OF
             FOUNDING BUSINESS                    CASH        ASSUMED (1)    COMMON STOCK
             -----------------                ------------    ------------   ------------
AMC (2)(3)(4)(5)............................   $2,683,000      $1,074,900     3,592,773
Rovak (5)(6)................................    2,983,000       1,039,055            --
KComp (7)...................................    1,533,000         299,785            --
DR Software.................................    2,128,500          99,389        86,071
                                               ----------      ----------     ---------
          Total.............................   $9,327,500      $2,513,129     3,678,844
                                               ==========      ==========     =========


---------------

(1) Assumed indebtedness is as of October 31, 1996, prior to application of the proceeds of the Offering. Excludes the assumption of current liabilities except the current portion of the indebtedness.


(2) Includes ICS, HCD and Millard-Wayne. AMC recently formed HCD to consummate the HCD Acquisition and will acquire Millard-Wayne immediately prior to the consummation of the Offering.


(3) Includes (i) the aggregate consideration for the HCD Acquisition, which consists of $150,000 cash already paid and a promissory note for $1,550,000 less an estimated post-closing adjustment of $117,000 and (ii) $1,100,000, representing the cash portion of the purchase price of Millard-Wayne.


(4) Includes (i) 26,806 Equivalent Shares of Common Stock to be issued upon the consummation of the AMC Merger to stockholders of Millard-Wayne in connection with AMC's acquisition of Millard-Wayne and (ii) 131,905 Equivalent Shares of Common Stock which AMC has the right to purchase for $65,000. See "AMC Financial Statements -- Note 3". Excludes an aggregate of
     (i) 321,156 Equivalent Shares of Common Stock reserved for issuance upon exercise of outstanding stock options and a warrant of AMC assumed by the Company, (ii) 26,806 Equivalent Shares reserved for issuance if Millard-Wayne meets certain specified revenue or operating profits for the fiscal years 1998 and 1999, (iii) 71,111 shares of Common Stock reserved for issuance if Rovak meets a certain specified level of net income for fiscal 1998 and (iv) 241,109 Equivalent Shares of Common Stock to be assigned and transferred to AMC for cancellation not later than 20 days prior to the consummation of the Offering, pursuant to a written agreement dated November 19, 1996.


(5) Excludes contingent consideration reserved for issuance to the stockholders of Millard-Wayne and Rovak upon meeting certain future performance criteria based on revenues and/or operating profits.


(6) Includes reduction for an estimated post-closing adjustment of $7,000.


(7) Includes reduction for an estimated post-closing adjustment of $67,000.



     The consummation of the AMC Merger and the acquisition of each of DR Software, KComp and Rovak are subject to certain conditions. These conditions include without limitation (i) the accuracy of the representations and warranties made by the stockholders of these companies, (ii) the performance of each of their respective covenants included in the acquisition agreements and
(iii) no material adverse change in the results of financial conditions or businesses of the company being acquired. Certain of the directors, executive officers and principal stockholders of the Company are or were directors, executive officers and/or principal stockholders of AMC and the Founding Businesses. See "Management" and "Certain Transactions."

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



     InfoCure will acquire the Founding Businesses prior to and as a condition to the consummation of the Offering. For financial statement presentation purposes, AMC, a holding company and parent of International Computer Solutions, Inc. ("ICS") and Health Care Division, Inc. ("HCD"), has been identified as the accounting acquiror. The following summary unaudited pro forma combined financial data present certain data for the Company as adjusted for (i) the effects of the acquisition by AMC of the capital stock of Millard-Wayne, Inc. ("Millard-Wayne") prior to the consummation of the AMC Merger (as defined herein) and the acquisition by HCD, a wholly-owned AMC subsidiary founded in November 1996, of the assets of the Health Care Division of Info Systems of North Carolina, Inc. ("Info Systems") on December 3, 1996 (the "HCD Acquisition"), using the purchase method of accounting at their estimated fair values, (ii) the effects of the merger of AMC with and into InfoCure (the "AMC Merger"), (iii) the effects of the acquisitions by InfoCure of the capital stock of KComp Management Systems, Inc. ("KComp"), DR Software, Inc. ("DR Software") and Rovak, Inc. ("Rovak") using the purchase method of accounting at their estimated fair values and (iv) the effects of certain pro forma adjustments to the combined financial statements. KComp was founded in December 1995; accordingly, results of KComp are included only for the nine months ended October 31, 1996. See "The Company," "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations" and the Unaudited Pro Forma Combined Financial Statements and the Notes thereto included elsewhere in this Prospectus.



                                                                            PRO FORMA
                                                              -------------------------------------
                                                                               NINE MONTHS ENDED
                                                              YEAR ENDED          OCTOBER 31,
                                                              JANUARY 31,   -----------------------
                                                                 1996          1995         1996
                                                              -----------   ----------   ----------
SELECTED STATEMENT OF OPERATIONS DATA: (1)
  Revenues:
     Systems and software...................................    $ 9,544      $ 6,656      $ 7,128
     Maintenance and support................................      6,236        4,948        6,327
     Other..................................................        762          562          665
                                                                -------      -------      -------
       Total revenues.......................................     16,542       12,166       14,120
  Cost of revenues..........................................      5,137        3,899        3,966
                                                                -------      -------      -------
  Gross profit..............................................     11,405        8,267       10,154
  Operating expenses:
     Selling, general and administrative (2)(3)(4)(5).......      8,387        6,089        7,630
     Depreciation and amortization (6)......................      1,322          992        1,008
                                                                -------      -------      -------
  Operating income..........................................      1,696        1,186        1,516
  Other expense (income):
     Interest expense (7)...................................         77           82           69
     Other..................................................       (121)         (99)         (30)
                                                                -------      -------      -------
  Income before taxes.......................................      1,740        1,203        1,477
  Income tax (8)............................................        842          596          695
                                                                -------      -------      -------
  Net income................................................    $   898      $   607          782
                                                                =======      =======      =======
  Pro forma net income per share............................    $  0.17      $  0.11      $  0.15
  Pro forma weighted average shares outstanding (9).........      5,357        5,357        5,357
                                                                =======      =======      =======



                                                                   AS OF OCTOBER 31, 1996
                                                              ---------------------------------
                                                                                  PRO FORMA
                                                              PRO FORMA (10)   AS ADJUSTED (10)
                                                              --------------   ----------------
SELECTED BALANCE SHEET DATA: (1)
  Cash and cash equivalents.................................     $ 1,120           $ 5,495
  Working capital...........................................      (1,190)            2,475
  Total assets..............................................      18,174            22,549
  Short-term debt...........................................         657               657
  Long-term debt, less current portion......................         308               308
  Total stockholders' equity................................      12,172            16,582


---------------


 (1) Assumes that the closing of the Acquisitions had occurred as of February 1, 1995, in the case of the pro forma statements of operations data, and as of October 31, 1996, in the case of the unaudited selected pro forma balance sheet data. The pro forma balance sheet data also give effect to the issuance in

     November 1996 of 505,774 Equivalent Shares of Common Stock by AMC for $750,000 and the issuance in March 1997 of 54,776 Equivalent Shares of Common Stock by AMC for $280,000 to unaffiliated third parties. The pro forma combined financial data are based upon preliminary estimates, available information and certain assumptions that management believes are appropriate. The unaudited selected pro forma combined financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred at the beginning of the period or of the future results of the Company. The unaudited selected pro forma combined financial data should be read in conjunction with the other financial data and notes thereto included elsewhere in this Prospectus.


 (2) Includes pro forma adjustments to reflect (i) the elimination, as provided in the respective acquisition agreements, of duplicative administrative functions at the Company of approximately $1,773,000, $1,231,000 and $1,330,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively, and (ii) the additional overhead expenses at the Founding Businesses of approximately $452,000, $339,000 and $339,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively. The Company considers that the elimination of approximately $1,130,000 of these expenses, on an annualized basis, was effected concurrent with HCD Acquisition on December 3, 1996.


 (3) Includes pro forma adjustments to reflect the elimination of allocations from Info Systems for (i) overhead of approximately $476,000, $324,000 and $264,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively, and (ii) expense related to HCD's participation in Info System's employee stock ownership plan of approximately $159,000, $147,000 and $61,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively. Upon the consummation of the HCD Acquisition on December 3, 1996, these eliminations were effected.


 (4) Includes pro forma adjustments to reflect the elimination of rent and other expenses of approximately $352,000, $237,000 and $264,000, for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively. Upon the consummation of the HCD Acquisition on December 3, 1996, the elimination of $117,000 of such expenses, on an annualized basis, was effected.


 (5) Includes pro forma adjustments to reflect the elimination of certain commissions and royalties which are payable by Rovak under agreements that will be terminated following the consummation of the Offering. Such adjustments are approximately $125,000, $86,000 and $241,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively.


 (6) Includes pro forma adjustments to reflect the amortization expense on the goodwill recorded in connection with the Acquisitions of approximately $768,000, $576,000 and $576,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively. Also includes pro forma adjustment to depreciation and amortization expense, after adopting appropriate useful lives for related assets, of $300,000, $200,000 and $190,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively.


 (7) Includes pro forma adjustments to reflect a reduction in interest expense related to debt reduction, in connection with the Acquisitions and the Offering, of $185,000, $95,000 and $188,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively.


 (8) The pro forma provision for income taxes includes (i) the effects of the non-deductible portion of goodwill for tax purposes and (ii) assumes that the deferred tax asset represented by AMC's net operating loss carryforwards of approximately $1,500,000 is recognized as of January 31, 1995.


 (9) The pro forma weighted average shares outstanding includes (i) 5,116,422 shares to be issued in connection with the Acquisitions and the Offering and (ii) 240,285 Common Stock equivalents issuable upon outstanding stock options and a warrant.


(10) The selected pro forma combined balance sheet data reflects the adjustments referenced above but excludes the effects of the receipt and application of the net proceeds of the Offering. The pro forma combined balance sheet data as adjusted reflects the changes that are expected to occur from the application of the estimated net proceeds of the Offering. See "Use of Proceeds" and "Capitalization."

               ACQUISITIONS OF CERTAIN OF THE FOUNDING BUSINESSES

INTRODUCTION


     This Prospectus is being furnished to the holders of the capital stock of certain of the Founding Businesses by the Company, in connection with (i) the merger of AMC into InfoCure, (ii) the exchange of all of the capital stock of Rovak for cash and Common Stock of Infocure and (iii) the exchange of all of the capital stock of DR Software for cash and Common Stock of InfoCure.



     Each of the above transactions is conditioned upon the consummation of the Offering pursuant to which the net proceeds, after deducting the underwriting discount, received by InfoCure will exceed $12 million. On December 27, 1996, a registration statement on Form SB-2 (the "IPO Registration Statement") covering 2,000,000 shares of Common Stock to be publicly offered, was filed by InfoCure with the Securities and Exchange Commission ("Commission"). The IPO Registration Statement has been amended from time to time thereafter. There can be no assurances that the Offering will be effected or that the net proceeds of the Offering, after deducting the underwriting discount to the Company, will exceed $12 million.



     The shares of Common Stock which will be distributed to the stockholders of AMC, Rovak and DR Software upon consummation of the exchanges will have been registered under the Securities Act of 1933. The Common Stock has been approved for listing on the American Stock Exchange under the symbol "INC". Thereafter the Common Stock to be issued may be sold at any time or from time to time without restrictions, except that certain officers, directors and stockholders of InfoCure and/or of the Founding Businesses who may be deemed to be "affiliates" of InfoCure under the rules of the Commission may only resell their shares of Common Stock within the limitations of Rules 144 and 145 promulgated by the Commission. In addition, certain stockholders of the Founding Businesses have entered into lock up agreements with representatives of the underwriters. See "Risk Factors -- Substantial Shares Eligible for Future Sale" and "Shares Eligible for Future Sale."


REASONS FOR THE ACQUISITIONS


     InfoCure and AMC are engaging in the mergers and exchanges described in this Prospectus as part of their strategy to become a leading provider of practice management software products and related services. The directors and stockholders of DR Software and Rovak have considered, among other factors, (i) the value and liquidity of the consideration to be received, (ii) the pro forma financial condition, results of operations and business prospects of the Founding Businesses, (iii) the competitive environment for practice management software products and related services, (iv) the development expenses necessary to be technologically competitive and (v) other pertinent information. No relevant weights were assigned to any of the factors enumerated above. The directors and stockholders of DR Software and Rovak have each concluded that the terms of the transactions with their company and/or stockholders is fair to the stockholders from a financial point of view and have each determined that the applicable merger or exchange is in the best interest of the stockholders.


ACCOUNTING TREATMENT OF THE ACQUISITIONS


     For financial statement presentation purposes, AMC has been identified as the accounting acquiror. The pro forma combined financial data contained in this Prospectus presents certain data for the Company, as adjusted for (i) the effects of the merger of AMC into InfoCure on a historical basis and (ii) the effects of the acquisition by InfoCure of DR Software and Rovak using the purchase method of accounting at their estimated fair values.



     The following is a summary of the material terms of each proposed exchange offer.


MERGER OF AMC WITH AND INTO INFOCURE


     The following is a summary of the material terms of the definitive merger agreement to be entered into by InfoCure and AMC ("AMC Merger Agreement").

     The proposed merger agreement between InfoCure and AMC provides that AMC shall merge into InfoCure, with InfoCure continuing as the surviving corporation ("AMC Merger"). The AMC Merger will occur at the time the IPO Registration Statement becomes effective. Upon the consummation of the AMC Merger, the holders of common stock of AMC will receive an aggregate of 3,592,773 shares of Common Stock of InfoCure, an estimated 0.06847 of a share of Common Stock for each share of common stock of AMC owned of record (the equivalent of 1 share of Common Stock for approximately 14.60 shares of common stock of AMC). Assuming an initial offering price of $9.00 per share for the Common Stock of InfoCure sold pursuant to the IPO Registration Statement, the estimated dollar value of the outstanding common stock of AMC at the time of the AMC Merger would be approximately $32 million. This exchange ratio ("Exchange Ratio") is subject to adjustment depending upon the number of shares of common stock of AMC outstanding at the time of the AMC Merger. The final determination of the Exchange Ratio shall be made by the board of directors of AMC and InfoCure. Outstanding stock options and warrants to purchase common stock of AMC which are not exercised prior to the AMC Merger will not be terminated upon the AMC Merger and may be exercised after the AMC Merger for a number of shares of Common Stock of InfoCure equal to the product of the Exchange Ratio times the number of shares of common stock of AMC such holder would have otherwise been entitled to purchase. There can be no assurances that InfoCure will file a registration statement covering such shares which may be issued after the AMC Merger upon the exercise of the stock options or warrants. At the time of the AMC Merger, ICS, HCD and Millard-Wayne will be wholly-owned subsidiaries of AMC.



     InfoCure and AMC will make certain representations and warranties in the AMC Merger Agreement as to, among other matters, their respective financial positions, corporate existence, business and capital structure. The consummation of the AMC Merger is subject to the fulfillment of various conditions at or prior to the effective date of the AMC Merger including, among others, the correctness of the representations and warranties, the absence of any material and adverse change in the business of AMC and the receipt by AMC of an opinion from its tax counsel as described in "Federal Income Tax Consequences of the AMC Merger."



     InfoCure and AMC may, by written agreement, (i) extend the time for the performance of any obligation or other act of the parties, (ii) waive any inaccuracies in the representations or warranties contained in the AMC Merger Agreement and (iii) waive compliance with or modify, amend or supplement any of the covenants, agreements, representations or warranties contained in the merger agreement or waive or modify performance of any of the obligations of any of the parties to the Merger Agreement. At this time the Company has not reached any conclusion as to whether it will waive or modify any material or immaterial condition to the consummation of the AMC Merger. Such determination will be made at the time a waiver or modification is requested by a party to the AMC Merger. The Company is not aware of any present intent of any party to waive or modify any of the conditions.



     The AMC Merger Agreement provides that it my be terminated prior to the effective date of the AMC Merger, notwithstanding approval of the AMC Merger Agreement by the holders of a majority of outstanding shares of InfoCure and AMC, (i) by the mutual consent of InfoCure and AMC or (ii) at any time after April 15, 1997 (or such later date as the parties shall have agreed to in writing) by InfoCure if the conditions precedent to its obligations have not been fulfilled or waived by it or (iii) at any time after April 15, 1997 (or such later date as the parties shall have agreed to in writing) by AMC if the conditions precedent to its obligations have not been fulfilled or waived by it. In the event of termination, each party will pay its own expenses incurred in connection with the AMC Merger Agreement, except that the cost of this registration statement of InfoCure will be borne by InfoCure.



     Federal Income Tax Consequences of the AMC Merger. As a condition precedent to the obligations of InfoCure and AMC to consummate the AMC Merger, AMC shall have received, prior to the effective date of the AMC Merger, an opinion of tax counsel, Glass, McCullough, Sherrill & Harrold, LLP, to the effect that (i) no gain or loss will be recognized by the stockholders of AMC upon the exchange of their common stock of AMC for Common Stock of InfoCure,
(ii) the basis of the shares of Common Stock received by the AMC stockholders will be the same as the basis of the shares of common stock of AMC surrendered in exchange therefor, (iii) the holding period of the shares of the Common Stock received by the stockholders of AMC will include the holding period of the shares of common stock of AMC surrendered in exchange therefor, provided the common stock of AMC is a capital asset in the hands of the AMC stockholders on the effective date of the AMC Merger and (iv) where cash is received by a stockholder of AMC in lieu of the stockholder's fractional share interest in the Common Stock, such cash payment will be treated as being received by the stockholder as a distribution in redemption of a fractional share interest and the AMC stockholders will recognize a gain or loss with respect thereto measured by the difference between their basis for such fractional interest and the amount received in redemption thereof. The receipt of this tax opinion, which is a condition to the obligation to consummate the AMC Merger, will not be waived by AMC.


     AMC stockholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their AMC common stock. Accordingly, each such stockholder generally will recognize gain or loss equal to the difference between the amount of cash received by such stockholder and such stockholder's basis in his or her stock. See "Appraisal Rights of Dissenting Stockholders of AMC."

     The gain or loss recognized by any AMC stockholder attributable to the receipt of cash either in lieu of fractional shares or as a result of such stockholder's exercise of dissenters' rights will be capital gain or loss to any such AMC stockholder for whom the AMC common stock is a capital asset. Such capital gain or loss will be long-term capital gain or loss to an AMC stockholder who has held the AMC common stock for more than one year on the effective date of the AMC Merger and short-term capital gain or loss to an AMC stockholder who has held the AMC common stock for not more than one year on the effective date of the AMC Merger.

     Stock Trading. Prior to the Offering, there will have been no public trading of shares of Common Stock. Consequently, the initial public offering price of the Common Stock will be determined by negotiations between InfoCure and the representatives of the underwriters. Among the factors to be considered in such negotiations will be the history of and prospects for InfoCure and the industry in which it will operate, an assessment of InfoCure's management, past and present earnings of the Founding Businesses, and the trend of such earnings, the prospectus for future earnings of InfoCure, the present state of InfoCure's development, the general condition of securities markets at the time of the Offering and the market price of publicly traded stock of comparable companies in recent periods.

     The following table sets forth high and low closing bid quotations in the over the counter market during the fiscal quarters noted of the common stock of
AMC:


  FISCAL QUARTER ENDED     LOW    HIGH
  --------------------     ----   ----
January 31, 1995.........  $.19   $.56
April 30, 1995...........   .12    .12
July 31, 1995............   .12    .12
October 31, 1995.........   .06    .06
January 31, 1996.........   .25    .25



  FISCAL QUARTER ENDED     LOW    HIGH
  --------------------     ----   ----
April 30, 1996...........  $.06   $.31
July 31, 1996............   .06    .31
October 31, 1996.........  .125    .45
January 31, 1997.........  .125    .69
April 30, 1997
  (through March 12,
  1997)..................   .44    .69



     On March 12, 1997, the last reported closing quotations of a share of common stock of AMC were bid $.41 and $.47 asked.



     AMC Merger Approval. The AMC Merger has been approved by the boards of directors of AMC and InfoCure. The membership of each board is identical. Under the Delaware General Corporation Law, the written consent to the AMC Merger of the holders of majority of the outstanding shares of common stock of AMC and of InfoCure is sufficient to approve the merger. AMC intends to obtain the written consents of the holders of a majority of the outstanding shares of common stock of AMC approving the AMC Merger. The directors and executive officers of AMC and InfoCure an their affiliates and holders of 5% or more of the common stock of AMC own 69.6% of the outstanding shares of common stock of AMC. All of such stockholders of AMC have agreed to vote for the AMC Merger. All of the outstanding shares of InfoCure are owned by its directors and officers and such stockholders have also agreed to vote for the AMC Merger.

     AMC conducts business solely through its subsidiaries ICS, HCD and, upon its acquisition, Millard-Wayne. The current directors of AMC, Messrs. Fine and Price, and executive officers of AMC, Messrs. Fine, Price, Warren and Chastain, are also executive officers of InfoCure. Also, employment agreements have been or will be entered into between AMC or InfoCure and certain of their respective officers. See "Management."



     For a description of transactions between AMC and any director, executive officer and any holder of more than 5% of the common stock of AMC and their affiliates, see "Certain Transactions."



     The consideration to be received upon the AMC Merger was determined by the management of AMC and InfoCure based upon their opinion as to the value of AMC when combined with the other Founding Businesses. No report, opinion or appraisal of any third party was obtained or received by InfoCure or AMC regarding the values of the common stock of AMC or InfoCure.


     On and after the effective date of the AMC Merger, each stock certificate which evidenced shares of common stock of AMC immediately prior to the AMC Merger will thereafter be deemed to evidence ownership of the number of whole shares of Common Stock as to which the stockholder of AMC shall be entitled on the basis of the Exchange Ratio discussed above. After the effective date of the AMC Merger, the AMC stockholders, upon surrender of their AMC stock certificates, will receive a certificate representing the number of whole shares of Common Stock for which the shares of common stock of AMC were converted upon the consummation of the AMC Merger.

     No scrip or fractional shares of InfoCure will be issued. Stockholders of AMC who would otherwise be entitled to receive a fractional share certificate will be paid in cash the market value of their fractional interest upon surrender of the AMC share certificates. The market value of the fractional interest will be determined by multiplying the fraction of a share of Common Stock which the AMC stockholders would otherwise be entitled to receive times the public offering price of a share of Common Stock pursuant to the Offering.

     STOCKHOLDERS OF AMC SHOULD NOT SEND THEIR STOCK CERTIFICATES OF AMC COMMON STOCK UNTIL THEY RECEIVE TRANSMITTAL FORMS FROM INFOCURE.

     STOCKHOLDERS OF AMC WHO DESIRE TO SELL ANY SHARES OF COMMON STOCK AFTER THE EFFECTIVE DATE OF THE AMC MERGER BUT PRIOR TO RECEIPT OF THEIR INFOCURE STOCK CERTIFICATE SHOULD CONSULT WITH THEIR BROKER TO DETERMINE IF THEIR BROKER WILL ACCEPT SUCH SALE ORDERS.

     Appraisal Rights of Dissenting Stockholders of AMC. Stockholders of AMC have the appraisal rights with respect to the proposed AMC Merger as are provided by Section 262 ("Section 262") of the Delaware General Corporation Law ("DGCL"). The following is not intended to be a complete summary of the provisions of Section 262 and is qualified in its entirety by reference to that Section of the DGCL which is reproduced in full as Appendix I hereto. Failure to follow these procedures exactly could result in the loss of appraisal rights. This Prospectus constitutes notices to holders of common stock of AMC concerning the availability of Section 262 appraisal rights.

     Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. For mergers approved by written consent of the stockholders, a written demand for appraisal of shares may be made within 20 days after receiving notice from the surviving corporation that the merger was approved (which notice must be sent either before the effective date or within 10 days thereafter). Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends to demand appraisal of his or her shares. Voting against, abstaining from voting or failing to vote on the AMC Merger will not constitute a demand for appraisal within the meaning of Section 262. Stockholders electing to exercise their appraisal rights under Section 262 must not vote for approval of the AMC Merger.

     An AMC stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to InfoCure Corporation, 2970 Clairmont Road, Suite 950, Atlanta, Georgia 30329 Attention: President.

     Within 120 days after the effective time of the AMC Merger ("Effective Time"), any stockholder who has satisfied the requirements of Section 262 may deliver to InfoCure a written demand for a statement listing the aggregate number of shares not voted in favor of the AMC Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

     Within 120 days after the Effective Time (but not thereafter), either InfoCure or any stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Chancery Court (the "Court") demanding a determination of the fair value of the dissenting shares. InfoCure has no present intention to file such a petition if demand for appraisal is made.

     Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy will be made upon InfoCure which will, within 20 days after service, file in the office of the Register of Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by InfoCure. If the petition is filed by InfoCure, the petition will be accompanied by the verified list. The Register of Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to InfoCure and to the stockholders shown upon the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publications as the Court deems advisable. The forms of the notices by mail and by publication must be approved by the Court.

     If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the Court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the AMC Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors.

     AMC stockholders considering seeking appraisals of their shares of common stock of AMC should note that the fair value of their shares determined under
Section 262 could be more, the same or less than the consideration they would receive pursuant to the AMC Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the Court and taxed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his or her own expenses.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered in the AMC Merger Agreement. After this period, the stockholder may withdraw his or her demand for appraisal and receive payment for his or her shares as provided in the AMC Merger Agreement only with the consent of InfoCure. If no petition for appraisal is filed with the Court within 120 days after the Effective Time, stockholder's rights to appraisal will cease and AMC stockholders will be entitled to receive shares of Common Stock of InfoCure as provided in the AMC Merger Agreement. Inasmuch as InfoCure has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file on a timely basis. No petition timely filed in the Court demanding appraisal may be dismissed as to any stockholder without the approval of the Court, as this approval may be conditioned upon such terms as the Court deems just.

     Management of InfoCure. Certain of the directors and officers of AMC are or will become directors and/or officers of InfoCure. Also, employment agreements have or will be entered into between AMC or InfoCure and certain of its officers. See "Management."

     Related Transactions. For a description of transactions between AMC and any director, executive officer and any holder of more than 5% of the common stock of AMC and their affiliates, see "Certain Transactions."

STOCK PURCHASE AGREEMENT WITH THE STOCKHOLDERS OF DR SOFTWARE


     The following is a summary of the material terms of the definitive stock purchase agreement entered into among all of the stockholders of DR Software and InfoCure ("DR Stock Purchase Agreement").



     The DR Stock Purchase Agreement provides that InfoCure will acquire all of the outstanding capital stock of DR Software in consideration of (i) $2,128,500 payable in cash upon the closing of the Offering and (ii) 86,071 shares of Common Stock of InfoCure. Assuming an initial offering price of $9.00 per share for the Common Stock of InfoCure sold pursuant to the IPO Registration Statement, the estimated dollar value of 86,071 shares of Common Stock to be received by the shareholders of DR Software would be approximately $775,000. In addition, the DR Stock Purchase Agreement provides for a reduction to the purchase price in the event the net worth of DR Software at the time of the acquisition is less than a negative $100,000. Shares of Common Stock and/or cash having a value equivalent to 10% of the aggregate consideration payable will be held in escrow as a source of recovery of damages to InfoCure in the event of breach of any warranty, representation or covenant of the stockholders of DR Software or adjustment to the purchase price. Donald M. Rogers, a stockholder of DR Software, has also agreed not to compete with the business of DR Software for a period of five years after the closing. See "Risk Factors -- Dependence on Key Personnel."



     Preliminary discussions regarding the acquisition of DR Software were commenced several years ago between the principal stockholders of DR Software and the management of AMC. Those discussions included discussions of AMC combining several providers of practice management software products and related services into a single entity. In the second quarter of 1996 AMC arranged for a joint meeting of several such companies, including DR Software, Millard-Wayne and KComp, for the purpose of jointly discussing their acquisitions by AMC or by a newly created entity. Discussions regarding the acquisitions continued thereafter. In the later half of 1996 the discussions accelerated leading to the execution of the DR Stock Purchase Agreement in February 1997. The negotiations were between the principal stockholders of DR Software and the management of AMC and subsequently the management of InfoCure. The purchase price agreed upon was the result of arms-length negotiations. No report, opinion or appraisal of any third party was obtained or received by InfoCure or AMC regarding the value of the common stock of DR Software.



     The proposed DR Stock Purchase Agreement provides that the sale of the capital stock of DR Software will occur at the time the IPO Registration Statement becomes effective.


     InfoCure and the stockholders of DR Software will make certain representations and warranties in the DR Stock Purchase Agreement as to, among other matters, the financial position, corporate existence, business and capital structure of InfoCure or DR Software. The consummation of the sale/purchase of the capital stock of DR Software by its stockholders and InfoCure is subject to the fulfillment of various conditions at or prior to the effective date of the Offering including, among others, the correctness of the representations and warranties and the absence of any material, adverse change in the business of DR Software.


     InfoCure and the stockholders of DR Software may, by written agreement, (i) extend the time period for the performance of any obligation or other act of the parties pursuant to the DR Stock Purchase Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the DR Stock Purchase Agreement and (iii) waive compliance with or modify, amend or suspend any of the covenants, agreements, representations or warranties contained in the DR Stock Purchase Agreement or waive or modify performance of any of the obligations of any of the parties to the DR Stock Purchase Agreement. At this time the Company has not reached any conclusion as to whether it will waive or modify any material or immaterial condition to the consummation of the acquisition of DR Software. Such determination will be made at the time a waiver or modification is requested by a party to the DR Software Stock Purchase Agreement. The Company is not aware of any present intent of any party to waive or modify any of the conditions.

     The DR Stock Purchase Agreement provides that it may be terminated or abandoned prior to the effective date of the Offering (i) by mutual consent of InfoCure and the stockholders of DR Software or (ii) at any time after April 15, 1997 (or such later date as the parties shall have agreed to in writing) by InfoCure if the conditions precedent to its obligations have not been fulfilled or waived by it or (iii) at any time after April 15, 1997 (or such later date as the parties shall have agreed to in writing) by the stockholders of DR Software if the conditions precedent to their obligations have not been fulfilled or waived by them. In event of termination, each party shall pay its own expenses incurred in connection with the DR Stock Purchase Agreement except that the cost of this registration statement of InfoCure will be borne by InfoCure.


     Management. Donald M. Rogers, a director, officer and principal stockholder of DR Software will become an officer of InfoCure. In addition, he will enter into an employment agreement with InfoCure upon the consummation of the acquisition. See "Management."

     The stockholders of DR Software are not entitled to appraisal or dissenters' rights under applicable laws for the reason that the transaction contemplated by DR Stock Purchase Agreement constitutes an exchange of stock for which appraisal or dissenters' rights are not provided under applicable law.

     Federal Income Tax Consequences to Stockholders of DR Software. The sale to InfoCure of the capital stock of DR Software by the stockholders of DR Software will be a taxable sale of stock in which each stockholder of DR Software will recognize a gain or loss measured by the difference between: (a) the sum of the cash received and the fair market value on the closing date of the Common Stock of InfoCure received and (b) their basis for their capital stock of DR Software. The gain or loss recognized by any stockholder of DR Software will be capital gain or loss to any such stockholder for whom the DR Software capital stock is a capital asset. Such capital gain or loss will be long-term capital gain or loss to a stockholder of DR Software who has held the DR Software capital stock for more than one year on the closing date and short-term capital gain or loss to a stockholder of DR Software who has held the DR Software capital stock for not more than one year on the closing date.

     The stockholders of DR Software, who will receive consideration out of escrow after the close of their taxable year in which the closing occurs, may be entitled to report their sale of DR Software capital stock under the installment method. Under the installment method, each payment of purchase price will be treated as part nontaxable recovery of basis and part taxable realization of gain. In addition, because interest will not be payable on the Common Stock escrowed, a portion of the payments made out of escrow would be characterized as interest rather than purchase price.

     DR Software stockholders may elect not to report their gain under the installment method. Those stockholders electing out of installment sale treatment would recognize the maximum contract price in the taxable year in which the closing occurs and report gain or loss in such taxable year. To the extent that any amount of the escrowed consideration is returned to InfoCure in a subsequent taxable year, such stockholders would recognize a loss for such subsequent taxable year. Any gain or loss attributable to shares of Common Stock of InfoCure held in escrow which are required to be returned to InfoCure would be taken into account in determining those stockholders' losses in such subsequent taxable year.

     The tax consequences to the DR Software stockholders of the sale of DR Software stock is complex and may vary among stockholders depending on their particular circumstances. Each DR Software stockholder should consult his or her personal tax advisor regarding the appropriate tax treatment.

     Comparison of the Common Stock of DR Software and InfoCure. The following is a description of the material differences between the rights of the holders of common stock of DR Software and the holders of Common Stock of InfoCure. This description is qualified in its entirety by reference to the articles of incorporation and bylaws of DR Software and InfoCure, the DGCL and the Georgia Business Corporation Code ("GBCC").

     The rights of the stockholders of DR Software are governed by its articles of incorporation and bylaws and the GBCC. The rights of the stockholders of InfoCure are governed by its articles of incorporation and bylaws and the DGCL. After the exchange of the common stock of DR Software for the Common Stock of InfoCure and certain cash payments, the rights of the stockholders of DR Software who become stockholders of InfoCure will be governed by the articles of incorporation and bylaws of InfoCure and the DGCL.

     InfoCure's articles of incorporation authorize the Board of Directors to issue preferred stock without any action of the stockholders. The rights of the holders of Common Stock generally will be subject to the prior rights of the holders of preferred stock. The issuance of preferred stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Preferred Stock."

     In addition, under Section 203 of the DGCL a publicly held Delaware corporation is prohibited from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date the stockholder becomes an "interested stockholder" except under certain circumstances. See "Description of Capital Stock -- Delaware Anti-Takeover Law." The stockholders of DR Software are not subject to any similar provision.

     Under the DGCL, actions to be taken by stockholders of InfoCure may be taken without a meeting, if a written consent is executed by the holders of shares of Common Stock having the requisite number of votes that would be necessary to authorize such actions at a meeting of the stockholders. Consent action by the stockholders of DR Software without a meeting can only be taken by unanimous written consent.

     The DGCL and GBCC provide appraisal rights to stockholders in the event of a merger or consolidation. The laws of Georgia provide appraisal rights upon certain additional actions, including upon the following actions: (i) sale of all or substantially all of the assets of the company and (ii) amendments to the articles of incorporation that materially and adversely affect the rights or preferences of the shares of the dissenting stockholder.

STOCK PURCHASE AGREEMENT WITH THE STOCKHOLDERS OF ROVAK


     The following is a summary of the material terms of the definitive stock purchase agreement entered into among all of the stockholders of Rovak and InfoCure ("Rovak Stock Purchase Agreement").



     The Rovak Stock Purchase Agreement entered into among all of the stockholders of Rovak and InfoCure provides that InfoCure will acquire all of the outstanding capital stock of Rovak at the time of the Offering in consideration of $2,990,000. The Rovak Stock Purchase Agreement provides for an adjustment to the consideration in the event the net worth of Rovak at the time of the acquisition is less than or more than a negative $161,000. In addition, the purchase price is to be increased ("Earn Out") if the net income before interest and taxes ("net income") of Rovak for the year ending January 31, 1998 is more than $621,000. The maximum increase of $815,000 is applicable if such net income is $750,000 or more and is prorated if it is less than $750,000 and more than $621,000. The Earn Out will be a source of recovery of damages to InfoCure in the event of breach of any warranty, representation or covenant of the stockholders of Rovak or as an adjustment to the purchase price. Certain stockholders of Rovak have also agreed not to compete with the business of Rovak for a period of five years after the closing. See "Risk Factors -- Dependence on Key Personnel."



     Preliminary discussions regarding the combining of several providers of practice management software products and related services into a single entity had been conducted by AMC for several years. In the fall of 1996, discussions with another company, which targeted the needs of oral surgeons and orthodontists, were terminated. It was determined by the management of AMC that acquisition discussions should be commenced with Rovak. In February 1997, the Rovak Stock Purchase Agreement was entered into between the stockholders of Rovak and InfoCure. The purchase price agreed upon was the result of arms-length negotiations. No report, opinion or appraisal of any third party was obtained or received by InfoCure or AMC regarding the value of the Common Stock of Rovak.



     The Rovak Stock Purchase Agreement provides that the sale of the capital stock of Rovak will occur at the time the IPO Registration Statement becomes effective.


     InfoCure and the stockholders of Rovak will make certain representations and warranties in the stock purchase agreement as to, among other matters, the financial position, corporate existence, business and capital structure of InfoCure or Rovak. The consummation of the sale/purchase of the capital stock of Rovak by its stockholders and InfoCure is subject to the fulfillment of various conditions at or prior to the effective date of the Offering including, among others, and the correctness of the representations and warranties and the absence of any material and adverse change in the business of Rovak.


     InfoCure and the stockholders of Rovak may, by written agreement, (i) extend the time period for the performance of any obligation or other act of the parties pursuant to the Rovak Stock Purchase Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Rovak Stock Purchase Agreement and (iii) waive compliance with or modify, amend or suspend any of the covenants, agreements, representations or warranties contained in the Rovak Stock Purchase Agreement or waive or modify performance of any of the obligations of any of the parties to the Rovak Stock Purchase Agreement. At this time the Company has not reached any conclusion as to whether it will waive or modify any material or immaterial condition to the consummation of the Acquisition of Rovak. Such determination will be made at the time a waiver or modification is requested by a party to the Rovak Stock Purchase Agreement. The Company is not aware of any present intent of any party to waive or modify any of the conditions.



     The Rovak Stock Purchase Agreement provides that it may be terminated or abandoned prior to the effective date of the Offering (i) by mutual consent of InfoCure and the stockholders of Rovak or (ii) at any time after April 15, 1997 (or such later date as the parties shall have agreed to in writing) by InfoCure if the conditions precedent to its obligations have not been fulfilled or waived by it or (iii) at any time after April 15, 1997 (or such later date as the parties shall have agreed to in writing) by the stockholders of Rovak if the conditions precedent to their obligations have not been fulfilled or waived by them. In event of termination, each party shall pay its own expenses incurred in connection with the stock purchase agreement.



     A two year employment agreement is to be entered into by the Company and Brad Schraut, a director, officer and principal stockholder of Rovak. The employment agreement will provide for an annual based salary of $110,000 and a seven year incentive stock option with an exercise price at the fair market value of the Common Stock at the time the stock option is granted. Also, Mr. Schraut will be eligible for a bonus based upon his performance. There is no formal bonus plan. The number of shares of Common Stock to be subject to the stock option and the terms of the bonus have not been determined as of this date.


     The stockholders of Rovak are not entitled to appraisal or dissenters' rights under applicable laws for the reason that the transaction contemplated by the Rovak Stock Purchase Agreement constitutes an exchange of stock for which appraisal or dissenters' rights are not provided under applicable law.


     Federal Income Tax Consequences to Stockholders of Rovak. The sale to InfoCure of the capital stock of Rovak stock by the stockholders of Rovak will be a taxable sale of stock in which each stockholder of Rovak will recognize a gain or loss measured by the difference between: (a) the sum of the cash received and the fair market value of the Common Stock of InfoCure received and
(b) their basis for their capital stock of Rovak. The gain or loss recognized by any stockholder of Rovak will be capital gain or loss to any such stockholder for whom the Rovak capital stock is a capital asset. Such capital gain or loss will be long-term capital gain or loss to a stockholder of Rovak who has held the Rovak capital stock for more than one year on the closing date and short-term capital gain or loss to a stockholder of Rovak who has held the Rovak capital stock for not more than one year on the closing date.



     The stockholders of Rovak may receive additional consideration in the form of cash and Common Stock of InfoCure after the close of their taxable year in which the closing occurs and therefore should be entitled to report their sale of Rovak stock under the installment method. Under the installment method, each payment will be treated as part nontaxable recovery of basis and part taxable realization of gain. Because interest will not be payable on the additional consideration, a portion of such additional consideration would be characterized as interest rather than purchase price.



     Rovak stockholders may elect not to report their gain under the installment method. Those stockholders electing out of installment sale treatment would recognize the total amount received plus an additional amount attributable to the contingent consideration as the purchase price in their taxable year in which the closing occurs and report gain or loss in such taxable year.

     The tax consequences to the Rovak stockholders of the sale of Rovak stock may vary among stockholders depending on their particular circumstances. Each Rovak stockholder should consult his or her personal tax advisor regarding the appropriate tax treatment.

     Comparison of the Common Stock of Rovak and InfoCure. The following is a description of the material differences between the rights of the holders of common stock of Rovak and the holders of Common Stock of InfoCure. This description is qualified in its entirety by reference to the articles of incorporation and bylaws of Rovak and InfoCure, the DGCL and the Minnesota Business Corporation Act ("MBCA").

     The rights of the stockholders of Rovak are governed by its articles of incorporation and bylaws and the MBCA. The rights of the stockholders of InfoCure are governed by its articles of incorporation and bylaws and the DGCL. After the exchange of the common stock of Rovak for the Common Stock of InfoCure and certain cash payments, the rights of the stockholders of Rovak who become stockholders of InfoCure will be governed by the articles of incorporation and bylaws of InfoCure and the DGCL.

     InfoCure's articles of incorporation authorize the Board of Directors to issue preferred stock without any action of the stockholders. The rights of the holders of Common Stock generally will be subject to the prior rights of the holders of preferred stock. The issuance of preferred stock under certain circumstances could have the effect of delaying or preventing a change in control of InfoCure. The stockholders of Rovak are not subject to a similar provision. See "Description of Capital Stock -- Preferred Stock."

     Under Section 203 of the DGCL a publicly held Delaware corporation is prohibited from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date the stockholder becomes an "interested stockholder" except under certain circumstances. See "Description of Capital Stock -- Delaware Anti-Takeover Law."

     Under Section 301A.673 of the MBCA ("Section 301A.672") an interested stockholder (a stockholder owning 10% of the voting stock of a Minnesota public corporation) may not enter into a "business combination" with the Minnesota public corporation for a period of four years after the date of the transaction in which the person became an interested stockholder unless the business combination or the acquisition of the shares that resulted in the stockholder becoming an interested stockholder is approved by an independent committee of the board of directors prior to the stockholder becoming an interested person. A corporation may elect not to be subject to the provisions of Section 301A.673.

     Under the laws of the DGCL, actions to be taken by stockholders of InfoCure may be taken without a meeting, if a written consent is executed by the holders of shares of Common Stock having the requisite number of votes that would be necessary to authorize such actions at a meeting of the stockholders. Consent action by the stockholders of Rovak without a meeting must be by unanimous written consent.

     The DGCL and MBCA provide appraisal rights to stockholders in the event of a merger or consolidation. The laws of Minnesota provide appraisal rights upon certain additional actions, including upon the following actions (i) sale of all or substantially all of the assets of the company not in the ordinary course of its business and (ii) amendments to the articles of incorporation that materially and adversely affect the rights or preferences of the shares of the dissenting stockholders.

     Under the articles of incorporation of Rovak and the MBCA, the directors are elected by cumulative voting. The holders of Common Stock of InfoCure do not have similar rights. In addition, the stockholders of Rovak have preemptive rights to subscribe to additional issuances of shares of common stock of Rovak. Stockholders of InfoCure do not have preemptive rights.

     In addition, the MBCA prohibits anyone who acquires 20% or more of the stock of a Minnesota "issuing public corporation" from voting such shares unless the acquisition was approved by a majority of the shares, excluding the shares owned by such acquiring person. A Minnesota issuing public corporation is a corporation which has at least 50 stockholders and is incorporated under the laws of Minnesota.


     Related Transactions. For a description of transactions between Rovak and any director, executive officer and any holder of more than 5% of the common stock of Rovak and their affiliates, see "Notes to Financial


Statements -- Related Party Transactions."

                                  RISK FACTORS



     An investment in the shares of Common Stock offered hereby involves a high degree of risk and immediate and substantial dilution. In evaluating an investment in the Common Stock being offered hereby, investors should consider carefully, among other matters, the following risk factors, as well as the other information contained in this Prospectus.



ABSENCE OF COMBINED OPERATING HISTORY; OPERATING LOSSES



     InfoCure was incorporated in November 1996 and to date has conducted no operations and generated no revenue. InfoCure has entered into agreements to acquire the Founding Businesses concurrently with the consummation of the Offering. The Founding Businesses have been operating as separate independent entities, and there can be no assurance that the Company will be able to successfully integrate the operations of these businesses or institute the necessary company-wide systems and procedures to successfully manage the combined enterprise on a profitable basis. Although the unaudited pro forma combined financial statements indicate that the Company had pro forma net income of $898,000, $782,000 and $607,000 for the year ended January 31, 1996 and the nine months ended October 31, 1996 and 1995, respectively, the pro forma combined financial results of the Company cover periods when the Founding Businesses were not under common control or management and include adjustments to compensation expense and certain other operating expenses as provided in the respective purchase agreements to levels effective concurrent with the Acquisitions. These adjustments total $2,150,000, $1,623,000 and $1,405,000 for the year ended January 31, 1996 and the nine months ended October 31, 1996 and 1995, respectively. The management believes that these adjustments reflect appropriate provisions of the several acquisition agreements which provide for reductions in the combined workforce of the Founding Businesses of approximately 14%. With this reduction in the workforce, there can be no assurance that the Company will be able to effectively integrate the Founding Businesses or perform all of the current functions and maintain historic sales levels. Therefore, such pro forma financial results may not be indicative of the Company's future financial condition or operating results. AMC, which is considered the predecessor to the Company for accounting purposes, had net losses of $180,196 and $1,075,308 for the years ended January 31, 1996 and 1995, respectively, and net losses of $325,476 and $23,945 for the nine months ended October 31, 1996 and 1995, respectively. In addition, each of DR Software, Rovak and Millard-Wayne recorded a net loss for certain of the periods reflected in their respective financial statements and notes thereto included elsewhere in this Prospectus. The inability of the Company to successfully integrate the Founding Businesses and reduce operating expenses in the manner described in the Notes to the Unaudited Pro Forma Combined Financial Statements, or otherwise improve results of operations, could have a material adverse effect on the Company's results of operations, financial condition or business and could negatively impact the Company's ability to acquire other companies or otherwise execute its business strategy. See "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations," "Business--Business Strategy," "Management" and Unaudited Pro Forma Combined Financial Statements and the Notes thereto.



MATERIAL CONTINGENCIES RELATING TO THE FOUNDING BUSINESSES



     InfoCure has entered into definitive agreements to acquire the Founding Businesses. InfoCure and each of the Founding Businesses have made certain representations and warranties in the definitive agreements as to, among other matters, their respective financial positions, corporate existence, business and capital structure. The consummation of each Acquisition is subject to the fulfillment of various conditions at or prior to the effective date of each Acquisition, including, among others, the correctness of the representations and warranties and the absence of any material and adverse change in the business of the respective Founding Business. There can be no assurances that InfoCure will consummate all of the Acquisitions, which is a condition precedent to the consummation of the Offering. See "The Company -- The Acquisitions."



RISKS ASSOCIATED WITH ACQUISITION STRATEGY



     As part of its growth strategy, the Company intends to acquire additional companies providing health care practice management systems and complementary products and technologies. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or profitably integrate and manage additional companies or complementary products or technologies, if any, into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel of the acquired companies, amortization of acquired intangible assets and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's results of operations, financial condition or business. Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Company. In addition, there can be no assurance that the Founding Businesses or other companies or complementary products or technologies acquired in the future will achieve anticipated revenue and earnings. See "The Company -- The Acquisitions", "Business--Business Strategy", "Principal Stockholders", "Certain Transactions" and Unaudited Pro Forma Combined Financial Statements and the Notes thereto.



POSSIBLE NEED FOR FUTURE ACQUISITION FINANCING



     The Company currently intends to finance future acquisitions by using the remaining net proceeds of the Offering and/or issuing shares of its Common Stock for all or a substantial portion of the consideration to be paid. In the event that its Common Stock does not maintain a sufficient market value or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company will be able to obtain the financing it will need on terms it deems acceptable, or at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations--Liquidity and Capital Resources."



DEPENDENCE ON EDI



     The Company's business strategy is largely based upon increasing the percentage of its customers who utilize EDI for establishing patient eligibility with insurers, precertification and eligibility of insurance claims, insurance claims submission, claim status, remittance advice and patient statements. Failure to increase the use of EDI services by health care providers in general, and by the Company's customers in particular, could have a material adverse effect on the Company's results of operations, financial condition or business. A decrease or limited growth in the net fees realized by the Company for EDI services could have a material adverse effect on the Company's future results of operations, financial condition or business. See "Business--Business Strategy."



DIFFICULTIES IN MANAGING GROWTH



     The continued growth of the Company may place a significant strain on the Company's management and operations. Certain of the Company's key personnel have recently joined the Company, and none of the Company's officers has had experience in managing a large, public health care information services company. The Company's future growth will depend in part of the ability of its officers and other key employees to implement and expand financial control systems and to expand, train and manage its employee base and provide support to an expanded customer base. The Company's inability to manage growth effectively could have a material adverse affect on the Company's results of operations, financial condition or business.



DEPENDENCE ON PROPRIETARY SOFTWARE; RISK OF INFRINGEMENT



     The Company's success is dependent to a significant extent on its ability to protect the proprietary and confidential aspects of its software technology. The Company relies on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to establish and protect its proprietary rights in its products. The Company's software technology is not patented and existing copyright laws offer only limited practical protection. There can be no assurance that the legal protections afforded to the Company or the steps taken by the Company will be adequate to prevent misappropriation of the Company's technology. In addition, these protections do not prevent independent third-party development of competitive products or services. The Company believes that its products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the company in the future or that any such assertion will not require the Company to enter into a license agreement or royalty arrangement with the party asserting such a claim. As competing health care information systems increase in complexity and overall capabilities and the functionality of these systems further overlap, providers of such systems may become increasingly subject to infringement claims. Responding to and defending any such claims may require significant management resources and otherwise have a material adverse effect on the Company's results of operations, financial condition or business. See "Business--Product Protection."



EVOLVING INDUSTRY STANDARDS AND RAPID TECHNOLOGICAL CHANGES



     The market for the Company's products and services is characterized by technological advances and rapid changes requiring ongoing expenditures for research and development and the timely introduction of new products and enhancements of existing products. The Company's future success will depend in part upon its ability to (i) enhance its current products, (ii) respond effectively to market requirements and technological changes, (iii) sell additional products to its existing customer base and (iv) introduce new products and technologies that address the increasingly sophisticated needs of its customers and the health care industry. The Company will be required to devote significant resources to the development of enhancements to its existing products and the migration of existing products to new software platforms. There can be no assurance that the Company will successfully complete the development of new products or the migration of existing products to new platforms or that the Company's current or future products will satisfy the needs of the market for practice management systems. Further, there can be no assurance that products or technologies developed by others will not adversely affect the Company's competitive position or render its products or technologies noncompetitive or obsolete. See "Business--Product Research and Development."



COMPETITION



     The market for practice management systems, such as those marketed by the Company, is highly competitive. The Company's competitors vary in size and in the scope and breadth of the products and services they offer. The Company's principal competitors are providers of health care information systems such as Medic Computer Systems, Inc., IDX Systems Corporation, Physician Computer Network, Inc., Medical Manager Corporation, Quality Systems, Inc., Reynolds and Reynolds, Inc. (HealthCare Division) and National Data Corporation (Dental Division). Many of the Company's competitors have greater financial, research and development, technical, marketing and sales resources than the Company, including the competitors named herein. In addition, other entities not currently offering products and services similar to those offered by the Company, including claims processing organizations, third-party administrators, insurers and others, may enter certain markets in which the Company competes. There can be no assurance that future competition and industry pressures for cost reduction and containment will not have a material adverse effect on the Company's results of operations, financial condition or business. See "Business--Competition."



PRODUCT RELATED CLAIMS; PRODUCT ACCEPTANCE CONCERNS



     Certain of the Company's products provide applications that relate to financial records, patient medical records and treatment plans. Any failure of the Company's products to provide accurate, confidential and timely information could result in product liability or breach of contract litigation against the Company by its clients, their patients or others. In addition, because the Company's products facilitate electronic claims submissions, any resulting loss of financial data could result in claims against the Company. The Company currently does not maintain product liability insurance but intends to obtain insurance to protect against claims associated with the use of its products; however, there can be no assurance that such insurance coverage will be available or, if available, at a reasonable cost or will adequately cover any claim asserted against the Company. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's results of operations, financial condition or business. Even unsuccessful claims could result in the expenditure of funds in litigation, as well as diversion of management time and resources. Additionally, such failures or errors may result in the loss of, or delay in, market acceptance of the Company's products.



DEPENDENCE ON KEY PERSONNEL



     The Company's operations are dependent on the continued efforts of its executive officers. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these persons becomes unable or unwilling to continue in his or her role with the Company, or if the Company is unable to attract and retain other qualified employees, the Company's business or prospects could be adversely affected. Although the Company will have entered into an employment agreement upon the consummation of the Offering with each of the Company's executive officers, which will include confidentiality and non-compete provisions, there can be no assurance that any individual will continue in his or her present capacity with the Company for any particular period of time or that the non-compete provisions will be enforceable or free from certain limitations under the laws of all jurisdictions. The success of the Company is also dependent to a significant degree on its ability to attract, motivate and retain highly skilled sales, marketing and technical personnel, including software programmers and systems architects skilled in the computer language with which the Company's products operate. Competition for such personnel in the software and information services industries is intense. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's results of operations, financial condition or business. The Company does not intend to maintain key man insurance on its executive officers or key employees. Although the Company has been successful to date in attracting and retaining skilled personnel, there can be no assurance that the Company will continue to be successful in attracting and retaining the personnel it requires to successfully develop new and enhanced products and to continue to grow and operate profitably. See "Business--Employees" and "Management."



UNCERTAINTY IN HEALTH CARE INDUSTRY; GOVERNMENT REGULATION



     The health care industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care organizations. Governmental organizations account for a substantial portion of revenues paid to health care providers in the United States and impose significant regulatory burdens. From time to time, certain proposals to reform the health care system have been considered by Congress and further proposals may be considered in the future. These reforms may increase government involvement in health care, lower reimbursement rates and otherwise adversely affect the operating environment for the Company's clients. Health care organizations may react to these reforms by curtailing or deferring investments, including those for the Company's products and services. The Company cannot predict with any certainty what impact, if any, such health care reforms might have on its results of operations, financial condition or business.



     The U.S. Food and Drug Administration (the "FDA") has jurisdiction under the 1976 Medical Device Amendments to the Federal Food, Drug, and Cosmetic Act (the "FDC Act") to regulate computer products and software as medical devices if they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans. It is unclear to what extent the Company's Digital Record Keeping System, when marketed with the Company's practice management applications, would be deemed to be a medical device subject to FDA regulation. The FDA has issued a draft policy statement under which manufacturers of medical image storage devices and related software are required to submit to the FDA premarket notification applications and otherwise comply with the requirements of the FDC Act applicable to medical devices. Recently, the FDA has initiated agency rulemaking which may exempt certain medical image management devices from premarket notification procedures, but there can be no assurance that such an exemption actually will be adopted and, if so, that the rulemaking will apply to the Company's product.



     Enforcement action may consist of warning letters, refusal to approve or clear products, revocation of approvals or clearances previously granted, civil penalties, product seizures, injunctions, recalls, operating restrictions and criminal prosecutions. Any enforcement action by the FDA could have a material adverse effect on the Company's ability to market its Digital Record Keeping System.



     The Health Insurance Portability and Accounting Act of 1996, signed into law by the President on August 21, 1996 requires that the Department of Health and Human Services ("HHS") study security provisions relating to electronic data transmission and make recommendations to Congress by August 21, 1997, regarding the development of standards to protect the privacy of individually identifiable health information. If Congress does not enact legislation by August 21, 1999, adopting standards for the privacy of health information, HHS must do so by regulation no later than February 21, 2000. The law also provides penalties for knowingly obtaining or disclosing individually identifiable health information. The Company cannot predict what impact, if any, such security provisions might have on its results of operations, financial condition or business. See "Business--Government Regulation."



SUBSTANTIAL PROCEEDS OF OFFERING PAYABLE TO AFFILIATES; INTERESTS OF CERTAIN PERSONS



     Approximately $9.2 million, representing approximately 58% of the net proceeds of the Offering will be paid and 3,678,844 shares of Common Stock will be issued, upon the consummation of the Acquisitions. Approximately $3.7 million of such payments and 2,626,416 shares of Common Stock will be paid or issued, as the case may be, directly or indirectly, to stockholders of the Founding Businesses who will become directors or executive officers of the Company or holders of more than 5% of the outstanding Common Stock. In addition, upon the consummation of the Acquisitions and the Offering, Messrs. Fine, Price, Warren, Chastain, Rogers, George and Schraut, former executive officers of the Founding Businesses, will become executive officers of the Company. Proceeds available for repayment of indebtedness, working capital and other uses by the Company will be approximately $6.7 million, representing 42% of the net proceeds of the Offering. See "The Company -- The Acquisitions," "Use of Proceeds," "Management" and "Certain Transactions."



CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS



     Following the consummations of the Acquisitions and the Offering, the Company's directors, executive officers and holders of more than 5% of the Common Stock will beneficially own approximately 24% of the outstanding shares of Common Stock. Although these persons do not presently have any agreements or understanding to act in concert, any such agreement or understanding would make it difficult for others to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal Stockholders."



SUBSTANTIAL SHARES ELIGIBLE FOR FUTURE SALE



     The market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the Common Stock in the public market following the Offering. The 2,000,000 shares of Common Stock being sold in the Offering will be freely tradable unless acquired by affiliates of the Company. Concurrently with the consummation of the Offering, not more than 3,678,844 shares of Common Stock will be issued in connection with the AMC Merger and the Acquisitions of which approximately 2,626,416 shares of Common Stock will be issued to affiliates of the Company and 1,052,428 shares of Common Stock to persons who are not affiliates. In addition 169,668 Equivalent Shares of Common Stock are subject to outstanding stock options and a warrant which may be exercised prior to the consummation of the AMC Merger. Such shares will be registered under the Securities Act and therefore also will be freely tradable unless acquired by affiliates of the Company. The future sales of such shares may have a depressive effect on the market price of the Common Stock.



     The Company, its directors, executive officers and certain of its stockholders, including all affiliates of the Company, holding an aggregate of 3,075,967 Equivalent Shares of Common Stock, have agreed not to offer or dispose of, without the prior written consent of Rodman & Renshaw, Inc., any shares of Common Stock for a period of 180 days (the "Lock-Up Period") following the date the Commission declares effective the Registration Statement and, for a period of 18 months following expiration of the Lock-Up Period, not to publicly offer or sell except in accordance with the volume limitations of Rule 144(e), except that the Company may issue Common Stock in connection with future acquisitions and upon the exercise of stock options and warrants. See "Principal Stockholders", "Shares Eligible for Future Sale" and "Underwriting."



ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE



     Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained upon consummation of the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives of the Underwriters and may not be indicative of the prices that will prevail in the public market. The market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company, conditions in the economy in general or in the health care or technology sectors in particular, announcements of technological innovations or new products or services by the Company or its competitors, proprietary rights development, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the health care or technology sectors. Moreover, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of the Common Stock for reasons unrelated to the Company's performance. See "Underwriting."



QUARTERLY FLUCTUATIONS IN OPERATING RESULTS



     The Company's operating results may vary significantly from quarter to quarter, in part because of changes in customer purchasing patterns, competition, the timing of the recognition of licensing revenues and the timing of, and costs related to, any new product introductions. The Company operates without any backlog of product orders and a majority of the revenues realized in a quarter result from orders received or services rendered in that quarter. The Company's operating results for any particular quarter are not necessarily indicative of any future results. The uncertainties associated with the introduction of any new products and with general market trends may limit management's ability to forecast short-term results of operations accurately. The Company is subject to slight seasonal increases in its systems and software sales in the fourth quarter of its fiscal year. Additionally, a high percentage of the Company's expenses is relatively fixed, including costs of personnel, and are not susceptible to rapid reduction. See "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations."



IMMEDIATE AND SUBSTANTIAL DILUTION



     The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value of their shares of $8.38 per share. In the event the Company issues additional Common Stock in the future, including shares issued in connection with future acquisitions, purchasers of Common Stock pursuant to the Offering may experience further dilution. See "Dilution."



ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND EMPLOYMENT AGREEMENT PROVISIONS AND DELAWARE LAW



     Certain provisions of Delaware law, the Company's Certificate of Incorporation and certain of its executive employment agreements could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for the Company's Common Stock. These provisions include the right of the Company's Board of Directors to issue, without further stockholder approval, one or more series of preferred stock with rights and preferences senior to the rights associated with the Common Stock. The Company is also subject to Section 203 of the Delaware General Corporation Law, which may inhibit or discourage a change in control of the Company. In addition, the provisions of certain executive employment agreements and stock option agreements may result in economic benefits to the holders thereof upon the occurrence of a change in control. See "Management--Stock Options," "--Employment Agreements," "Description of Capital Stock--Preferred Stock" and "--Delaware Anti-Takeover Law."

                                DIVIDEND POLICY

     The Company intends to retain its earnings to finance the development and continued expansion of its business and for general corporate purposes and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Any future payment of dividends will be at the discretion of the Board of Directors and will depend upon the Company's financial condition, results of operations and such other factors as the Board of Directors deems relevant. There can be no assurance that dividends will ever be paid by the Company.


     There are no current contractual restrictions on the payment of dividends. However, it is anticipated that if a line of credit agreement is entered into hereafter, the definitive line of credit terms will contain restrictions on the payment of dividends. See "Use of Proceeds."

                                 CAPITALIZATION



     The following table sets forth the pro forma capitalization of the Company as of October 31, 1996 (i) on a pro forma basis to give effect to the November 1996 issuance of shares of AMC common stock for $750,000, the March 1997 issuance of shares of AMC common stock for $280,000, the Acquisitions and the repayment of certain outstanding indebtedness and (ii) on a pro forma adjusted basis to give effect to the November 1996 issuance of shares of AMC common stock for $750,000, the March 1997 issuance of shares of AMC common stock for $280,000, the Acquisitions, the consummation of the Offering and the applications of the estimated net proceeds of the Offering. This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the Notes thereto included elsewhere in this Prospectus. See "Use of Proceeds."



                                                               AS OF OCTOBER 31, 1996
                                                              -------------------------
                                                                             PRO FORMA
                                                               PRO FORMA    AS ADJUSTED
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
Short-term debt, including current portion of long-term
  debt......................................................    $   657       $   657
Long-term debt, excluding current portion...................        308           308
Stockholders' equity:
  Preferred Stock, $0.001 par value; 5,000,000 shares
     authorized and no shares issued and outstanding........         --            --
  Common Stock, $0.001 par value; 25,000,000 shares
     authorized; 5,116,423 shares issued and outstanding pro
     forma and 5,678,844 shares issued and outstanding pro
     forma as adjusted (1)(2)...............................          5             6
  Additional paid-in capital................................     15,997        20,406
  Accumulated deficit.......................................     (3,830)       (3,830)
                                                                -------       -------
     Total stockholders' equity.............................     12,172        16,582
                                                                -------       -------
       Total capitalization.................................    $13,137       $17,547
                                                                =======       =======


---------------


(1) Excludes an aggregate of (i) 321,156 Equivalent Shares of Common Stock reserved for issuance upon the exercise of outstanding stock options and a stock warrant and (ii) 241,109 Equivalent Shares of Common Stock to be assigned and transferred to AMC for cancellation not later than 20 days prior to the consummation of the Offering, pursuant to a written agreement dated November 19, 1996.


(2) Includes 131,905 Equivalent Shares of Common Stock which AMC has the right to purchase for $65,000. See "AMC Financial Statements -- Note 3."

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



     InfoCure will acquire the Founding Businesses prior to and as a condition to the consummation of the Offering. For financial statement presentation purposes, AMC has been identified as the accounting acquiror. The following summary unaudited pro forma combined financial data present certain data for the Company, as adjusted for (i) the effects of the AMC Merger on an historical basis, (ii) the effects of the HCD Acquisition, the acquisition by AMC of Millard-Wayne and the acquisitions by InfoCure of KComp, DR Software and Rovak using the purchase method of accounting at their estimated fair values and (iii) the effects of certain pro forma adjustments to the combined financial statements. KComp was founded in December 1995; accordingly, results of KComp are included only for the nine months ended October 31, 1996. See "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations" and the Unaudited Pro Forma Combined Financial Statements and the Notes thereto included elsewhere in this Prospectus.



                                                                            PRO FORMA
                                                              -------------------------------------
                                                                               NINE MONTHS ENDED
                                                              YEAR ENDED          OCTOBER 31,
                                                              JANUARY 31,   -----------------------
                                                                 1996          1995         1996
                                                              -----------   ----------   ----------
SELECTED STATEMENT OF OPERATIONS DATA: (1)
  Revenues:
     Systems and software...................................    $ 9,544      $ 6,656      $ 7,128
     Maintenance and support................................      6,236        4,948        6,327
     Other..................................................        762          562          665
                                                                -------      -------      -------
       Total revenues.......................................     16,542       12,166       14,120
  Cost of revenues..........................................      5,137        3,899        3,966
                                                                -------      -------      -------
  Gross profit..............................................     11,405        8,267       10,154
  Operating expenses:
     Selling, general and administrative (2)(3)(4)(5).......      8,387        6,089        7,630
     Depreciation and amortization (6)......................      1,322          992        1,008
                                                                -------      -------      -------
  Operating income..........................................      1,696        1,186        1,516
  Other expense (income):
     Interest expense (7)...................................         77           82           69
     Other..................................................       (121)         (99)         (30)
                                                                -------      -------      -------
  Income before taxes.......................................      1,740        1,203        1,477
  Income tax (8)............................................        842          596          695
                                                                -------      -------      -------
  Net income................................................    $   898      $   607          782
                                                                =======      =======      =======
  Pro forma net income per share............................    $  0.17      $  0.11      $  0.15
  Pro forma weighted average shares outstanding (9).........      5,357        5,357        5,357
                                                                =======      =======      =======



                                                                   AS OF OCTOBER 31, 1996
                                                              ---------------------------------
                                                                                  PRO FORMA
                                                              PRO FORMA (10)   AS ADJUSTED (10)
                                                              --------------   ----------------
SELECTED BALANCE SHEET DATA: (1)
  Cash and cash equivalents.................................     $ 1,120           $ 5,495
  Working capital...........................................      (1,190)            2,475
  Total assets..............................................      18,174            22,549
  Short-term debt...........................................         657               657
  Long-term debt, less current portion......................         308               308
  Total stockholders' equity................................      12,172            16,582


---------------


 (1) Assumes that the closing of the Acquisitions had occurred as of February 1, 1995, in the case of the pro forma statements of operations data, and as of October 31, 1996, in the case of the unaudited selected pro forma balance sheet data. The pro forma balance sheet data also give effect to the issuance in November 1996 of 505,774 Equivalent Shares of Common Stock by AMC for $750,000 and the issuance in March 1997 of 54,776 Equivalent Shares of Common Stock by AMC for $280,000 to unaffiliated third parties. The pro forma combined financial data are based upon preliminary estimates, available information and certain assumptions that management believes are appropriate. The unaudited selected pro forma combined financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred at the beginning of the period or of the future results of the Company. The unaudited selected pro forma combined financial data should be read in conjunction with the other financial data and notes thereto included elsewhere in this Prospectus.


 (2) Includes pro forma adjustments to reflect (i) the elimination, as provided in the respective acquisition agreements, of duplicative administrative functions at the Company of approximately $1,773,000, $1,231,000 and $1,330,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively, and (ii) the additional overhead expenses at the Founding Businesses of approximately $452,000, $339,000 and $339,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively. The Company considers that the elimination of approximately $1,130,000 of these expenses, on an annualized basis, was effected concurrent with the HCD Acquisition on December 3, 1996.


 (3) Includes pro forma adjustments to reflect the elimination of allocations from Info Systems for (i) overhead of approximately $476,000, $324,000 and $264,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively, and (ii) expense related to HCD's participation in Info System's employee stock ownership plan of approximately $159,000, $147,000 and $61,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively. Upon the consummation of the HCD Acquisition on December 3, 1996, these eliminations were effected.


 (4) Includes pro forma adjustments to reflect the elimination of rent and other expenses of approximately $352,000, $237,000 and $264,000, for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively. Upon the consummation of the HCD Acquisition on December 3, 1996, the elimination of $117,000 of such expenses, on an annualized basis, was effected.


 (5) Includes pro forma adjustments to reflect the elimination of certain commissions and royalties which are payable by Rovak under agreements that will be terminated following the consummation of the Offering. Such adjustments are approximately $125,000, $86,000 and $241,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively.


 (6) Includes pro forma adjustments to reflect the amortization expense on the goodwill recorded in connection with the Acquisitions of approximately $768,000, $576,000 and $576,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively. Also includes pro forma adjustment to depreciation and amortization expense, after adopting appropriate useful lives for related assets, of $300,000, $200,000 and $190,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively.


 (7) Includes pro forma adjustments to reflect a reduction in interest expense related to debt reduction, in connection with the Acquisitions and the Offering, of $185,000, $95,000 and $188,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively.


 (8) The pro forma provision for income taxes includes (i) the effects of the non-deductible portion of goodwill for tax purposes and (ii) assumes that the deferred tax asset represented by AMC's net operating loss carryforwards of approximately $1,500,000 is recognized as of January 31, 1995.


 (9) The pro forma weighted average shares outstanding includes (i) 5,116,422 shares to be issued in connection with the Acquisitions and the Offering and (ii) 240,285 Common Stock equivalents issuable upon outstanding stock options and a warrant.


(10) The selected pro forma combined balance sheet data reflects the adjustments referenced above but excludes the effects of the receipt and application of the net proceeds of the Offering. The pro forma combined balance sheet data as adjusted reflects the changes that are expected to occur from the application of the estimated net proceeds of the Offering. See "Use of Proceeds" and "Capitalization."

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA COMBINED FINANCIAL


             CONDITION AND PRO FORMA COMBINED RESULTS OF OPERATIONS



GENERAL



     InfoCure was incorporated in November 1996 to develop, market and service practice management systems for use by health care providers throughout the United States.



     Prior to and as a condition to the consummation of the Offering, InfoCure will acquire the seven Founding Businesses, which will be consolidated into three operating divisions: the Desktop Division, the Mid-Range Division and the Enterprise Division. The Desktop Division markets DOS and Windows-based practice management systems and other software products primarily to small to mid-size medical practices, including podiatric, dental, oral and maxillofacial providers. The Mid-Range Division offers AIX and UNIX-based practice management systems to mid-size medical practices, including oral surgeons and orthodontists. The Enterprise Division markets IBM AS/400-based practice management systems to mid-size to large medical practices and clinics.



     The Company's total revenues are derived primarily from the delivery of systems and software sales and maintenance and support services. Systems and software sales include revenue from new systems, hardware, training and other services provided during a customer installation as well as upgrades to existing customers. Maintenance and support services revenues are generated by providing customers with training, updates, enhancements and telephone support.



     The Company recognizes systems revenue in accordance with the provisions of AICPA Statement of Position No. 91-1 "Software Revenue Recognition." Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically is one quarter or a full year. Revenue from other services is recognized as the services are provided.



     Selling, general and administrative expense consists primarily of marketing, advertising, administrative, research, software development and other overhead costs. The Company's pro forma combined financial results cover periods when the Founding Businesses were not under common control or management and include adjustments to compensation expense and certain other operating expenses to levels the Company intends to or has implemented in connection with the Acquisitions. See "Risk Factors -- Absence of Combined Operating History; Operating Losses" and Unaudited and Pro Forma Combined Financial Statements and the Notes thereto.



     The Company's acquisition strategy is to take advantage of the consolidation opportunities existing in the practice management systems sector. This strategy involves acquiring a significant customer base of software installations and expanding customer and electronic services. The Company has an installed customer base of approximately 17,000 health care providers in a broad range of specialties at over 6,000 client sites.



RESULTS OF OPERATIONS



     The following pro forma combined financial data contain the results of operations for the nine months ended October 31, 1996 and 1995. KComp was established in December 1995. The only results of KComp included in the pro forma combined financial data are for the nine months ended October 31, 1996.



     The following discussions should be read in conjunction with the Selected Pro Forma Combined Financial Data, the Selected Financial Data of AMC and the other financial statements and notes thereto appearing elsewhere in this Prospectus.



  Nine Months Ended October 31, 1996 Compared with Nine Months Ended October 31, 1995



     Revenues increased by $1,954,000, or 16.1%, to $14,120,000 for the nine months ended October 31, 1996 from $12,166,000 for the nine months ended October 31, 1995. Maintenance and support revenue increased $1,379,000, or 27.9%, to $6,327,000 for the nine months ended October 31, 1996 from $4,948,000 for the comparable period. The increase primarily was due to the formation of KComp, which contributed maintenance and support revenues of $1,275,000, and additional revenues from onsite training services.

Systems and software sales increased $472,000, or 7.1%, to $7,128,000 for the nine months ended October 31, 1996 from $6,656,000 for the nine months ended October 31, 1995.



     Cost of revenue increased by $67,000, or 1.7%, to $3,966,000 for the nine months ended October 31, 1996 from $3,899,000 for the nine months ended October 31, 1995. As a percentage of revenue, cost of sales decreased to 28.1% for the nine months ended October 31, 1996 from 32.0% for the nine months ended October 31, 1995. This decrease in cost of revenue as a percent of sales principally reflects a change in product mix, whereby maintenance and support revenue increased to 44.8% of total revenues for the nine months ended October 31, 1996 from 40.7% of total revenues for the nine months ended October 31, 1995. The cost of revenue for KComp for the nine months ended October 31, 1996 was $112,000.



     Selling, general and administrative expense increased by $1,541,000, or 25.3%, to $7,630,000 for the nine months ended October 31, 1996 from $6,089,000 for the nine months ended October 31, 1995. This increase primarily is due to the formation of KComp, which added $1,134,000 to selling, general and administrative expense.



     As a result of the foregoing factors, operating income increased by $330,000, or 27.8%, to $1,516,000 for the nine months ended October 31, 1996 from $1,186,000 for the nine months ended October 31, 1995. This increase reflects the operating income of $249,000 from the KComp operations for the nine months ended October 31, 1996, which were not included in the prior year. As a percentage of revenues, income from operations increased to 10.7% for the nine months ended October 31, 1996 from 9.8% for the nine months ended October 31, 1995.



     Interest expense decreased by $13,000, or 15.9%, for the nine months ended October 31, 1995 to $69,000 from $82,000 for the nine months ended October 31, 1996, primarily due to repayment of the notes payable and long-term debt.



LIQUIDITY AND CAPITAL RESOURCES



     The Founding Businesses have lines of credit providing for combined advances of up to $175,000, with borrowings outstanding at October 31, 1996 totalling $120,000. Following consummation of the Acquisitions and the Offering, the Company will have outstanding long-term debt of $773,000, including $465,000 which will be classified as the current portion of long-term debt. Additionally, the Company has other notes payable of $72,000.



     The Company has gross cash flow from operations (net income plus depreciation and amortization) for the nine months ended October 31, 1996 and for the year ended January 31, 1996 of $1,790,000 and $2,220,000, respectively. The Company believes that funds generated from operations, together with the net proceeds of the Offering, will be sufficient to finance its current operations, potential obligations relating to the Acquisitions and planned capital expenditure requirements at least through the next 18 months. In the longer term, the Company may require additional sources of capital to fund future growth and acquisitions. Such sources of capital may include additional equity or debt financings.



     The Company has entered into a letter of intent with FINOVA to obtain a line of credit of up to $10.0 million to be used for working capital and other general corporate purposes, including future acquisitions. Under the line of credit FINOVA would advance up to an agreed upon percentage of acceptable accounts receivables. Advances for acquisitions would be subject to the sole discretion of FINOVA. The funds advanced will be secured by a security interest in the tangible and intangible assets of the Company. The Company intends to enter into a definitive line of credit to become effective upon the consummation of the Offering. There can be no assurances that a line of credit will be obtained or that, if obtained, it will be on terms that are favorable to the Company.



SEASONALITY AND FLUCTUATIONS



     The Company is subject to slight seasonal increases in its systems and software sales in the fourth quarter of its fiscal year.

                         SELECTED FINANCIAL DATA OF AMC


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



     The following selected financial data present certain data for AMC for the years ended January 31, 1995 and 1996 and the nine months ended October 31, 1995 and 1996. The selected financial data presented for AMC should be read in conjunction with its audited financial statements and notes thereto included elsewhere in this Prospectus.



                                                               YEAR ENDED       NINE MONTHS ENDED
                                                               JANUARY 31,         OCTOBER 31,
                                                            -----------------   -----------------
                                                             1995      1996      1995      1996
                                                            -------   -------   -------   -------
                                                                                   (UNAUDITED)
SELECTED STATEMENTS OF OPERATIONS DATA:
  Revenues:
     Software and services................................  $ 2,866   $ 2,026   $ 1,618   $ 1,430
     Hardware.............................................      620       387       297       230
                                                            -------   -------   -------   -------
       Total revenues.....................................    3,486     2,413     1,915     1,660
  Cost of sales...........................................    1,116       516       434       299
                                                            -------   -------   -------   -------
  Gross profit............................................    2,370     1,897     1,481     1,361
  Operating expenses:
     Salaries and operating expenses......................    2,848     2,018     1,491     1,574
     Depreciation and amortization........................      564       112        82        55
                                                            -------   -------   -------   -------
  Loss from operations....................................   (1,042)     (233)      (92)     (268)
  Other income (expense):
     Interest expense.....................................      (54)      (68)      (47)      (60)
     Other................................................       21       121       115         3
                                                            -------   -------   -------   -------
  Net loss................................................  $(1,075)  $  (180)  $   (24)  $  (325)
                                                            =======   =======   =======   =======
  Net loss per share......................................  $ (0.03)  $ (0.00)  $ (0.00)  $ (0.01)
  Weighted average shares outstanding.....................   41,963    41,387    41,349    43,531
                                                            =======   =======   =======   =======



                                                              AS OF JANUARY 31,   AS OF OCTOBER 31,
                                                                    1996                1996
                                                              -----------------   -----------------
SELECTED BALANCE SHEET DATA:
  Cash and cash equivalents.................................       $   250             $   183
  Working capital...........................................        (1,201)               (987)
  Total assets..............................................           567                 664
  Short-term debt...........................................           336                 311
  Long-term debt, less current portion......................           545                 539
  Total stockholders' equity................................        (1,618)             (1,273)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF


              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AMC



GENERAL



     For financial statement purposes, AMC has been presented herein as the acquiring company. For the periods presented herein, AMC functioned with operations exclusively through a single operating subsidiary, ICS. After October 31, 1996, HCD became, and Millard-Wayne will become, subsidiaries of AMC in transactions accounted for as purchases. The following discussion and analysis should be read in conjunction with the audited financial statements and notes thereto included elsewhere in this Prospectus.



RESULTS OF OPERATIONS



  Nine Months Ended October 31, 1996 Compared with Nine Months Ended October 31, 1995



     Total revenues decreased by $255,353, or 13.3%, to $1,659,671 for the nine months ended October 31, 1996 from $1,915,024 for the nine months ended October 31, 1995. Software and services revenues decreased by $188,460, or 11.6%, to $1,429,876 for the nine months ended October 31, 1996 from $1,618,336 for the nine months ended October 31, 1995 due to a decrease in UNIX software sales of $117,131 and a decrease in net EDI revenues of $32,333. The method by which EDI revenues and costs are recorded was changed from a gross amount to a net amount during the year ended January 31, 1996. As a result, EDI revenues are shown at a net amount of $260,349 for the nine months ended October 31, 1996 compared to $292,682 for the nine months ended October 31, 1995. The overall EDI transaction volume increased by 136,339 transactions, or 19.8%, to 824,650 for the nine months ended October 31, 1996 from 688,311 transactions for the nine months ended October 31, 1995.



     Cost of sales decreased by $135,024, or 31.1%, to $299,075 for the nine months ended October 31, 1996 from $434,099 for the nine months ended October 31, 1995. As a percentage of revenue, cost of sales decreased to 18.0% for the nine months ended October 31, 1996 from 22.7% for the comparable nine month period ended October 31, 1995. This decrease in cost of sales as a percentage of total revenues reflects a change in product mix whereby revenues associated with UNIX hardware sales decreased to 8.5% for the nine months ended October 31, 1996 from 15.3% for the nine months ended October 31, 1995.



     Salaries and operating expenses increased by $82,452, or 5.5%, to $1,573,936 for the nine months ended October 31, 1996 from $1,491,483 for the nine months ended October 31, 1995. This increase was due to an increase in contract labor, as AMC identified specific tasks to be performed by outside contractors for training and installation services, and additional overhead associated with opening a second office for purposes of implementing its acquisition strategy.



     Depreciation and amortization expense decreased by $451,376, or 80.1%, to $112,314 for the year ended January 31, 1996 from $563,690 for the year ended January 31, 1995. This decrease was due to the accelerated write off in 1995 of substantial development costs of UNIX software products. Also, a significant amount of tangible and intangible assets became fully depreciated or amortized during 1995.



     As a result of the foregoing factors, AMC had a loss from operations of $268,229 for the nine months ended October 31, 1996, as compared to a loss of $92,211 for the nine months ended October 31, 1995.



  Year Ended January 31, 1996 Compared with Year Ended January 31, 1995



     Total sales decreased by $1,072,825, or 30.8%, to $2,412,734 for the year ended January 31, 1996 from $3,485,559 for the year ended January 31, 1995. Software and services revenues decreased by $839,468, or 29.3%, to $2,026,114 for the year ended January 31, 1996 from $2,865,582 for the year ended January 31, 1995. Several factors contributed to this decrease. UNIX maintenance decreased by $262,387, or 24.6%, to $805,321 for the year ended January 31, 1996 from $1,067,708 for the year ended January 31, 1995, due to the change in billing methods associated with the outsourcing of hardware maintenance services. Sales of DOS-based practice management software products and maintenance decreased by $236,670, or 30.2%, to $546,134 for the year ended January 31, 1996 from $782,804 for the year ended January 31, 1995. This decrease was related to AMC's shift to direct marketing, rather than marketing through third-party distributors. The method by which EDI revenues and costs are recorded was changed from a gross amount to a net amount during the year ended January 31, 1996. As a result, EDI revenues are shown at a net amount of $372,516 for the year ended January 31, 1996, a decrease of $219,384, or 37.9%, from $591,900 for the year ended January 31, 1995. Hardware sales decreased by $233,357, or 37.6%, to $386,620 for the year ended January 31, 1996 from $619,977 for the year ended January 31, 1995, primarily due to a decrease in UNIX hardware sales.



     Cost of sales decreased by $599,884, or 53.8%, to $515,842 for the year ended January 31, 1996 from $1,115,726 for the year ended January 31, 1995. As a percentage of sales, cost of sales decreased to 21.3% for the year ended January 31, 1996 from 32.0% for the year ended January 31, 1995. This decrease in cost of sales as a percentage of sales reflects a reduction in cost of sales resulting from the change in EDI billing and a change in product mix whereby revenues associated with UNIX hardware sales decreased to 14.3% for the year ended January 31, 1996 from 15.6% for the year ended January 31, 1995.



     Salaries and operating expense decreased by $830,616, or 29.2%, to $2,017,389 for the year ended January 31, 1996 from $2,848,005 for the year ended January 31, 1995. This decrease was due to operational efficiencies, including the outsourcing of hardware support, and EDI billing and collections. The decrease was also due to salary and benefit reductions of $384,517 associated with the reduction in total personnel.



     As a result of the foregoing factors, the operating loss decreased to $232,811 for the year ended January 31, 1996 from $1,041,862 for the year ended January 31, 1995.



LIQUIDITY AND CAPITAL RESOURCES



     For the year ended January 31, 1996, cash provided by operating activities totalled $15,415, cash used for investing activities totalled $10,976 and cash provided by financing activities totalled $240,575. Cash provided by financing activities resulted from long-term debt and a note payable. Other than advances available from certain officers and stockholders, AMC had no available line of credit or financing source. For the nine months ended October 31, 1996, cash used for operating activities totalled $637,655, cash used for investing activities totalled $142,796 and cash provided by financing activities totalled $713,765. Cash provided by financing activities resulted from issuance of common stock.



     As of January 31, 1996, AMC had an accumulated deficit of $3,504,880 and a working capital deficiency of $1,200,963. As of October 31, 1996, AMC had an accumulated deficit of $3,830,356 and a working capital deficit of $986,509.

                        SELECTED FINANCIAL DATA OF ROVAK


     The following selected financial data present certain data for Rovak for the year ended December 31, 1995 and the year ended December 31, 1996. The selected financial data presented for Rovak should be read in conjunction with its audited financial statements and notes thereto included elsewhere in this document.



                                                               YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1995            1996
                                                              ------------    ------------
SELECTED STATEMENT OF OPERATIONS DATA:
Revenues:
Systems and software sales..................................   2,694,785       3,246,036
Maintenance and support services............................     503,363         864,604
Other.......................................................     603,734         743,590
                                                               ---------       ---------
Total revenues..............................................   3,801,872       4,854,230
Cost of sales...............................................   1,811,047       2,310,587
                                                               ---------       ---------
Gross profit................................................   1,990,825       2,543,643
                                                               ---------       ---------
Operating expenses:
Personnel costs.............................................     940,919       1,195,684
Selling, general and administrative expenses................     825,964         801,075
Research and development....................................     297,834         237,989
Depreciation and amortization...............................      68,341          72,531
                                                               ---------       ---------
Total operating expenses....................................   2,133,058       2,307,279
                                                               ---------       ---------
Operating income (loss).....................................    (142,233)        236,364
Interest expense............................................     127,853         125,255
                                                               ---------       ---------
Income (loss) before taxes..................................    (270,086)        111,109
Income taxes (benefit)......................................     (99,000)         50,000
                                                               ---------       ---------
Net (loss) income...........................................    (171,086)         61,109
                                                               =========       =========



                                                     AS OF DECEMBER 31, 1995    AS OF DECEMBER 31, 1996
                                                     -----------------------    ------------------------
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents..........................                --                         --
Working capital....................................            24,748                   (353,241)
Total assets.......................................         1,315,915                  1,513,294
Short-term debt....................................           213,399                    246,883
Long-term debt, less current portion...............           666,574                    507,957
Total stockholders' equity.........................          (226,595)                  (165,486)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS OF ROVAK

GENERAL

     Rovak was founded in 1984 and is headquartered in St. Elmo, Minnesota. Rovak develops, markets and services practice management systems for use by health care providers in the oral surgery and orthodontist market. Rovak's total revenues are derived primarily from the delivery of systems and software sales and maintenance and support services. Systems and software sales include revenue from new systems, hardware, training and other services provided during a customer installation as well as upgrades to existing customers. Maintenance and support service revenues are generated by providing customers with training, updates, enhancements and telephone support.

     Rovak recognizes systems revenue in accordance with the provisions of the AICPA Statement of Position No. 91-1 "Software Revenue Recognition." Revenue from support and maintenance contracts is recognized as the services are provided ratably over the contract period, which is typically billed monthly, quarterly or annually. Revenue from other services is recognized as the services are provided.

     Selling, general and administrative expense consists primarily of marketing, advertising, administrative, research, software development and other overhead costs.

     Rovak has approximately 1,000 clients serving an estimated 1,800 health care providers.

RESULTS OF OPERATIONS


  Twelve Months Ended December 31, 1996 Compared with Twelve Months Ended December 31, 1995



     Total revenues increased by $1,052,358, or 27.68%, to $4,854,230 for the twelve months ended December 31, 1996 from $3,801,872 for the twelve months ended December 31, 1995. This increase was due to increased sales of products in the local market. Systems and software sales revenue increased by $551,251, or 20.46%, to $3,246,036 for the twelve months ended December 31, 1996 from $2,694,785 for the twelve months ended December 31, 1995. This increase was due to the introduction of a new product line. Maintenance and support services increased by $361,251, or 71.77%, to $864,604 for the twelve months ended December 31, 1996 from $503,353 for the twelve months ended December 31, 1995. This increase was due to increased service options provided to customers and to enhance the service billing system. Other revenue increased $139,856, or 23.17%, to $743,590 for the twelve months ended December 31, 1996 from $603,734 for the twelve months ended December 31, 1995. This increase was due to increased sales of forms and forms-related products and services.



     Cost of sales increased by $499,540, or 27.58%, to $2,310,587 for the twelve months ended December 31, 1996 from $1,811,047 for the twelve months ended December 31, 1995. As a percentage of revenue, cost of sales decreased to 47.60% for the twelve months ended December 31, 1996 from 47.64% for the comparable twelve month period ended December 31, 1995. This decrease in cost of sales as a percentage of total revenues reflects the decreased cost of hardware sales.



     Personnel costs increased by $254,765, or 27.08%, to $1,195,684 for the twelve months ended December 31, 1996 from $940,919 for the twelve months ended December 31, 1995. This increase was due to increased personnel in customer support and the sales force.



     Other selling, general and administrative expenses decreased by $24,889, or 3.01%, to $801,075 for the twelve months ended December 31, 1996 from $825,964 for the twelve months ended December 31, 1995. This decrease was due to an increased focus on controlling expenses.



     Research and development expenses decreased by $59,845, or 20.09%, to $237,989 for the twelve months ended December 31, 1996 from $297,834 for the twelve months ended December 31, 1995. This decrease was due to a decrease in development of new products for the market place.

     Depreciation and amortization expenses increased by $4,190, or 6.13%, to $72,531 for the twelve months ended December 31, 1996 from $68,341 for the twelve months ended December 31, 1995. This increase was due to a change in information technology tools used within Rovak.



     As a result of the foregoing factors, Rovak had income from operations of $236,364 for the twelve months ended December 31, 1996, as compared to a loss of $142,233 for the twelve months ended December 31, 1995.


LIQUIDITY AND CAPITAL RESOURCES


     For the twelve months ended December 31, 1996, cash provided by operating activities totaled $233,086, cash used for investing activities totaled $184,676 and cash used by financing activities totaled $48,410.



     As of December 31, 1996, Rovak had an accumulated deficit of $323,405 and a working capital deficiency of $353,241.

                     SELECTED FINANCIAL DATA OF DR SOFTWARE


     The following selected financial data present certain data for DR Software for the year ended December 31, 1995 and the year ended December 31, 1996. The selected financial data presented for DR Software should be read in conjunction with its audited financial statements and notes thereto included elsewhere in this document.



                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1995           1996
                                                              ------------   ------------
SELECTED STATEMENT OF OPERATIONS DATA:
  Revenues:
     System sales...........................................   $2,192,378     $1,908,845
     Support and services...................................    1,211,916      1,450,606
                                                               ----------     ----------
          Total revenues....................................    3,404,294      3,359,451
                                                               ----------     ----------
  Operating expenses:
     Salaries and wages.....................................    1,461,901      1,585,559
     Hardware purchase for resale...........................    1,073,920        785,173
     Depreciation and amortization..........................      292,641        284,904
     Rent...................................................       48,191         81,123
     Travel and entertainment...............................      207,508        184,262
     Telephone..............................................      120,290        126,196
     Advertising............................................       76,790        102,060
     Other..................................................      135,938        181,025
                                                               ----------     ----------
          Total operating expenses..........................    3,417,179      3,330,302
                                                               ----------     ----------
  Operating income (loss)...................................      (12,885)        29,149
  Interest expense..........................................      (11,139)       (12,447)
  Miscellaneous income......................................       11,747         36,792
                                                               ----------     ----------
  Net (loss) income.........................................   $  (12,277)    $   53,494
                                                               ==========     ==========



                                                                 AS OF          AS OF
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1995           1996
                                                              ------------   ------------
SELECTED BALANCE SHEET DATA:
  Cash and cash equivalents.................................   $  169,834     $  155,048
  Working capital...........................................     (607,260)      (758,977)
  Total assets..............................................    1,249,415      1,498,393
  Short-term debt...........................................        4,913          8,833
  Long-term debt, less current portion......................       15,227         19,249
  Total stockholders' equity................................       22,094         60,588

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF DR SOFTWARE

GENERAL

     DR Software was founded in 1983 and is headquartered in Atlanta, Georgia. DR Software develops, markets and services practice management systems for use by health care providers in the podiatry market. DR Software's total revenues are derived primarily from the delivery of systems and software sales and maintenance and support services. Systems and software sales include revenue from new systems, hardware, training and other services provided during a customer installation as well as upgrades to existing customers. Maintenance and support service revenues are generated by providing customers with training, updates, enhancements and telephone support.

     DR Software recognizes systems revenue in accordance with the provisions of the AICPA Statement of Position No. 91-1 "Software Revenue Recognition." Revenue from support and maintenance contracts is recognized as the services are provided ratably over the contract period, which is typically billed monthly, quarterly or annually. Revenue from other services is recognized as the services are provided.

     Selling, general and administrative expense consists primarily of marketing, advertising, administrative, research, software development and other overhead costs.

     DR Software has approximately 2,200 clients serving an estimated 3,150 health care providers.

RESULTS OF OPERATIONS


  Twelve Months Ended December 31, 1996 Compared with Twelve Months Ended December 31, 1995



     Total revenues decreased by $44,843, or 1.32%, to $3,359,451 for the twelve months ended December 31, 1996 from $3,404,294 for the twelve months ended December 31, 1995. System sales decreased by $283,533, or 12.93%, to $1,908,845 for the twelve months ended December 31, 1996 from $2,192,378 for the twelve months ended December 31, 1995. This decrease was due to fewer system installations and hardware sales. Support and services sales increased by $238,690, or 19.70%, to $1,450,606 for the twelve months ended December 31, 1996 from $1,211,916 for the twelve months ended December 31, 1995. This increase was due to increased support contracts, and support contract pricing.



     Hardware purchased for resale decreased by $288,747, or 26.89%, to $785,173 for the twelve months ended December 31, 1996 from $1,073,920 for the twelve months ended December 31, 1995. This decrease was due to a reduction in hardware sales and installations.



     Rent expense increased by $32,932, or 68.34%, to $81,123 for the twelve months ended December 31, 1996 from $48,191 for the twelve months ended December 31, 1995. This increase was due to increased lease rates at DR Software's relocated offices.



     Travel and entertainment expenses decreased by $23,246, or 11.20%, to $184,262 for the twelve months ended December 31, 1996 from $207,508 for the twelve months ended December 31, 1995. This decrease was due to reduced attendance at trade shows and other presentations.



     Advertising expenses increased by $25,270, or 32.91%, to $102,060 for the twelve months ended December 31, 1996 from $76,790 for the twelve months ended December 31, 1995. This increase was due to a growth in product advertising and marketing costs to new and existing customers.



     As a result of the foregoing factors, DR Software had income from operations of $29,149 for the twelve months ended December 31, 1996, as compared to a loss of $12,885 for the twelve months ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES


     For the twelve months ended December 31, 1996, cash provided by operating activities totaled $401,409, cash used for investing activities totaled $464,737 and cash provided by financing activities totaled $48,542. DR Software invested $395,282 in capitalized software development costs. DR Software obtained $70,000 from a bank line of credit.



     As of December 31, 1996, DR Software had retained earnings of $10,588 and a working capital deficiency of $758,977.

                                    BUSINESS


     The Company is a leading provider of practice management software products and related services that address the growing needs of health care providers to manage and communicate cost-effectively administrative, clinical and financial data. The Company's practice management systems are used primarily by small to mid-size medical practices, including multi-provider management services organizations and independent physician alliances. Recently, the Company developed and introduced an all-payor-based electronic data interchange ("EDI") system to enable its customers to realize significant cost savings by replacing paper-based transactions with electronic transaction processing. The Company has an installed customer base of approximately 17,000 health care providers in a broad range of specialties at over 6,000 client sites.



     InfoCure has entered into agreements to acquire, concurrently with the consummation of the Offering, the six Founding Businesses. The integration of these businesses will combine existing and proven products, research and development, sales, marketing and support efforts. Following consummation of the Acquisitions, the Founding Businesses will be consolidated into three operating divisions, according to technical platform, thereby allowing the Company to market and service cost-effectively its practice management systems to a wide range of health care providers.


     The Company's existing customer base comprises primarily office-based health care practices that range in size from single practitioners to up to several hundred providers with an emphasis on small and mid-size (up to 25 providers) health care practices. Based on industry sources, 60% of the physicians in the United States are organized into approximately 190,000 office-based medical practices. Nearly all of these practices are small to mid-size; there are fewer than 1,000 office-based medical practices in the United States with more than 25 providers. Small and mid-size health care practices are significantly under-penetrated with regard to practice management software and EDI transaction processing. For example, while it is estimated that the majority of hospitals submit their claims electronically, among small and mid-size medical practices only approximately 35% submit claims electronically.

INDUSTRY BACKGROUND

     Health care costs totalled approximately $1.0 trillion in 1995, having risen at a rate approximately twice that of inflation during the last decade. The escalation of such expenditures has led to pressure to contain costs and attempts to shift the financial risk of delivering health care from payors to providers. Many providers now participate in complex reimbursement arrangements, resulting in multiple transactions, information exchanges and other communications with payors per patient visit. As a result of these trends, health care providers increasingly need to reduce operating costs, improve cash flow and manage their businesses more efficiently while responding to the increased administrative burdens and informational demands placed upon them by payors. The Company's practice management systems address the efficiencies and cost savings demanded by health care providers.

     The Company believes that increased utilization of information technologies, including EDI, can provide cost savings to providers and payors, and to the health care system as a whole. Both payors and providers benefit from reduced overhead as a result of the administrative simplification provided by the direct electronic interchange of data traditionally handled manually (i.e., eligibility verification and claim status inquiries). In addition, payors are able to detect fraud more easily and screen for unusual utilization trends. By processing claims electronically, all providers, but especially office-based providers, can reduce staff time and help meet the challenges of health care cost containment initiatives. Providers also benefit from improved accounts receivable turnover as a result of EDI.

     The Company believes that the foregoing trends in the health care industry will encourage greater consolidation within the practice management software business, as many of the smaller practice management software companies find it difficult to address the needs of providers in this rapidly changing environment. Historically, sellers of health care information systems to office-based health care providers have been focused either regionally or by specialty. Due to the fragmented nature of practice management systems suppliers, the Company believes that opportunities exist to increase its market share of installed customers through acquisitions of complementary businesses, products and services.

BUSINESS STRATEGY

     The Company believes that it is well-positioned to take advantage of the increased technology needs of the health care industry particularly among smaller health care providers. As the supplier of the core practice management system adopted by its customers, the Company has established its technology in many customer sites, which, it believes, will yield significant growth opportunities and competitive advantages.

     The Company's primary growth strategies are to:

        - Accelerate the Integration of EDI Services. The Company believes that EDI services address the needs of patients, physicians and third-party payors to increase efficiency and reduce overall costs while providing the Company with a potential recurring revenue source. The Company intends to introduce new EDI services in 1997 which will include electronic eligibility and referral authorization, precertification, claims status, encounter and payment approval. The Company intends to promote the use of EDI services, primarily among the smaller practices that constitute the core of the Company's existing customer base.

        - Expand Through Strategic Acquisitions. The Company intends to acquire companies that (i) have an established base of customers using practice management software, (ii) own either key technologies or distribution networks that complement existing products or (iii) provide the Company with the opportunity for market leadership within specialty niches.


        - Leverage its Customer Base. The Company's wide range of products and services provides its sales force with opportunities to cross-sell among its operating divisions. The Company intends to generate revenues from existing customers by providing (i) system maintenance and services, (ii) system upgrades, (iii) additional software applications and (iv) EDI services. To generate new sales opportunities, the Company will continue to devote significant resources to developing and maintaining relationships with its existing customers and their business systems consultants. The Company also will continue to transition its customers gradually to newer technologies in order to protect their system investments and minimize operational disruption.


        - Expand its National Sales Efforts. The Company intends to expand its direct sales efforts to market its products and services to a greater number of health care providers. The Company believes that it can increase its sales effectiveness and can better address the needs of small, mid-size and large practices as a result of its organization into three operating divisions. See "-- Sales and Marketing."

        - Continue to Develop and Provide Sophisticated Practice Management Software Products. In order to serve its customers' needs, the Company will continue to make available innovative products and develop and enhance its core practice management applications. In addition, where appropriate, the Company will integrate software products developed by third parties into its practice management systems.

        - Capitalize on the Combination of Founding Businesses. The Company believes that the combination of the Founding Businesses provides unique opportunities for (i) the coordination of product research and development, sales and marketing, (ii) the reduction of redundant expenses and operations and (iii) the maximization of the experience of the assembled management team.

PRODUCTS AND SERVICES

  EDI Services


     The Company has developed software allowing it to offer transaction-based EDI services, including patient billing and insurance claims submission. The Company believes that these services address the needs of patients, physicians and third-party payors to increase efficiencies and reduce overall costs and that EDI services present the Company with a new recurring revenue source. The Company provides EDI services on a fee per transaction basis or for a fixed fee basis determined on the basis of estimated volume and type of electronic transactions. The Company estimates that over 200 million potential annual recurring transactions are now being generated via non-electronic methods by its base of installed customers. The Company's current EDI services include:

Electronic Claims Submission....................  Submits insurance claims electronically from practices to an independent national
                                                  clearinghouse which forwards, either
                                                  electronically or on paper, to the
                                                  appropriate payors for payment.
Electronic Patient Billing......................  Submits patient billing information electronically from practices to an
                                                  independent national clearinghouse which
                                                  processes, prints and mails bills and
                                                  provides billing reports to the practice.
Electronic Claims Remittance....................  Remits insurance payment from payor via electronic payment which automatically
                                                  posts explanation of benefits into the
                                                  practice management system.


     The Company intends to market a suite of additional EDI services in 1997 which are currently available through clearing-houses engaged by the Company. These additional EDI services include electronic eligibility and referral authorization, precertification, claims status, encounter and payment approval.



     In January 1996, ICS entered into an agreement with Envoy Corporation ("Envoy") pursuant to which ICS will exclusively promote to its customers the electronic processing of health care insurance claims by Envoy. The Company intends to establish a broader alliance with Envoy or another major clearinghouse after the consummation of the Offering and believes that such an alliance is important to the EDI strategy of the Company. There can be no assurances that such alliance will be entered into.


  Core Software Products


     All of the practice management software products offered by the Company provide physicians and other professionals with comprehensive office management software designed to automate the administrative, financial, practice management and clinical requirements of a professional's office practice. These systems range in capacity from one to hundreds of users, allowing the Company to address the needs of both small and large customers. The Company believes that its practice management products meet the information requirements of the vast majority of all medical specialties and office-based practices in the United States by providing the following applications:


FINANCIAL APPLICATIONS
Patient Billing.................................  Prepares patient statements. Accommodates family billing or individual patient
                                                  billing and open item billing.
Patient Records.................................  Maintains patient demographic, insurance, financial, referral, diagnosis and other
                                                  user defined records.
Insurance Processing............................  Processes and prints claims. Coordinates benefits when multiple insurance carriers
                                                  are involved. Tracks aging and payments of
                                                  all claims.
Refund Processing...............................  Prints refund checks for all credit balances and posts adjusting entries to
                                                  patient accounts.
Collection......................................  Enhances the effectiveness of collection procedures. Standardizes in-house
                                                  collection process, tracks collection
                                                  results and integrates a series of
                                                  delinquency correspondence.

ADMINISTRATIVE APPLICATIONS
Patient Communication...........................  Integrates word processor with database to allow user to create form letters and other
                                                  types of repetitive correspondence.
Appointment Scheduling..........................  Automates appointment scheduling. Provides on line patient appointment inquiry,
                                                  cancellation history, balance inquiry,
                                                  credit alerts and patient notes.
Referral Analysis...............................  Tracks and analyzes all referral sources, both statistically and financially.
                                                  Categorizes referrals by specialty and
                                                  volume.
PRACTICE MANAGEMENT APPLICATIONS
Management Reporting............................  Generates reports including aged accounts receivable, insurance claims analysis and
                                                  aging, physician financial analysis, audit
                                                  report, receipts analysis, service
                                                  analysis, financial and procedure analysis
                                                  and revenue categories.
Report Generator................................  Creates custom reports from practice management database with ability to store
                                                  report formats in a library format.
Graphic Analysis................................  Produces graphs displaying practice management information and allows formats
                                                  to be stored in a library format.
Managed Care Analysis...........................  Tracks managed care plans and analyzes them for profitability to help the practice
                                                  manage plan participation.
CLINICAL APPLICATIONS
Patient Medical History.........................  Stores and allows retrieval of patient medical history such as allergies, current
                                                  and past diagnoses, procedures with
                                                  analysis by gender and age categories.
Patient Treatment Planning......................  Allows automated treatment planning and tracking.
Hospital Link...................................  Permits user's computer to emulate a terminal connected to hospital system in
                                                  order to extract hospital data.

     The Company's core product offerings and services include software, hardware, installation and training. The prices of the Company's products depend upon a number of factors, including number of providers, number of system users and technical platform, and range from $1,500 to over $500,000. Each customer typically contracts with the Company for maintenance services, with annual fees ranging from $360 to $40,000. Maintenance contracts are renewable annually.

  Add-On Software Modules

     Recently the Company has developed and introduced new information modules to address certain specific needs of health care practices. These modules can be integrated with the Company's practice management software products to enhance their capabilities, which include:


Voice Automated Medical Records.................  Designed to give physicians the power to dictate directly to the computer and to
                                                  create accurate medical reports in seconds.
Digital Record Keeping(TM)......................  Enables a practice to store and merge radiographic and photographic images with
                                                  correspondence and clinical medical
                                                  records.
Optical Mark System(R)..........................  Uses optical scanner technology to automate daily tasks and eliminate data entry.
Laboratory Interface............................  Interfaces with outside medical laboratories to automate independent
                                                  laboratory test requisition and results
                                                  reporting processes.
Advanced Analytical Software Products...........  Created for use by the professional business manager or managing physician to
                                                  provide a "top down" view of the practice,
                                                  identifying financial, payor, patient,
                                                  clinical, system and EDI utilization,
                                                  practice demographic and practice
                                                  profitability trends.


PRODUCT RESEARCH AND DEVELOPMENT


     The Company believes that the health care information system industry is in a technological transition from older, more structured data base system designs to products designed to take advantage of (i) newer programming techniques, (ii) greater processing capability, (iii) increases in data storage, compression and retrieval capacity, (iv) faster communications, (v) graphical interfaces, (vi) optical input and digital output and (vii) broad based client server architecture. The Company is developing a new core practice management product scheduled for release in 1997 that utilizes the client server architecture programmed in a rapid development language applying relational data base and object oriented technology. The product will incorporate a comprehensive suite of EDI services that are fully integrated with the core practice management system, as well as complying with ODBC standards. This new product is in beta testing. The Company intends to continue to invest in product development and to emphasize Windows-based products, software improvements and enhancements to its EDI programs. Also, the Company intends to expand its voice activation and other technologies, such as imaging and scanning. See "Risk Factors--Product Development."



     As of October 31, 1996, the Company had 47 employees responsible for product development and technical services.

SALES AND MARKETING


     The Company markets its products to its existing customers via a dedicated sales force who promote and sell system upgrades, maintenance services, peripherals, add-on software products and EDI services. The Company believes that the decision making process of providers to purchase practice management systems is often influenced by the recommendations of other providers, practice management consultants and payors. Therefore, the Company intends to target consultants and payors for sales opportunities. In addition, the Company targets markets through industry seminars, trade shows, direct telephone and mail campaigns and advertisements in various publications. The Company markets its products nationally to new customers through a direct sales force consisting of 32 sales representatives located in: Atlanta, Georgia; Lake Elmo, Minnesota and Los Angeles, California.


     The Company believes that the nature, scope and structure of the purchasers of health care information systems technology are changing. To address the complex needs of larger potential customers, the Company is forming an executive sales group, which will be directed by the Vice President of Sales. Senior divisional and corporate management also will assist in the sales and marketing to larger and more technically advanced potential customers.

     The Company believes that its fundamental strength lies in its diverse base of installed customers, which will require more of the Company's products and services as a result of the impact of managed care on health care providers. It is a primary focus of the Company to direct a substantial portion of its sales and marketing efforts to cross-selling its existing customer base for the introduction of new software products, maintenance and support services and EDI services.

CUSTOMER SUPPORT AND SERVICES

     The Company offers software maintenance and support, enhancements, training and, to a limited extent, custom development services to its customers. The Company generally provides a limited warranty of 90 days or less with its software products. Thereafter, maintenance and support services are available for an additional charge. Maintenance and support services include telephone support, maintenance updates, new releases which operate on new operating systems and/or contain additional features and functions.


     The Company believes that support is critical to the successful installation and on-going operation of its practice management systems, and it has dedicated substantial resources to customer support. As of October 31, 1996, the Company had 88 full-time employees engaged in customer services. The Company offers several toll free support lines staffed by experienced personnel who answer general questions about the systems and solve operational difficulties. Technical and research development staff provide additional technical expertise to solve more complex issues and questions.



     The Company operates eight regional customer training, support and service facilities in: Atlanta, Georgia (three facilities); Lake Elmo, Minnesota; Los Angeles, California; Charlotte, North Carolina and Pittsburgh, Pennsylvania. Annual customer meetings are held at various times during the year, and newsletters are distributed to the Company's customers on a periodic basis.


CUSTOMERS


     The Company has installed more than 6,000 practice management systems, serving approximately 17,000 health care providers that range in practice size from one to more than 200 providers in all 50 states. The Company has customers in all major specialties and subspecialties. No single customer accounted for more than 3% of revenue during 1995.


COMPETITION

     The practice management systems industry is highly competitive. There are numerous competitors, both regional and national, that market in this fragmented industry. The Company believes that the primary competitive factors in this market are service, support and customer satisfaction combined with price, functionality, user friendliness, ongoing product enhancements and the reputation and stability of the seller.

The Company believes that its principal competitive advantages are its commitment to providing the highest level of service and support, its offerings of feature-rich products customized to meet its customer's needs and size and its substantial installed customer base. The Company's principal competitors include other practice management system companies and local software resellers. In addition, the Company competes with certain national and regional companies which provide health care information systems and data processing which provide computerized billing, insurance processing and record management services to practices. Among the Company's principal competitors are IDX Systems Corporation, Medic Computer Systems, Inc., Medical Manager Corporation, Physician Computer Network, Inc. and Quality Systems, Inc. Certain of the Company's competitors have greater financial, development, technical, marketing and sales resources than the Company, although the Company believes that none of its competitors dominates the overall practice management systems market. Additionally, as the markets for the Company's products and services develop, additional competitors may enter those markets and competition may intensify. See "Risk Factors -- Competition."

PRODUCT PROTECTION

     The Company regards its software as proprietary. The Company enters into written license agreements with its customers which limit the use and copying of its software. "Shrink wrap" licenses are used in connection with certain end users sales. The Company relies principally on copyright law and trade secret protection to protect its proprietary software. The software usually is furnished in object code only, although source code licenses are granted in a limited number of situations. The Company has not applied for any patents for its software and does not believe that patent laws will be a source of protection of the Company's products. Employees and technical consultants of the Company are required to execute agreements providing for the confidentiality of information and the assignment to the Company of proprietary property. See "Risk Factors--Product Protection."

GOVERNMENT REGULATION


     Many aspects of the health care industry presently are subject to extensive federal and state government regulation. Certain of these laws and regulations are applicable to the record keeping and reporting requirements of health care providers. The Company will continue to modify its products to assist health care providers to comply with all applicable laws.



     The U.S. Food and Drug Administration (the "FDA") has jurisdiction under the 1976 Medical Device Amendments to the Federal Food, Drug, and Cosmetic Act (the "FDC Act") to regulate computer products and software as medical devices if they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans. It is unclear to what extent the Company's Digital Record Keeping System, when marketed with the Company's practice management applications, would be deemed to be a medical device subject to FDA regulation. The FDA has issued a draft policy statement under which manufacturers of medical image storage devices and related software are required to submit to the FDA premarket notification applications and otherwise comply with the requirements of the FDC Act applicable to medical devices. Recently, the FDA has initiated agency rulemaking which may exempt certain medical image management devices from premarket notification procedures, but there can be no assurance that such an exemption actually will be adopted and, if so, that the rulemaking will apply to the Company's products.



     Enforcement action can consist of warning letters, refusal to approve or clear products, revocation of approvals or clearances previously granted, civil penalties, product seizures, injunctions, recalls, operating restrictions and criminal prosecutions. Any enforcement action by the FDA could have a material adverse effect on the Company's ability to market its Digital Record Keeping System.



     The Health Insurance Portability and Accountability Act of 1996, signed into law by the President on August 21, 1996 requires that the Department of Health and Human Services ("HHS") study security provisions relating to electronic data transmission and make recommendations to Congress by August 21, 1997, regarding the development of standards to protect the privacy of individually identifiable health information. If Congress does not enact legislation by August 21, 1999, adopting standards for the privacy of health information, HHS must do so by regulation no later than February 21, 2000. The law also provides penalties for knowingly obtaining or disclosing individually identifiable health information. The Company cannot predict what impact, if any, such security provisions might have on its results of operations, financial condition, or business. See "Risk Factors -- Uncertainty in Health Care Industry; Government Regulation."


EMPLOYEES


     As of October 31, 1996, the Company employed 203 persons, including 32 in marketing and sales, 88 in customer support services, 47 in product research and development and 36 in administration, finance and management. None of the employees of the Company is represented by a labor union.


FACILITIES


     The Company leases nine facilities, having an aggregate of 53,409 square feet and located in: Atlanta, Georgia (four facilities); Lake Elmo, Minnesota; Los Angeles, California; Charlotte, North Carolina and Pittsburgh, Pennsylvania. Sales, product development and administrative functions are conducted at each facility. The leases have remaining terms ranging between one and five years. The Company believes that its facilities are adequate for its current needs, that suitable additional space will be available as required and that opportunities exist for the Company to consolidate operations in a manner that may reduce the Company's facilities requirements and rental costs.


LEGAL PROCEEDINGS

     The Company is not currently a party to any litigation that would have a material adverse effect on its business, results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The Company's executive officers and directors are as follows:


                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Frederick L. Fine..........................  38    Chairman of the Board, President and Chief
                                                     Executive Officer (1)
James K. Price.............................  38    Executive Vice President and Director
Michael E. Warren..........................  42    Chief Financial Officer and Director
R. Ernest Chastain.........................  47    Vice President -- Sales and Marketing
Donald M. Rogers...........................  38    President, Desktop Division
M. Wayne George............................  56    President, Enterprise Division
Brad E. Schraut............................  35    President, Mid-Range Division
James D. Elliot............................  36    Director (1)(2)
Richard E. Perlman.........................  50    Director (1)(2)


---------------
(1) Member of the Audit Committee of the Board of Directors
(2) Member of the Compensation Committee of the Board of Directors

     The directors are elected annually by the stockholders and hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified or until their earlier resignation or removal.

     The business experience, principal occupation and employment, as well as the periods of service of each of the directors and executive officers of the Company during at least the last five years are set forth below:


     Frederick L. Fine is a founder of the Company. Mr. Fine has served as president of AMC since 1995 and as president of ICS since 1994. From 1993 to 1995, Mr. Fine served as executive vice president of AMC, and from 1985 to 1994 served as executive vice president of ICS, which he co-founded in 1985. From 1991 to 1993, Mr. Fine served as vice president of Newport Capital, Inc. ("Newport"), predecessor to AMC. Mr. Fine has served as a director of AMC, ICS and Newport throughout the terms of his employment by each company. From 1983 to 1985, Mr. Fine was a regional manager with Informatics General Corporation, a supplier of accounting software and from 1981 to 1983 was a sales representative with Moore Business Systems, a provider of practice management systems. Mr. Fine holds a B.S. in Economics from the University of Georgia.


     James K. Price is a founder of the Company. Mr. Price has served as executive vice president of AMC since 1995 and was vice president from 1993 to 1995. Mr. Price co-founded ICS and has served as its executive vice president since 1994, as vice president from 1987 to 1994 and as president from 1985 to 1987. In addition, from 1991 to 1993, Mr. Price was a vice president of Newport. Mr. Price has served as a director of AMC, ICS and Newport throughout the terms of his employment by each company. From 1983 to 1985, Mr. Price was health care sales manager of Executive Business Systems, a practice management systems supplier, and from 1981 to 1983 was a sales representative with Moore Business Systems. Mr. Price holds a B.A. in Marketing from the University of Georgia.

     Michael E. Warren, since joining AMC in August 1994, has served as its vice president of operations and as chief financial officer. From 1992 to 1994, Mr. Warren was director of provider systems at Millennium Healthcare, a supplier of electronic health care services. From 1986 to 1992, Mr. Warren was director of the Computer Risk Management Practice in the Southeast of Arthur Andersen, LLP. From 1983 to 1986, Mr. Warren worked as Manager of Systems Auditing for NationsBank, and from 1980 to 1983 was an accountant with Coopers & Lybrand, LLP. Mr. Warren holds a Masters in Business Information Systems from Georgia State University and a B.A. in Accounting from the University of Georgia. Mr. Warren is a CPA, a member of the AICPA and a member of the Georgia Society of CPAs.

     R. Ernest Chastain joined AMC in November 1996. From 1994 until his employment by AMC he served as vice president of sales of Quality Systems, Inc., a health care practice management company; and from 1993 to 1994, Mr. Chastain served as vice president of sales for ELCOMP, Inc., a health care practice management company; and from 1983 to 1986, Mr. Chastain served as regional vice president for Contel Business Systems, Inc., a supplier of practice management systems, which was acquired in 1986 by Versyss, Inc., another practice management system supplier. From 1986 to 1992, Mr. Chastain served as vice president of sales management for Versyss, Inc. Mr. Chastain holds a B.A. in Marketing from the University of Georgia.


     Donald M. Rogers is a founder of DR Software and has served as its president since its formation in 1984. From 1983 to 1984, Mr. Rogers was an account manager at HBO & Company, health care software company, and from 1980 to 1983 was a systems analyst at NCR Corporation, a computer hardware manufacturer. Mr. Rogers holds a B.S. in Management from the State University of New York at Buffalo.

     M. Wayne George is the founder of Millard-Wayne and has served as its president and chief executive officer since its formation in 1977. From 1975 to 1977, Mr. George was a principal of Dynamic Control Corp, a hospital information systems developer. From 1971 to 1975, Mr. George served in sales and marketing capacities for General Systems Division of IBM. Mr. George holds a B.S. in Industrial Management from the Georgia Institute of Technology.


     Brad E. Schraut has served as the president of Rovak, Inc. since 1993. From 1985 to 1993, Mr. Schraut served as Rovak's vice president and was one of the original founders of the company. From 1984 to 1985 Mr. Schraut was General Manager of the Los Angeles plant of Scientific Coatings, Inc.


     James D. Elliott has been executive vice president and general manager of GE Integrated Technology Solutions ("GE") since August 1996. Prior to his current employment, Mr. Elliott co-founded Universal Data Consultants, Inc., a systems integrator, in 1983 and served as its president from 1983 until it was purchased by an affiliate of GE in July 1996. Mr. Elliott holds a B.S. in Economics from the University of Georgia.

     Richard E. Perlman is the founder of Compass Partners, L.L.C., a merchant banking and financial advisory firm specializing in corporate restructuring and middle market companies and has served as its president since its inception in May 1995. From 1991 to 1995, Mr. Perlman was executive vice president of Matthew Stuart & Co., Inc., an investment banking firm. Mr. Perlman received a B.S. in Economics from The Wharton School of The University of Pennsylvania and a Masters in Business Administration from the Columbia University Graduate School of Business.

EXECUTIVE COMPENSATION


     InfoCure was incorporated in November 1996 and has not conducted any operations prior to the Offering; however, the Company anticipates that during fiscal 1998 annualized base salaries of the chief executive officer and the five other most highly compensated officers will be as follows: Mr. Fine at $125,000, Mr. Price at $125,000, Mr. Chastain at $125,000, Mr. Schraut at $110,000, Mr. Rogers at $110,000 and Mr. George at $110,000. No compensation is payable to directors for services rendered in such capacity.


STOCK OPTIONS


     In October 1996, AMC adopted and issued stock options under AMC's 1996 Stock Option Plan (the "AMC Plan"). All stock options outstanding under the AMC Plan at the time of the consummation of the Offering will be assumed by the Company; however, no additional stock options under the AMC Plan will be granted thereafter. In addition, InfoCure's Board of Directors has adopted the InfoCure Corporation 1996 Stock Option Plan (the "Company's Plan"), subject to stockholder approval, and intends to grant stock options to certain key employees thereunder. A maximum of 800,000 shares of Common Stock may be issued under the Company's Plan.


     The Company's Plan and the AMC Plan (collectively, the "Stock Option Plans") each provide for the granting to key employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting of nonstatutory stock options to employees and consultants. The Stock Option Plans are administered by the board of directors, or a committee thereof, which determines the term of the option grant, exercise price, number of shares subject to the option, the vesting schedule and the form of consideration payable upon its exercise.

     Options granted under the Stock Option Plans are not transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee. The exercise price of all incentive stock options granted under the Stock Option Plans must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the outstanding common stock of the issuer, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the option must not exceed five years. The term of all options granted under the Stock Option Plans may not exceed ten years. Stock options may be granted within ten years of the adoption of the Stock Option Plan by the board of directors.

     All stock options under the Stock Option Plans granted in 1996 and to be granted to executive officers upon the consummation of the Acquisitions shall expire seven years after the date of grant and vest 25% on each anniversary date of an option grant, thus becoming fully exercisable on the fourth anniversary of its grant. The board of directors determines the fair market value of the common stock on the date of grant. If the executive officer's employment is terminated for any reason, except a change in control, prior to the vesting of the option, that portion of the option which has not vested shall be terminated. Upon a change in control of the Company, all options become fully vested.


     As of the date of this Prospectus, options to purchase the equivalent of 148,922 shares of Common Stock were outstanding under the AMC Plan at an equivalent weighted average exercise price of $3.65 per share. No stock options granted to date to key employees under the AMC Plan will vest before October 1, 1997. It is contemplated that no additional stock options will be granted under the AMC Plan. To date, no stock options have been granted under the Company's Plan.



     Michael E. Warren, chief financial officer, was granted two non-qualified stock options upon his employment with AMC in September 1994. One option, for the equivalent of 34,235 shares of Common Stock for an aggregate consideration of $500, was exercised in 1996. The other option, for the equivalent of 34,235 shares of Common Stock at an exercise price of $1.46 per share, is exercisable at any time prior to September 25, 2000. The stock options granted to Mr. Warren, to the extent not exercised prior to the consummation of the Offering, will be assumed by the Company. These stock options were not granted under a stock option plan under which other persons were granted stock options.


     The Company intends to file a registration statement covering the shares of Common Stock which may be acquired under the Stock Option Plans and the option granted to Michael E. Warren within 180 days from the date of consummation of the Offering.

EMPLOYMENT AGREEMENTS

     The Company will either enter into employment agreements or assume employment agreements entered into by AMC with all persons who will become executive officers of the Company upon the consummation of the Offering.


     The Company will enter into five-year employment agreements with Frederick
L. Fine and James K. Price concurrently with the consummation of the Acquisitions. Each agreement will provide for an annual base salary of $125,000 and a severance payment equal to the then-current annual base salary rate upon the termination of employment by the Company without cause and a voluntary termination in the event of a change in control of the Company following the consummation of the Offering.


     Michael E. Warren entered into a three-year employment agreement with AMC on September 23, 1994. His current annual base salary is $95,000. In addition, he was granted the two stock options described above. Upon consummation of the AMC Merger, the Company shall assume the obligations of AMC under this employment agreement. See "Business -- Stock Options."

     R. Ernest Chastain, upon his employment with AMC in November 1996, entered into a two-year employment agreement at an annual base salary of $125,000. At that time he was granted an incentive stock option to acquire the equivalent of 92,435 shares of Common Stock at an exercise price of $3.65 per share. Upon consummation of the AMC Merger, the Company shall assume the obligations of AMC under this employment agreement.



     The Company will enter into two-year employment agreements with M. Wayne George, Donald M. Rogers and Brad Schraut upon the consummation of the Acquisitions, each of which will provide an annual base salary of $110,000, In addition, each agreement will grant the employee a seven-year incentive stock option with an exercise price equal to the fair market value of the Common Stock at the time the stock option is granted. The number of shares for which such stock options will be exercised has not been determined at this time.



     Each of the foregoing employment agreements has, or will have, a covenant that the executive may not compete with the Company for a period of one year following termination of employment. In addition, certain executive officers, who are stockholders of a Founding Business, may not compete with such Founding Business for a period of five years following the consummation of the Acquisition.


     The Company has not adopted a formal bonus plan. However, all executive officers of the Company are eligible for a bonus depending upon their individual performance and the performance of the Company to be awarded at the sole discretion of the Board of Directors.


INDEMNIFICATION



     Pursuant to the Company's Certificate of Incorporation and By-laws, officers and directors of the Company shall be indemnified by the Company to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers or directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in the best interests of the Company, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Securities Act. The Company and the Underwriters have agreed to indemnify each other (including officers and directors) against certain liabilities, including liabilities under the Securities Act. See "Underwriting." Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock, after giving effect to the Acquisitions, by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each named executive officer of the Company (iii) each director and person who is or will become a director upon the consummation of the Offering and (iv) all directors and executive officers as a group. Except as otherwise indicated, each named beneficial owner has sole voting and investment power with respect to the shares listed.



                                                                           PERCENTAGE OF OUTSTANDING
                                                            AMOUNT AND        COMMON STOCK OWNED
                                                            NATURE OF     ---------------------------
                                                            BENEFICIAL       BEFORE         AFTER
                          NAME                             OWNERSHIP(1)     OFFERING     OFFERING(2)
                          ----                             ------------   ------------   ------------
Norson's International, LLC (3)(4).......................     626,131         17.3%          11.2%
Frederick L. Fine (3)(5).................................     471,262         13.0            8.4
James K. Price (3)(6)....................................     471,262         13.0            8.4
Robert L. Fine (3).......................................     360,636         10.0            6.4
William A. Baker (3).....................................     245,541          6.8            4.4
W. K. Price (3)(7).......................................     233,330          6.4            4.2
Michael E. Warren........................................      83,919          2.3            1.5
James D. Elliott.........................................      22,823            *              *
Richard E. Perlman (8)...................................     160,548          4.3            2.8
All directors and executive officers as a group (9
  persons)...............................................   1,415,184         36.5%          24.1%


---------------


  * Indicates less than 1%.


(1) Includes shares subject to outstanding options, which options are exercisable on the date hereof, and includes all shares of Common Stock beneficially owned by Compass Partners, L.L.C. ("Compass").


(2) Assumes no exercise of the Underwriters' over-allotment option to purchase up to 300,000 shares of Common Stock from certain stockholders. See "Underwriting." It is contemplated that if the over-allotment option is exercised in full, Robert L. Fine will sell 136,615 shares, W.K. Price will sell 88,390 shares and Norson's International, LLC ("Norson's") will sell 74,995 shares of Common Stock. The Company will not receive any proceeds from the sale of Common Stock by these stockholders.


(3) Frederick L. Fine's and James K. Price's address is 2970 Clairmont Road, Suite 950, Atlanta, Georgia 30329; Norson's address is 1411 Rouse Lane, Suite 201, Roswell, Georgia 30076; Robert L. Fine's address is 7675 Fox Court, Duluth, Georgia 30155; William A. Baker's address is 781 Brentwood Trail, Atlanta, Georgia 30201 and W. K. Price's address is 3987 Land O' Lakes Drive, Atlanta, Georgia 30342.


(4) Excludes 32,818 shares of Common Stock and a warrant (which warrant is exercisable on the date hereof) to acquire 127,730 Equivalent Shares of Common Stock owned by Compass, of which Norson's has shared dispositive powers with Richard E. Perlman, a director of the Company.


(5) Includes 4,109 shares of Common Stock owned as custodian for his children and 1,369 shares of Common Stock held in a charitable trust over which he has sole voting and investment power.


(6) Includes 3,702 shares of Common Stock over which he has sole voting power.


(7) Includes 7,403 shares of Common Stock over which he has sole voting power.


(8) Includes 32,818 shares and a warrant (which warrant is exercisable on the date hereof) to acquire 127,730 Equivalent Shares of Common Stock owned by Compass, in which Mr. Perlman has a majority interest and over which Mr. Perlman and Norson's have shared dispositive powers.


                              CERTAIN TRANSACTIONS

THE ACQUISITIONS


     In connection with the Acquisitions, and as consideration for their ownership interests in the Founding Businesses, certain persons who are, or are to become, executive officers of the Company upon the consummation of the Acquisitions or the holders of more than 5% of the outstanding shares of Common Stock of the Company will receive shares of Common Stock and cash as follows:
Frederick L. Fine, 465,784 shares
of Common Stock; James K. Price, 467,560 shares of Common Stock; Robert L. Fine, 360,636 shares of Common Stock; William A. Baker, 245,541 shares of Common Stock; W. K. Price, 225,927 shares of Common Stock; Michael E. Warren, 49,684 shares of Common Stock and an option to acquire 34,235 shares of Common Stock; Norson's, 626,131 shares of Common Stock; Donald M. Rogers, 82,628 shares of Common Stock and approximately $2.1 million in cash; M. Wayne George, 26,806 shares of Common Stock and approximately $1.1 million in cash; and Brad Schraut, approximately $521,000 in cash. Robert L. Fine is the father of Frederick L. Fine. W. K. Price is the father of James K. Price. If Millard-Wayne meets certain financial criteria after the Offering, Wayne George may receive up to an additional 26,806 shares of Common Stock. If Rovak achieves certain financial criteria after the Offering, Brad Schraut may receive up to 12,419 shares of Common Stock. In addition, Rovak leases 7,500 square feet of office space from an entity in which Brad Schraut, an executive officer of the Company, has a 26% equity interest. The annual rental is $90,000 plus taxes and insurance. The lease may be terminated by either party in June 2000. The Company believes that the rental rate is comparable to a rate that could be obtained from an independent third party. Pursuant to certain agreements to be entered into in connection with the Acquisitions, Mssrs. George, Rogers and Schraut of the Founding Businesses have agreed not to compete with the Company for five years, commencing on the date of consummation of the Offering. See "The Company -- The Acquisitions" and "Risk Factors -- Dependence on Key Employees."



COMPASS



     In June 1996, pursuant to a written agreement, AMC engaged Compass to render financial advisory services in connection with AMC's acquisition program. Compass received an initial retainer of $15,000 and a monthly retainer of $5,000 per month commencing July 1, 1996, and $10,000 per month from October 1, 1996 through March 31, 1997. As compensation for services, Compass received the equivalent of 32,818 shares of Common Stock and a warrant exercisable within five years to purchase the equivalent of 127,730 shares of Common Stock at an exercise price equal to the AMC stock price as of the date of the agreement ($0.91 per equivalent share) subject to the consummation of the Acquisitions. In addition, pursuant to the agreement, Compass will receive approximately $410,000 upon the consummation of the Acquisitions. Mr. Perlman, a director of the Company, is the president and founder of Compass and holds a majority equity interest in Compass. In addition, Compass shall be entitled to a fee of $200,000 in the event a definitive line of credit agreement is entered into by the Company with FINOVA. "See Use of Proceeds."



NORSON'S



     In July 1996, AMC sold to Norson's 120,357 Equivalent Shares of Common Stock for $50,000 and, in November 1996, AMC sold Norson's 505,774 Equivalent Shares of Common Stock for $750,000. The sale of common stock of AMC to Norson's were made by AMC pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. Norson's entered into an agreement wherein it represented that it was acquiring the securities for its own account and not with a view to the distribution of such securities. Norson's is a personal investment company and is considered to be a sophisticated investor.



LOAN BY ROBERT L. FINE



     In April 1995, Robert L. Fine loaned AMC $94,500 in exchange for a promissory note bearing interest at 12% and payable in a balloon payment of principal and interest in April 1997. The Company intends to repay this loan in from the proceeds of this Offering. See "Use of Proceeds."



RELEASE OF STOCKHOLDERS' GUARANTY



     In November 1996, AMC, ICS, Robert L. Fine, Frederick L. Fine, W.K. Price, James K. Price and William A. Baker entered into a termination agreement (the "Termination Agreement") with MDP Corporation ("MDP") and Jonathan J. Oscher, pursuant to which, upon consummation of the Offering, Robert L. Fine, Frederick
L. Fine, W.K. Price, James K. Price and William A. Baker will be released from their obligation to pay a termination fee to MDP if the agreement whereby MDP agreed to act as an electronic claims processing clearinghouse for ICS is terminated for certain events. In addition, Robert L. Fine and W.K. Price had secured such obligation with certain real estate parcels with an approximate value of $300,000, and the Termination Agreement will release these parcels from such security upon consummation of the Offering.

As of the date of this Prospectus, the termination fee, if triggered, would total approximately $265,000. The Termination Agreement shall be null and void if the Offering is not consummated on or before June 30, 1997.


                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of InfoCure consists of 30,000,000 shares of capital stock, consisting of 25,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). As of March 13, 1997, there were 100 shares of Common Stock of InfoCure outstanding, 50 shares held of record by each of Frederick L. Fine and James K. Price. The outstanding shares of Common Stock are, and the shares to be issued pursuant to the offering will be, fully paid and nonassessable. No shares of Preferred Stock are outstanding or are to be issued in connection with the Acquisitions.


COMMON STOCK

     Holders of Common Stock are entitled to one vote per share held of record on each matter submitted to a vote of stockholders. The holders of Common Stock have no cumulative voting rights, no pre-emptive rights and no rights to convert their shares of Common Stock into any other securities. Because holders of Common Stock do not have cumulative voting rights, the holders of the majority of the shares of Common Stock represented at the annual meeting of stockholders can elect all the directors. Under Delaware law, the affirmative vote of a majority of the outstanding shares of Common Stock is necessary for certain corporate actions, including merger or consolidation with another corporation, sale or other disposition of all or substantially all of the Company's property and assets and voluntary dissolution of the Company. Delaware law allows the Company to establish a higher percentage of stockholder approval necessary to take such corporate action.

     Holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends. The Company does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

     Upon dissolution, liquidation or sale of all or substantially all of the assets of the Company, and after payment in full of all amounts required to be paid to creditors and liquidation preferences, if any, the holders of the Common Stock will be entitled to receive pro rata the net assets of the Company available for distribution.

PREFERRED STOCK

     The Board of Directors is authorized by the Company's Certificate of Incorporation, without any action of the stockholders, to issue one or more classes and series of Preferred Stock with respect to which the Board of Directors may determine voting, conversion, redemption and other rights which could adversely affect the rights of holders of Common Stock. The rights of the holders of the Common Stock would generally be subject to the prior rights of the Preferred Stock with respect to dividends, liquidation preferences and other matters. Among other things, Preferred Stock could be issued by the Company to raise capital or to finance acquisitions. The issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of the Company. There are no agreements or understandings for the issuance of Preferred Stock, and the Company has no present plans to issue any shares of Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW

     Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock or (iii) on or after such date, the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3 of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT

     The transfer agent for the Common Stock of the Company is American Stock Transfer & Trust, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon the consummation of the Acquisitions and the Offering, the Company will have 5,678,844 shares of Common Stock outstanding. In addition, outstanding stock options and a warrant to acquire 169,668 shares of Common Stock are immediately exercisable as of the date of this Prospectus. The Company, its executive officers and directors and certain stockholders who hold an aggregate of 3,075,967 shares of Common Stock (including 161,965 of the immediately exercisable stock options and warrants), have agreed with the Underwriters not to sell or dispose of, directly or indirectly, without the prior written consent of the Representatives of the Underwriters, any of the remaining Common Stock held by them for a period of 180 days (the "Lock-Up Period") following the date the Commission declares effective the IPO Registration Statement and, for a period of 18 months (or such shorter period as the Commission may prescribe as the holding period for restricted securities under Rule 144(e) under the Securities Act (described below)) following expiration of the Lock-Up Period, not to publicly offer or sell except in accordance with the volume limitations of Rule 144(e), except that the Company may issue shares of Common Stock in connection with acquisitions or upon the exercise of stock options. Rodman & Renshaw, Inc. has no current intention to waive or shorten the Lock-Up Period. See "Risk Factors -- Substantial Shares Eligible for Future Sale."


     In general, under Rules 144 and 145, a person (or group of persons whose shares are aggregated) who may be deemed "affiliates" (as defined in Rule 144) of the Company, will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the forwarding of the notice of proposed sale to the Commission. The sales are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. A person who has not been an "affiliate" of the Company for the 90 days preceding a sale will be entitled to sell such shares in the public market without restriction. Securities properly sold in reliance upon Rules 144 and 145 are thereafter freely tradeable without restrictions or registration under the Securities Act, unless thereafter held by an "affiliate" of the Company.

     Prior to the Offering, there has been no public market for the Common Stock, and no predictions can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Company's Common Stock in the public market could adversely affect market prices. See "Risk Factors -- Substantial Shares Eligible for Future Sale."

                                 LEGAL MATTERS


     The validity of the issuance of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company and the Selling Stockholders by Glass, McCullough, Sherrill & Harrold, LLP, 1409 Peachtree Street, N.E., Atlanta, Georgia 30309. Ugo F. Ippolito, a partner of the firm, owns 2,739 shares of Common Stock.

                                    EXPERTS

     The historical financial statements as indicated on pages F-1 and F-2 of this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in its reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items were omitted in accordance with the rules and regulations of the Commission. Any interested party may inspect the Registration Statement without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and may obtain copies of all or any part of it from the Commission upon payment of the fees prescribed by the Commission. Statements contained herein which refer to a document as filed as an exhibit to the Registration Statement are qualified in their entirety by reference to the copy of such document filed with the Commission.

     Following the effectiveness of the Registration Statement, the Company will be subject to the information requirements of the Securities Exchange Act of 1934, (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy statements and other information regarding the Company at http://www.sec.gov. AMC has filed reports and other information with the Commission pursuant to the Exchange Act.

                              INFOCURE CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                               PAGE
                                                               ----
INFOCURE CORPORATION AND FOUNDING BUSINESSES
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
  Basis of Presentation.....................................    F-3
  Pro Forma Combined Balance Sheet as of October 31, 1996...    F-4
  Pro Forma Combined Statement of Operations for the nine
     months ended October 31, 1996..........................    F-6
  Pro Forma Combined Statement of Operations for the nine
     months ended October 31, 1995..........................    F-7
  Pro Forma Combined Statement of Operations for the year
     ended January 31, 1996.................................    F-8
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................    F-9
INFOCURE CORPORATION
  Report of Independent Certified Public Accountants........   F-14
  Balance Sheet.............................................   F-15
  Notes to Balance Sheet....................................   F-16
AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES
  Report of Independent Certified Public Accountants........   F-17
  Consolidated Balance Sheets...............................   F-18
  Consolidated Statements of Operations.....................   F-19
  Consolidated Statements of Stockholder's Equity (Capital
     Deficit)...............................................   F-20
  Consolidated Statements of Cash Flows.....................   F-21
  Notes to Consolidated Financial Statements................   F-22
KCOMP MANAGEMENT SYSTEMS, INC.
  Report of Independent Certified Public Accountants........   F-30
  Balance Sheets............................................   F-31
  Statements of Operations..................................   F-32
  Statements of Changes in Stockholders' Equity.............   F-33
  Statements of Cash Flows..................................   F-34
  Notes to Financial Statements.............................   F-35
MILLARD-WAYNE, INC.
  Report of Independent Certified Public Accountants........   F-39
  Balance Sheets............................................   F-40
  Statements of Operations and Retained Earnings............   F-41
  Statements of Cash Flows..................................   F-42
  Notes to Financial Statements.............................   F-43
HEALTH CARE DIVISION (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA,
  INC.)
  Report of Independent Certified Public Accountants........   F-47
  Balance Sheets............................................   F-48
  Statements of Operations..................................   F-49
  Statements of Cash Flows..................................   F-50
  Notes to Financial Statements.............................   F-51
ROVAK, INC.
  Report of Independent Certified Public Accountants........   F-57
  Balance Sheets............................................   F-58
  Statements of Operations and Accumulated Deficit..........   F-59
  Statements of Cash Flows..................................   F-60
  Notes to Financial Statements.............................   F-61

                              INFOCURE CORPORATION

                                                               PAGE
                                                               ----
DR SOFTWARE, INC.
  Report of Independent Certified Public Accountants........   F-67
  Balance Sheets............................................   F-68
  Statements of Operations..................................   F-69
  Statements of Stockholders' Equity........................   F-70
  Statements of Cash Flows..................................   F-71
  Notes to Financial Statements.............................   F-72

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION
                                  (UNAUDITED)


     The following pro forma combined financial statements give effect to the acquisition by InfoCure Corporation of six businesses (the "Founding Businesses", collectively, the "Company"). The Founding Businesses are (i) International Computer Solutions, Inc. ("ICS"), a subsidiary of AMC, (ii) Health Care Division, Inc. ("HCD"), a subsidiary of AMC founded in November 1996 to acquire the assets of Health Care Division of Info Systems of North Carolina, Inc., (iii) Millard-Wayne, Inc. ("Millard-Wayne"), (iv) DR Software, Inc. ("DR Software"), (v) KComp Management Systems, Inc. ("KComp") and (vi) Rovak, Inc. ("Rovak"). The merger of AMC with and into InfoCure Corporation will occur contemporaneously with the closing of the Company's initial public offering (the "Offering"). Prior to the AMC Merger, AMC will have acquired HCD and Millard-Wayne. AMC is considered the predecessor to the Company and this transaction will be accounted for as a combination at historical cost for accounting purposes. The remaining acquisitions will also be treated as occurring simultaneously with the closing and will be accounted for as purchases at estimated fair value for accounting purposes.



     Inasmuch as AMC is the predecessor to the Company, the Unaudited Pro Forma Combined Financial Statements are presented on AMC's reporting period. The Founding Businesses report on a calendar year, except for HCD, which reports on a June 30 year, and KComp, which has a March 31 year-end. The Pro Forma Combined Balance Sheet as of October 31, 1996 includes the balance sheet of AMC at that date and the balance sheets of the Founding Businesses as of September 30, 1996. The Pro Forma Combined Statement of Operations for the nine months ended October 31, 1996 and 1995 and the year ended January 31, 1996 include the statements of operations for AMC for the respective periods and the statements of operations for the Founding Businesses as of nine month periods ended September 30, 1996 and 1995 and the year ended December 31, 1995. These statements are based on historical financial statements of the Founding Businesses updated as of and for periods ending through December 31, 1996 and 1995, included elsewhere in this Prospectus and the estimates and assumptions set forth below and in the notes to the Unaudited Pro Forma Combined Financial Statements of the Company. Additionally, there are no significant events, transactions or trends in the period September 30 to December 31 which, in the opinion of management, would make the proforma financial statements significantly different.


     The Unaudited Pro Forma Combined Balance Sheet gives effect to the Acquisitions and the Offering as if they had occurred on October 31, 1996. The Unaudited Pro Forma Combined Statements of Operations give effect to these transactions as if they had occurred at the beginning of each period presented.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein do not purport to represent what the Company's financial position or results of operations would have actually been had such events occurred at the beginning of the periods presented, as assumed, or to project the Company's financial position or results of operations for any future period or the future results of the Company. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. Also see "Risk Factors" included elsewhere in this Prospectus.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

                      PRO FORMA COMBINED BALANCE SHEET (1)
                             AS OF OCTOBER 31, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                           DR                                 MILLARD-
                                                AMC     SOFTWARE   KCOMP     HCD     ROVAK     WAYNE
                                              -------   --------   ------   ------   ------   --------
ASSETS:
Current assets:
  Cash and cash equivalents.................  $   183    $   27    $   28   $   --   $   --     $  2
  Accounts receivable, net..................      198       275       449      529      571      287
  Inventory.................................       --       100        --       35      286       --
  Deferred tax assets.......................       --        --        --       48       --       72
  Prepaid expenses and other................       31        73         6       26       52        3
                                              -------    ------    ------   ------   ------     ----
          Total current assets..............      412       475       483      638      909      364
Property and equipment, net.................       45       165        86       67      371      127
Capitalized software costs, net.............       36       592       111      130       --      361
Goodwill, net...............................       --        --       425       --       --       --
Deferred tax assets.........................       --        --        --       --      189       --
Other.......................................      171        --        --       --      117       18
                                              -------    ------    ------   ------   ------     ----
          Total assets......................  $   664    $1,232    $1,105   $  835   $1,586     $870
                                              =======    ======    ======   ======   ======     ====
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
  Notes payable to bank.....................  $    --    $   70    $   50   $   --   $  186     $ 76
  Other notes payable.......................       --        --        --       --       --       72
  Current portion of long-term debt.........      310         8       437      147      226       59
  Accounts payable..........................      302       155       213      500      397      113
  Accrued expenses..........................      379       137       134       52       78       58
  Deferred revenue and customer deposits....      406       877       123      546      240      313
                                              -------    ------    ------   ------   ------     ----
          Total current liabilities.........    1,397     1,247       957    1,245    1,127      691
Deferred income tax liabilities.............       --        --        --       44       --       --
Long term debt, less current portion........      540        21        28      195      627       18
                                              -------    ------    ------   ------   ------     ----
          Total liabilities.................    1,937     1,268       985    1,484    1,754      709
                                              -------    ------    ------   ------   ------     ----
Stockholders' equity (deficit):
  Common stock..............................       47        50        --       --      158        1
  Stock purchase warrant....................      500        --        --       --       --       --
  Additional paid-in capital................    2,110        --         4       --       --       42
  Divisional equity (deficit)...............       --        --        --     (649)      --       --
  (Deficit) retained earnings...............   (3,830)      (86)      116       --     (326)     118
  Treasury stock                                 (100)       --        --       --       --       --
                                              -------    ------    ------   ------   ------     ----
          Total stockholders' equity
            (deficit).......................   (1,273)      (36)      120     (649)    (168)     161
                                              -------    ------    ------   ------   ------     ----
          Total liabilities and
            stockholders' equity
            (deficit).......................  $   664    $1,232    $1,105   $  835   $1,586     $870
                                              =======    ======    ======   ======   ======     ====


---------------

(1) Pro forma amounts for InfoCure Corporation have not been included as such amounts are insignificant.

  See accompanying notes to unaudited pro forma combined financial statements.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

                                                            PRO FORMA ADJUSTMENTS              TOTAL
                                                    -------------------------------------    PRO FORMA
                                         SUBTOTAL      A         B         D         E      ADJUSTMENTS    TOTAL
                                         --------   --------   ------   -------   -------   -----------   -------
ASSETS:
Current assets:
  Cash and cash equivalents............  $   240    $ (9,327)  $1,030   $(2,308)  $15,860     $ 5,255     $ 5,495
  Accounts receivable, net.............    2,309        (326)      --        --        --        (326)      1,983
  Inventory............................      421          --       --        --        --          --         421
  Deferred tax assets..................      120         (48)      --        --        --         (48)         72
  Prepaid expenses and other...........      191         (28)      --        --        --         (28)        163
                                         -------    --------   ------   -------   -------     -------     -------
         Total current assets..........    3,281      (9,729)   1,030    (2,308)   15,860       4,853       8,134
Property and equipment, net............      861          --       --        --        --          --         861
Capitalized software costs, net........    1,230          --       --        --        --          --       1,230
Goodwill, net..........................      425      10,994       --       410        --      11,404      11,829
Deferred tax assets....................      189          --       --        --        --          --         189
Other..................................      306          --       --        --        --          --         306
                                         -------    --------   ------   -------   -------     -------     -------
         Total assets..................  $ 6,292    $  1,265   $1,030   $(1,898)  $15,860     $16,257     $22,549
                                         =======    ========   ======   =======   =======     =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
  Notes payable to bank................  $   382    $     --   $   --   $  (262)  $    --     $  (262)    $   120
  Other notes payable..................       72          --       --        --        --          --          72
  Current portion of long-term debt....    1,187        (334)      --      (388)       --        (722)        465
  Accounts payable.....................    1,680         (41)      --        --        --         (41)      1,639
  Accrued expenses.....................      838         320       --       (35)       --         285       1,123
  Deferred revenue and customer
    deposits...........................    2,505          --       --      (265)       --        (265)      2,240
                                         -------    --------   ------   -------   -------     -------     -------
         Total current liabilities.....    6,664         (55)      --      (950)       --      (1,005)      5,659
Deferred income tax liabilities........       44         (44)      --        --        --         (44)         --
Long-term debt, less current portion...    1,429        (223)      --      (898)       --      (1,121)        308
                                         -------    --------   ------   -------   -------     -------     -------
         Total liabilities.............    8,137        (322)      --    (1,848)       --      (2,170)      5,967
                                         -------    --------   ------   -------   -------     -------     -------
Stockholders' equity (deficit):
  Common stock.........................      256        (253)       1        --         2        (250)          6
  Stock purchase warrant...............      500          --       --      (500)       --        (500)         --
  Additional paid-in capital...........    2,156         913    1,029       450    15,858      18,250      20,406
  Divisional equity (deficit)..........     (649)        649       --        --        --         649          --
  (Deficit) retained earnings..........   (4,008)        178       --        --        --         178      (3,830)
  Treasury stock.......................     (100)        100       --        --        --         100          --
                                         -------    --------   ------   -------   -------     -------     -------
         Total stockholders' equity
           (deficit)...................   (1,845)      1,587    1,030       (50)   15,860      18,427      16,582
                                         -------    --------   ------   -------   -------     -------     -------
         Total liabilities and
           stockholders' equity
           (deficit)...................  $ 6,292    $  1,265   $1,030   $(1,898)  $15,860     $16,257     $22,549
                                         =======    ========   ======   =======   =======     =======     =======


---------------

(1) Pro forma amounts for InfoCure Corporation have not been included as such amounts are insignificant.

  See accompanying notes to unaudited pro forma combined financial statements.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

                 PRO FORMA COMBINED STATEMENT OF OPERATIONS (1)
                       NINE MONTHS ENDED OCTOBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                          DR                                 MILLARD-
                                                               AMC     SOFTWARE   KCOMP     HCD     ROVAK     WAYNE
                                                              ------   --------   ------   ------   ------   --------
Revenues:
  Systems and software sales................................  $  592    $1,448    $ 284    $1,681   $2,462    $  661
  Maintenance and support...................................   1,068     1,050    1,275     1,296      654       984
  Other.....................................................      --        --       --        62      548        55
                                                              ------    ------    ------   ------   ------    ------
        Total revenues......................................   1,660     2,498    1,559     3,039    3,664     1,700
Cost of revenues............................................     299       584      112       917    1,726       328
                                                              ------    ------    ------   ------   ------    ------
Gross profit................................................   1,361     1,914    1,447     2,122    1,938     1,372
                                                              ------    ------    ------   ------   ------    ------
Operating expenses:
  Selling, general and administrative.......................   1,574     1,731    1,134     2,055    1,682     1,275
  Depreciation..............................................      20        43       15         3       53        34
  Amortization..............................................      35       193       49        85       --        92
                                                              ------    ------    ------   ------   ------    ------
        Total operating expenses............................   1,629     1,967    1,198     2,143    1,735     1,401
                                                              ------    ------    ------   ------   ------    ------
Gross operating income (loss)...............................    (268)      (53)     249       (21)     203       (29)
                                                              ------    ------    ------   ------   ------    ------
Other expense (income):
  Interest expense..........................................      60         9       33        27      109        19
  Other.....................................................      (3)      (19)       2        --      (10)       --
                                                              ------    ------    ------   ------   ------    ------
        Total other expense (income)........................      57       (10)      35        27       99        19
                                                              ------    ------    ------   ------   ------    ------
Income (loss) before taxes..................................    (325)      (43)     214       (48)     104       (48)
Taxes (benefit).............................................      --        --       46       (19)      46       (20)
                                                              ------    ------    ------   ------   ------    ------
        Net income (loss)...................................  $ (325)   $  (43)   $ 168    $  (29)  $   58    $  (28)
                                                              ======    ======    ======   ======   ======    ======



                                                                         PRO FORMA ADJUSTMENTS           TOTAL
                                                                    -------------------------------    PRO FORMA
                                                         SUBTOTAL     C       F       G        H      ADJUSTMENTS    TOTAL
                                                         --------   -----   -----   -----   -------   -----------   -------
Revenues:
  Systems and software sales...........................   $7,128    $  --   $  --   $  --   $    --     $    --     $ 7,128
  Maintenance and support..............................    6,327       --      --      --                    --       6,327
  Other................................................      665       --      --      --        --          --         665
                                                          ------    -----   -----   -----   -------     -------     -------
        Total revenues.................................   14,120       --      --      --        --          --      14,120
Cost of revenues.......................................    3,966       --      --      --        --          --       3,966
                                                          ------    -----   -----   -----   -------     -------     -------
Gross profit...........................................   10,154       --      --      --        --          --      10,154
                                                          ------    -----   -----   -----   -------     -------     -------
Operating expenses:
  Selling, general and administrative..................    9,451       --      --      --    (1,821)     (1,821)      7,630
  Depreciation.........................................      168       --      --      --        --          --         168
  Amortization.........................................      454       --     386      --        --         386         840
                                                          ------    -----   -----   -----   -------     -------     -------
        Total operating expenses.......................   10,073       --     386      --    (1,821)     (1,435)      8,638
                                                          ------    -----   -----   -----   -------     -------     -------
Gross operating income (loss)..........................       81       --    (386)     --     1,821       1,435       1,516
                                                          ------    -----   -----   -----   -------     -------     -------
Other expense (income):
  Interest expense.....................................   $  257    $  --   $  --   $(161)  $   (27)    $  (188)    $    69
  Other................................................      (30)      --      --      --        --          --         (30)
                                                          ------    -----   -----   -----   -------     -------     -------
        Total other expense (income)...................      227       --      --    (161)      (27)       (188)         39
                                                          ------    -----   -----   -----   -------     -------     -------
Income (loss) before taxes.............................     (146)      --    (386)    161     1,848       1,623       1,477
Taxes (benefit)........................................       53     (113)    (29)     63       721         642         695
                                                          ------    -----   -----   -----   -------     -------     -------
        Net income (loss)..............................   $ (199)   $ 113   $(357)  $  98   $ 1,127     $   981     $   782
                                                          ======    =====   =====   =====   =======     =======     =======
Pro forma income per share.............................                                                             $  0.15
                                                                                                                    =======
Shares used in computing pro forma income per share
  (I)..................................................                                                               5,357
                                                                                                                    =======


---------------

(1) Pro forma amounts for InfoCure Corporation have not been included as such amounts are insignificant.
  See accompanying notes to unaudited pro forma combined financial statements.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

                 PRO FORMA COMBINED STATEMENT OF OPERATIONS (1)
                       NINE MONTHS ENDED OCTOBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                          DR                        MILLARD-
                                                               AMC     SOFTWARE    HCD     ROVAK     WAYNE
                                                              ------   --------   ------   ------   --------
Revenues:
  Systems and software sales................................  $  734    $1,633    $1,928   $1,818    $  543
  Maintenance and support...................................   1,181       871     1,607      421       868
  Other.....................................................      --        --        64      439        59
                                                              ------    ------    ------   ------    ------
        Total revenues......................................   1,915     2,504     3,599    2,678     1,470
Cost of revenues............................................     434       793     1,234    1,244       194
                                                              ------    ------    ------   ------    ------
Gross profit................................................   1,481     1,711     2,365    1,434     1,276
                                                              ------    ------    ------   ------    ------
Operating expenses:
  Selling, general and administrative.......................   1,491     1,499     2,325    1,473       987
  Depreciation..............................................      25        37         8       26        49
  Amortization..............................................      57       182       103       --       129
                                                              ------    ------    ------   ------    ------
        Total operating expenses............................   1,573     1,718     2,436    1,499     1,165
                                                              ------    ------    ------   ------    ------
Gross operating income (loss)...............................     (92)       (7)      (71)     (65)      111
                                                              ------    ------    ------   ------    ------
Other expense (income):
  Interest expense..........................................      47         8         3      100        19
  Other.....................................................    (115)       (1)       --       --        17
                                                              ------    ------    ------   ------    ------
        Total other expense (income)........................     (68)        7         3      100        36
                                                              ------    ------    ------   ------    ------
Income (loss) before taxes..................................     (24)      (14)      (74)    (165)       75
Taxes (benefit).............................................      --        --       (29)     (65)       31
                                                              ------    ------    ------   ------    ------
        Net income (loss)...................................  $  (24)   $  (14)   $  (45)  $ (100)   $   44
                                                              ======    ======    ======   ======    ======



                                                                          PRO FORMA ADJUSTMENTS           TOTAL
                                                                      ------------------------------    PRO FORMA
                                                           SUBTOTAL     C       F      G        H      ADJUSTMENTS    TOTAL
                                                           --------   -----   -----   ----   -------   -----------   -------
Revenues:
  Systems and software sales.............................  $ 6,656    $  --   $  --   $ --   $    --     $    --     $ 6,656
  Maintenance and support................................    4,948       --      --     --        --          --       4,948
  Other..................................................      562       --      --     --        --          --         562
                                                           -------    -----   -----   ----   -------     -------     -------
        Total revenues...................................   12,166       --      --     --        --          --      12,166
Cost of revenues.........................................    3,899       --      --     --        --          --       3,899
                                                           -------    -----   -----   ----   -------     -------     -------
Gross profit.............................................    8,267       --      --     --        --          --       8,267
Operating expenses:
  Selling, general and administrative....................    7,775       --      --     --    (1,686)     (1,686)      6,089
  Depreciation...........................................      145       --      20     --        --          20         165
  Amortization...........................................      471       --     356     --        --         356         827
                                                           -------    -----   -----   ----   -------     -------     -------
        Total operating expenses.........................    8,391       --     376     --    (1,686)     (1,310)      7,081
                                                           -------    -----   -----   ----   -------     -------     -------
Gross operating income (loss)............................     (124)      --    (376)    --     1,686       1,310       1,186
                                                           -------    -----   -----   ----   -------     -------     -------
Other expense (income):
  Interest expense.......................................      177       --      --    (92)       (3)        (95)         82
  Other..................................................      (99)      --      --     --        --          --         (99)
                                                           -------    -----   -----   ----   -------     -------     -------
        Total expense (income)...........................       78       --      --    (92)       (3)        (95)        (17)
                                                           -------    -----   -----   ----   -------     -------     -------
Income (loss) before taxes...............................     (202)      --    (376)    92     1,689       1,405       1,203
Taxes (benefit)..........................................      (63)     (17)    (19)    36       659         659         596
                                                           -------    -----   -----   ----   -------     -------     -------
        Net income (loss)................................     (139)   $  17   $(357)  $ 56   $ 1,030     $   746     $   607
                                                           =======    =====   =====   ====   =======     =======     =======
Pro forma income per share...............................                                                            $  0.11
                                                                                                                     =======
Shares used in computing pro forma income per share
  (I)....................................................                                                              5,357
                                                                                                                     =======


---------------

(1) Pro forma amounts for InfoCure Corporation have not been included as such amounts are insignificant.
  See accompanying notes to unaudited pro forma combined financial statements.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

                 PRO FORMA COMBINED STATEMENT OF OPERATIONS(1)
                          YEAR ENDED JANUARY 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                          DR                        MILLARD-
                                                               AMC     SOFTWARE    HCD     ROVAK     WAYNE
                                                              ------   --------   ------   ------   --------
Revenues:
  Systems and software sales................................  $  900    $2,192    $2,957   $2,695    $  800
  Maintenance and support...................................   1,513     1,212     1,764      503     1,244
  Other.....................................................      --        --        85      604        73
                                                              ------    ------    ------   ------    ------
        Total revenues......................................   2,413     3,404     4,806    3,802     2,117
Cost of revenues............................................     516     1,074     1,445    1,811       291
                                                              ------    ------    ------   ------    ------
Gross margin................................................   1,897     2,330     3,361    1,991     1,826
                                                              ------    ------    ------   ------    ------
Operating expenses:
  Selling, general and administrative.......................   2,017     2,050     3,167    2,065     1,521
  Depreciation..............................................      32        49         4       68        64
  Amortization..............................................      80       244       141       --       172
                                                              ------    ------    ------   ------    ------
        Total operating expenses............................   2,129     2,343     3,312    2,133     1,757
                                                              ------    ------    ------   ------    ------
Gross operating income (loss)...............................    (232)      (13)       49     (142)       69
                                                              ------    ------    ------   ------    ------
Other expense (income):
  Interest expense..........................................      69        11        26      133        23
  Other.....................................................    (121)      (12)       --       (5)       17
                                                              ------    ------    ------   ------    ------
        Total other expense (income)........................     (52)       (1)       26      128        40
                                                              ------    ------    ------   ------    ------
Income (loss) before taxes..................................    (180)      (12)       23     (270)       29
Taxes (benefit).............................................      --        --         9      (99)       (5)
                                                              ------    ------    ------   ------    ------
        Net income (loss)...................................  $ (180)   $  (12)   $   14   $ (171)   $   34
                                                              ======    ======    ======   ======    ======



                                                                         PRO FORMA ADJUSTMENTS           TOTAL
                                                                    -------------------------------    PRO FORMA
                                                         SUBTOTAL     C       F       G        H      ADJUSTMENTS    TOTAL
                                                         --------   -----   -----   -----   -------   -----------   -------
Revenues:
  Systems and software sales...........................  $ 9,544    $  --   $  --   $  --   $    --     $    --     $ 9,544
  Maintenance and support..............................    6,236       --      --      --        --          --       6,236
  Other................................................      762       --      --      --        --          --         762
                                                         -------    -----   -----   -----   -------     -------     -------
        Total revenues.................................   16,542       --      --      --        --          --      16,542
Cost of revenues.......................................    5,137       --      --      --        --          --       5,137
                                                         -------    -----   -----   -----   -------     -------     -------
Gross profit...........................................   11,405       --      --      --        --          --      11,405
                                                         -------    -----   -----   -----   -------     -------     -------
Operating expenses:
  Selling general and administrative...................   10,820       --      --      --    (2,433)     (2,433)      8,387
  Depreciation.........................................      217       --      --      --        --          --         217
  Amortization.........................................      637       --     468      --        --         468       1,105
                                                         -------    -----   -----   -----   -------     -------     -------
        Total operating expenses.......................   11,674       --     468      --    (2,433)     (1,965)      9,709
                                                         -------    -----   -----   -----   -------     -------     -------
Gross operating income (loss)..........................     (269)      --    (468)     --     2,433       1,965       1,696
                                                         -------    -----   -----   -----   -------     -------     -------
Other expense (income):
  Interest expense.....................................      262       --      --    (159)      (26)       (185)         77
  Other................................................     (121)      --      --      --        --          --        (121)
                                                         -------    -----   -----   -----   -------     -------     -------
        Total other expense (income)...................      141       --      --    (159)      (26)       (185)        (44)
                                                         -------    -----   -----   -----   -------     -------     -------
Income (loss) before taxes.............................     (410)      --    (468)    159     2,459       2,150       1,740
Taxes (benefit)........................................      (95)     (73)    (11)     62       959         937         842
                                                         -------    -----   -----   -----   -------     -------     -------
        Net income (loss)..............................  $  (315)   $  73   $(457)  $  97   $ 1,500     $ 1,213     $   898
                                                         =======    =====   =====   =====   =======     =======     =======
Pro forma income per share.............................                                                             $  0.17
                                                                                                                    =======
Shares used in computing pro forma income per
  share(I).............................................                                                               5,357
                                                                                                                    =======


---------------

(1) Pro forma amounts for InfoCure Corporation have not been included as such amounts are insignificant.

  See accompanying notes to unaudited pro forma combined financial statements.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.  INFOCURE CORPORATION BACKGROUND

     InfoCure Corporation ("InfoCure") was formed to bring together in one entity the research, development, service and support and sales and marketing efforts for a comprehensive array of practice management systems. InfoCure has conducted no operations to date and will acquire the Founding Businesses contemporaneously with the consummation of the Offering.

2.  HISTORICAL FINANCIAL STATEMENTS

     The historical financial statements represent the financial position and results of operations of all the Founding Businesses and were derived from the respective financial statements where indicated. The audited historical financial statements included elsewhere in this Prospectus have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80.

3.  ACQUISITION OF FOUNDING COMPANIES


     Contemporaneously with the consummation of the Offering, InfoCure will acquire substantially all of the net assets of the Founding Businesses. The AMC merger (for 3,556,262 shares) will be accounted for as a combination at historical cost and the acquisition of the Founding Businesses will be recorded at fair value.



     The following table sets forth for the Founding Businesses the consideration to be paid to their common stockholders in cash and in shares of common stock of InfoCure:



                                                                        COMMON STOCK
                                                                  -------------------------
                                                                             FAIR VALUE OF
                                                         CASH      SHARES      SHARES(1)
                                                        -------   --------   --------------
(IN THOUSANDS, EXCEPT SHARES)
DR Software...........................................  $ 2,128     86,071      $   775
KCOMP.................................................    1,533         --           --
HCD...................................................    1,583         --           --
Rovak.................................................    2,983         --           --
Millard-Wayne.........................................    1,100     26,806          241
                                                        -------   --------      -------
          Total.......................................  $ 9,327    112,877      $ 1,016
                                                        =======   ========      =======
Total consideration for these companies(2)................................      $10,343
Net book value (deficit) of these companies' assets.......................         (651)
                                                                                -------
Consideration allocated to goodwill.......................................      $10,994
                                                                                =======


---------------


(1) Estimated at $9.00 per share, the assumed initial public offering price.


(2) Excludes contingent consideration payable or issuable to the selling stockholders of Millard-Wayne and Rovak.



     Due to the nature of the identifiable net assets, the book values were determined to approximate fair value at the date of the acquisition. Property and equipment are assigned lives of 3 to 5 years. Capitalized software costs represent the intangible asset associated with enhancements and new modules for existing products. Such costs are capitalized when technological feasibility is determined and expensed when available for general release. These costs generally have an estimated useful life of four years. The allocation to goodwill of the consideration in excess of net book value for these acquisitions recognizes the absence of other specifically identifiable intangible assets and is reflective of the value ascribed to the ongoing businesses and the revenue potential for existing and future products and services, particularly electronic transactions processing, which the Company feels can be derived from the installed customer base being acquired.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

4.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

(A) Records the cash portion to be paid and the shares of stock to be issued to the stockholders of the Founding Businesses in connection with the acquisitions and elimination of subsidiary equity accounts for the combined pro forma balance sheet. Additionally, reflects adjustments for certain assets and liabilities not acquired and/or converted to equity as part of the acquisition agreements.


(B) Records the cash proceeds of issuance by AMC in November 1996 of the equivalent of 505,774 shares of Common Stock for $750,000 and issuance by AMC in March 1997 of the equivalent of 54,776 shares of Common Stock for $280,000.



(D) Records the repayment of certain debt obligations and other pro forma adjustments. Of the anticipated debt repayment: $475,715 reduces AMC's obligations under terms of a 11.25% note payable to the Small Business Administration ("SBA") ($381,215) and a 12% note payable to a stockholder ($94,500), $135,440 reduces Millard-Wayne's obligations under 10.25% bank notes payable and $936,972 reduces Rovak's obligations under a prime plus .5% bank note payable ($186,032), prime plus 2% notes payable to the SBA ($647,885), and other miscellaneous notes payable to stockholders ($103,055). Additionally, payments totalling $350,000 are anticipated to eliminate AMC's obligations under the terms of a claims processing agreement ($265,000), a stock purchase warrant ($50,000) and certain accrued expenses ($35,000). Further, approximately $410,000 in additional acquisition-related expenses are to be paid from proceeds of the Offering.



(E) Records the proceeds from the issuance of 2,000,000 shares of InfoCure common stock, net of estimated offering costs of $2,140,000 (based on an assumed initial public offering price of $9 per share, the midpoint of the estimated price range); offering costs consist primarily of underwriting discounts and commissions, legal fees, accounting fees and printing expenses.



     The holders of 3,105,538 shares of Common Stock issued in partial payment of the Acquisitions have agreed not to offer, sell or otherwise dispose of any of those shares for a period of 180 days after the Offering and for 18 months thereafter, not to publicly offer or sell except in accordance with the volume limitations of Rule 144(e).


5.  UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS


(C) Records the adjustment to the provision for federal and state income taxes relating to the tax effect of filing a consolidated return.



(F) Records pro forma adjustment to depreciation and amortization expense as follows:



                                                                        NINE MONTHS       YEAR
                                                                           ENDED          ENDED
                                                                        OCTOBER 31,    JANUARY 31,
                                                                       -------------   -----------
                                                                       1996    1995       1996
                                                                       -----   -----   -----------
                                                                             (IN THOUSANDS)
         Increase (decrease) due to:
           Amortization of goodwill over life of 15 years on a
              straight-line basis....................................  $ 576   $ 576      $ 768
           Adjustment to amortization of capitalized software to
              uniform application of a four-year life................   (190)   (220)      (300)
           Adjustment to depreciation of property and equipment to
              uniform lives of three to five years...................     --      20         --
                                                                       -----   -----      -----
                                                                       $ 386   $ 376      $ 468
                                                                       =====   =====      =====

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

     The 15-year estimated useful life of goodwill is derived from management's analysis of (i) the historical lives and the future estimated useful life of customer relationships which are the core of its business, (ii) the longevity and continuing use of the Founding Businesses' base practice management system products and (iii) the relatively minor impact of technological obsolescence on the business applications provided to the office-based physician by the Founding Businesses' products and services.



     The Founding Businesses provide practice management software systems and related services to small and mid-size, office-based medical practices. These products and services provide the customer an infrastructure to manage their business on a long-term basis. The functions provided are those of basic accounting, record-keeping and business management which are essentially constant and generally not impacted by technological changes which may affect diagnostic and treatment.



     Consequently, the base products, while enhanced and updated periodically, remain in service for extended periods fundamentally unchanged. These factors, coupled with a natural resistance to change of a core component of the business, give a relatively long life to both the product and the customer relationship. The experience of the Founding Businesses indicates that products introduced 15 to 20 years ago are, with appropriate enhancements, in service today to many of the same customers.



     Management believes these factors support a 15-year life for the goodwill arising from the acquisition of the Founding Businesses.


(G) Records the pro forma change in interest expense for pro forma adjustments to debt.


(H) Records pro forma adjustments to compensation expense and certain other operating expenses pursuant to the acquisition agreements of the Founding Businesses where certain personnel will be eliminated. Corporate overhead and interest expense allocation from the former parent company of HCD is also eliminated pursuant to terms of the acquisition agreement. These adjustments are summarized as follows:



                                                            NINE MONTHS ENDED          YEAR
                                                               OCTOBER 31,             ENDED
                                                        -------------------------   JANUARY 31,
                    (IN THOUSANDS)                         1996          1995          1996
                    --------------                      -----------   -----------   -----------
Reduction of compensation and related expenses........    $1,330        $1,231        $1,773
Reduction in rental and certain operating expenses....       505           323           477
Reduction in corporate allocations to HCD:
  Corporate overhead..................................       264           324           476
  ESOP expenses.......................................        61           147           159
  Interest............................................        27             3            26
Increase in the Company's overhead expenses to
  integrate the acquisitions..........................      (339)         (339)         (452)
                                                          ------        ------        ------
                                                          $1,848        $1,689        $2,459
                                                          ======        ======        ======

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

     The pro forma adjustment to compensation and related expenses is derived from position reductions at several of the Founding Businesses specifically provided for in the acquisition and related agreements and are summarized by division in the following table:


                                                              NUMBER OF    AS A PERCENTAGE
                                                              POSITIONS       OF TOTAL
                     OPERATION DIVISION                       ELIMINATED      PERSONNEL
                     ------------------                       ----------   ---------------
Enterprise..................................................      26             27%
Mid-Range...................................................       3              6
Desktop.....................................................       3              4
                                                                  --             --
          Total.............................................      32             14%


     The foregoing position eliminations are duplicative in nature and attributable in large part to administrative activities and redundancies in sales and support. As such, it is management's opinion that the reductions will not materially adversely affect the ability of the Company to continue service levels, sales efforts and other functions required to maintain sales levels consistent with those historically achieved and, assuming no unforeseen changes in economic or other factors, that these levels could be maintained for at least 12 months or through the period required to achieve integration of the business units. Additionally, as reflected in the table summarizing the pro forma adjustments, management has provided for an addition to the Company's overhead, including an increase in appropriate corporate management and administrative personnel, to facilitate integration of the acquisitions.


     Assuming constant sales levels, management believes that no additional change in personnel is required, called for or anticipated. Any increase in personnel requirements would be based on growth or the introduction of new products and services. The specifically negotiated reductions in the workforce give recognition to the economies of scale and synergies to be attained as a result of integration of the Founding Businesses.



     The pro forma adjustment to compensation and related expenses is derived from position reductions at several of the Founding Businesses specifically provided for in the acquisition and related agreements and are summarized by division in the following table:



                                                              NUMBER OF    AS A PERCENTAGE
                                                              POSITIONS       OF TOTAL
                     OPERATION DIVISION                       ELIMINATED      PERSONNEL
                     ------------------                       ----------   ---------------
Enterprise..................................................      26             27%
Mid-Range...................................................       3              6
Deskop......................................................       3              4
                                                                  --             --
          Total.............................................      32             14%



     The foregoing position eliminations are duplicative in nature and attributable in large part to administrative activities and redundancies in sales and support. As such, it is management's opinion that the reductions will not materially adversely affect the ability of the Company to continue service levels, sales efforts and other functions required to maintain sales levels consistent with those historically achieved and, assuming no unforeseen changes in economic or other factors, that these levels could be maintained for at least 12 months or through the period required to achieve integration of the business units. Additionally, as reflected in the table summarizing the pro forma adjustments, management has provided for an addition to the Company's overhead, including an increase in appropriate corporate management and administrative personnel, to facilitate integration of the acquisitions.



     Assuming constant sales levels, management believes that no additional change in personnel is required, called for or anticipated. Any increase in personnel requirements would be based on growth or the introduction of new products and services. The specifically negotiated reductions in the workforce give

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES recognition to the economies of scale and synergies to be attained as a result of integration of the Founding Businesses.


     The acquisition of HCD was consummated on December 3, 1996. As a result, certain personnel and costs which were not part of the acquisition have been eliminated. Consequently, the Company considers that, on an annualized basis, such costs savings have been effected as follows:

                       (IN THOUSANDS)                         AMOUNT
                       --------------                         ------
Compensation, primarily duplicative administrative
  functions.................................................  $1,130
Allocations from the division's former parent company:
  Overhead..................................................     476
  ESOP expenses.............................................     159
  Rent......................................................     117
  Interest..................................................      26
                                                              ------
                                                              $1,908
                                                              ======

     Additionally, pro forma reductions in rental and other operating expenses include the elimination of certain commissions and royalties which are payable by Rovak under agreements that will be terminated following consummation of the Acquisitions. Such adjustments are approximately $125,000, $86,000 and $241,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively.


     Finally, of the remaining pro forma expense reductions for the year ended January 31, 1996, approximately $100,000 relate to adjustments in compensation of certain key executives as part of employment agreements to be effective upon consummation of the Acquisitions. The balance relates to costs associated with duplicative functions to be eliminated, net of increases in certain administrative costs deemed appropriate to effect integration of the Acquisitions. These adjustments are made based on appropriate provisions of the respective acquisition agreements. The effects of the pro forma adjustments have been applied to the nine month periods ended October 31, 1996 and 1995 on bases designed to be consistent with the annual period presented.


(I) The weighted average number of shares used to calculate pro forma earnings per share included the following:


Issued to acquire Founding Businesses.......................  3,678,844
Issued to pay cash portion of Acquisitions..................  1,157,251
Issued to pay certain indebtedness..........................    228,625
Issued to pay certain costs.................................     51,702
Shares assumed issued from exercise of options and a
  warrant...................................................    321,157
Shares assumed repurchased from proceeds from shares assumed
  issued from exercise of options...........................    (80,872)
                                                              ---------
Shares estimated to be outstanding..........................  5,356,707
                                                              ---------

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
InfoCure Corporation
Atlanta, Georgia

     We have audited the accompanying balance sheet of InfoCure Corporation as of November 27, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.


     As discussed in Note 1 to the balance sheet, the Company was formed in November 1996 and has entered into definitive agreements for the acquisition of six healthcare information systems businesses ("the Founding Businesses") through transactions involving American Medcare Corporation, Inc.; Health Care Division of Info Systems of North Carolina; Inc., Millard-Wayne, Inc.; DR Software, Inc.; KComp Management Systems, Inc. and Rovak, Inc. concurrently with an initial public offering of its common stock.


     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of InfoCure Corporation as of November 27, 1996 in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP


March 13, 1997

Atlanta, Georgia

                              INFOCURE CORPORATION

                                 BALANCE SHEET
                            AS OF NOVEMBER 27, 1996


ASSETS:
Subscription receivable.....................................  $  1
                                                              ----
                                                              $  1
                                                              ====
LIABILITIES AND STOCKHOLDERS' EQUITY:
Stockholders' equity:
  Preferred Stock, $0.001 par value, 5,000,000 shares
     authorized, none issued and outstanding................  $ --
  Common Stock, $0.001 par value, 25,000,000 shares
     authorized, 100 shares issued and outstanding..........     1
                                                              ----
          Total stockholders' equity........................  $  1
                                                              ====


                    See accompanying notes to balance sheet.

                              INFOCURE CORPORATION

                             NOTES TO BALANCE SHEET
                               NOVEMBER 27, 1996

NOTE 1 -- ORGANIZATION AND GENERAL

     InfoCure Corporation ("InfoCure") was formed in November 1996 to develop, market and service healthcare information systems for use by healthcare providers throughout the United States. InfoCure has conducted no operations to date and will acquire the Founding Businesses concurrently with the consummation of an initial public offering of its common stock.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors of
American Medcare Corporation
Atlanta, Georgia


     We have audited the accompanying consolidated balance sheets of American Medcare Corporation and subsidiaries as of January 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (capital deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 3, effective October 29, 1993, the Company acquired all of the outstanding capital stock of Integrated Computer Systems, Inc. and Electronic Transmitting Solutions, Inc. On July 22, 1994, Integrated Computer Systems, Inc. and Electronic Transmitting Solutions, Inc. filed voluntary petitions for Chapter 7 bankruptcy with the United States Bankruptcy
Court -- Northern District of Georgia. Accordingly, the subsidiaries are not consolidated.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Medcare Corporation and subsidiaries at January 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                          BDO SEIDMAN, LLP

April 12, 1996

(except for Notes 11 and 13,

as to which
the date is December 20, 1996

and Notes 3 and 15, as to


which the date is


March 13, 1997)

Atlanta, Georgia

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                 JANUARY 31,
                                                          -------------------------   OCTOBER 31,
                                                             1995          1996          1996
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
ASSETS:
Current assets:
  Cash and cash equivalents.............................  $     4,684   $   249,698   $   183,012
  Accounts and notes receivable, net....................      283,888       156,936       196,547
  Prepaid expenses and other current assets.............       27,195        32,620        30,888
                                                          -----------   -----------   -----------
          Total current assets..........................      315,767       439,254       410,447
Property and equipment, net.............................       72,789        54,372        45,282
Miscellaneous...........................................      156,934        73,315       207,852
                                                          -----------   -----------   -----------
                                                          $   545,490   $   566,941   $   663,581
                                                          ===========   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIT):
Current liabilities:
  Accounts payable......................................  $   462,227   $   374,824   $   300,879
  Accrued expenses......................................      408,459       448,627       379,269
  Deferred revenue......................................      502,916       481,224       405,677
  Note payable..........................................       73,027            --            --
  Current portion of long-term debt.....................       47,565       335,542       311,131
                                                          -----------   -----------   -----------
          Total current liabilities.....................    1,494,194     1,640,217     1,396,956
Long-term debt, less current portion....................      419,154       544,780       539,314
                                                          -----------   -----------   -----------
          Total liabilities.............................    1,913,348     2,184,997     1,936,270
                                                          -----------   -----------   -----------
Commitments and contingencies
Stockholders' equity (capital deficit):
  Common stock..........................................       41,577        41,577        47,470
  Stock purchase warrant................................      500,000       500,000       500,000
  Additional paid-in capital............................    1,415,249     1,445,247     2,110,197
  Deficit...............................................   (3,324,684)   (3,504,880)   (3,830,356)
  Treasury stock, 228,489 shares at cost................           --      (100,000)     (100,000)
                                                          -----------   -----------   -----------
          Total stockholders' equity (capital
            deficit)....................................   (1,367,858)   (1,618,056)   (1,272,689)
                                                          -----------   -----------   -----------
                                                          $   545,490   $   566,941   $   663,581
                                                          ===========   ===========   ===========


          See accompanying notes to consolidated financial statements.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                          YEAR ENDED JANUARY 31,      NINE MONTHS ENDED OCTOBER 31,
                                        --------------------------    ------------------------------
                                           1995           1996            1995             1996
                                        -----------    -----------    -------------    -------------
                                                                               (UNAUDITED)
Revenues:
  Software and services...............  $ 2,865,582    $ 2,026,114      $ 1,618,336      $ 1,429,876
  Hardware............................      619,977        386,620          296,688          229,795
                                        -----------    -----------      -----------      -----------
  Total revenues......................    3,485,559      2,412,734        1,915,024        1,659,671
Cost of revenues......................    1,115,726        515,842          434,099          299,075
                                        -----------    -----------      -----------      -----------
Gross margin..........................    2,369,833      1,896,892        1,480,925        1,360,596
                                        -----------    -----------      -----------      -----------
Operating expenses:
  Salaries and operating expenses.....    2,848,005      2,017,389        1,491,483        1,573,935
  Depreciation and amortization.......      563,690        112,314           81,653           54,890
                                        -----------    -----------      -----------      -----------
  Total operating expenses............    3,411,695      2,129,703        1,573,136        1,628,825
                                        -----------    -----------      -----------      -----------
Loss from operations..................   (1,041,862)      (232,811)         (92,211)        (268,229)
Other income (expense):
  Interest expense....................      (54,116)       (68,609)         (46,909)         (60,680)
  Other income, net...................       20,670        121,224          115,175            3,433
                                        -----------    -----------      -----------      -----------
Net loss..............................  $(1,075,308)   $  (180,196)     $   (23,945)     $  (325,476)
                                        ===========    ===========      ===========      ===========
Net loss per common share.............  $     (0.03)   $     (0.00)     $     (0.00)     $     (0.01)
                                        ===========    ===========      ===========      ===========
Weighted average common shares
  outstanding.........................   41,963,205     41,387,381       41,349,299       43,531,234
                                        ===========    ===========      ===========      ===========


          See accompanying notes to consolidated financial statements.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

                              NUMBER OF SHARES          DOLLAR VALUE
                            ---------------------    -------------------     STOCK     ADDITIONAL
                              COMMON     TREASURY    COMMON    TREASURY     PURCHASE    PAID-IN
                              STOCK       STOCK       STOCK      STOCK      WARRANT     CAPITAL       DEFICIT        TOTAL
                            ----------   --------    -------   ---------    --------   ----------   -----------   -----------
Balance, at January 31,
  1994....................  40,652,788         --    $40,652   $      --    $500,000   $1,274,175   $(2,249,376)  $  (434,549)
  Issuance of 925,000
    shares................     925,000         --        925          --                  128,575            --       129,500
  Issuance of stock
    options...............          --         --         --          --          --       12,499                      12,499
Net loss..................          --         --         --          --          --           --    (1,075,308)   (1,075,308)
                            ----------   --------    -------   ---------    --------   ----------   -----------   -----------
Balance, at January 31,
  1995....................  41,577,788         --     41,577          --     500,000    1,415,249    (3,324,684)  $(1,367,858)
  Acquisition of treasury
    stock.................          --   (228,489)        --    (100,000)         --           --            --      (100,000)
  Issuance of stock
    options...............          --         --         --          --          --       29,998            --        29,998
Net loss..................          --         --         --          --          --           --      (180,196)     (180,196)
                            ----------   --------    -------   ---------    --------   ----------   -----------   -----------
Balance, at January 31,
  1996....................  41,577,788   (228,489)    41,577    (100,000)    500,000    1,445,247    (3,504,880)   (1,618,056)
  Issuance of common stock
    (unaudited)...........   5,892,286         --      5,893          --          --      642,450            --       648,343
  Issuance of stock
    options (unaudited)...          --         --         --          --          --       22,500            --        22,500
  Net loss (unaudited)....          --         --         --          --          --           --      (325,476)     (325,476)
                            ----------   --------    -------   ---------    --------   ----------   -----------   -----------
Balance, at October 31,
  1996 (unaudited)........  47,470,074   (228,489)   $47,470   $(100,000)   $500,000   $2,110,197   $(3,830,356)  $(1,272,689)
                            ==========   ========    =======   =========    ========   ==========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                              NINE MONTHS ENDED
                                                  YEAR ENDED JANUARY 31,         OCTOBER 31,
                                                  -----------------------   ---------------------
                                                     1995         1996        1995        1996
                                                  -----------   ---------   ---------   ---------
                                                                                 (UNAUDITED)
Cash provided by (used for) operating
  activities:
  Net loss......................................  $(1,075,308)  $(180,196)  $ (23,945)  $(325,476)
  Adjustments to reconcile net loss to cash used
     for operating activities:
     Depreciation and amortization..............      581,650     114,056      55,947      27,767
     Allowance for doubtful accounts............      (41,705)     18,368          --          --
     Compensatory stock options.................       12,499      29,998      22,500      22,500
     Gain on sale of fixed assets...............      (22,646)         --          --          --
     Other noncash charges......................       30,000          --          --          --
     Changes in current assets and liabilities:
       Accounts and notes receivable............      192,405     107,540      72,448     (38,354)
       Inventory................................       17,885          --          --          --
       Prepaid expenses and other current
          assets................................       60,462      (5,424)      3,510      (7,331)
       Accounts payable and accrued expenses....      (73,900)    (47,235)     35,277    (249,464)
       Deferred revenue.........................      (20,921)    (21,692)    (52,585)    (67,297)
                                                  -----------   ---------   ---------   ---------
  Net cash provided by (used in) operating
     activities.................................     (339,579)     15,415     113,152    (637,655)
                                                  -----------   ---------   ---------   ---------
Cash (used for) provided by investing
  activities:
  Property and equipment expenditures...........       (6,199)    (15,189)    (15,972)    (10,419)
  Purchases of intangible assets................                       --      34,194    (107,903)
  Proceeds from sale of fixed assets............       80,000          --          --          --
  Expenditures for software development costs...      (22,445)         --        (725)    (24,474)
  Proceeds from collection of notes and other
     receivables................................      113,888       4,213          --          --
                                                  -----------   ---------   ---------   ---------
  Net cash provided by (used in) investing
     activities.................................      165,244     (10,976)     17,497    (142,796)
                                                  -----------   ---------   ---------   ---------
Cash provided by (used for) financing
  activities:
  Proceeds from issuance of common stock........           --          --          --     648,343
  Proceeds from note payable to stockholder.....       85,000      94,500          --          --
  Repayment of note payable to stockholder......           --     (73,027)    (73,028)         --
  Proceeds from issuance of long-term debt......           --     366,665      94,500          --
  Principal payments on long-term debt..........      (53,780)    (47,563)    (25,508)     65,422
  Repurchase of common stock....................           --    (100,000)   (100,000)         --
                                                  -----------   ---------   ---------   ---------
  Net cash provided by (used in) financing
     activities.................................       31,220     240,575    (104,036)    713,765
                                                  -----------   ---------   ---------   ---------
Net increase (decrease) in cash and cash
  equivalents...................................     (143,115)    245,014      26,613     (66,686)
Cash and cash equivalents, beginning............      147,799       4,684       4,684     249,698
                                                  -----------   ---------   ---------   ---------
Cash and cash equivalents, ending...............  $     4,684   $ 249,698   $  31,297   $ 183,012
                                                  ===========   =========   =========   =========


          See accompanying notes to consolidated financial statements.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND NATURE OF BUSINESS

     American Medcare Corporation (the "Company" or "AMC") was incorporated on January 11, 1983, and was originally formed to provide management services to professional corporations practicing family and emergency medicine.

     In May 1993, the Company merged with Newport Capital, Inc. ("Newport"), whose principal asset was its wholly-owned subsidiary, International Computer Solutions, Inc. ("ICS"). ICS develops, markets and supports health care data processing and claims transmission systems, including hardware and software packages, primarily for physician and dentist practice offices.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. See Note 3 for accounting for failed acquisitions.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed over the estimated useful lives of the related assets using both straight line and accelerated methods for financial reporting and accelerated methods for income tax purposes. Substantial betterments to property and equipment are capitalized and repairs and maintenance are expensed as incurred.


CAPITALIZED SOFTWARE DEVELOPMENT COSTS



     Certain costs incurred in the internal development of computer software and costs of purchased computer software, which is to be licensed, sold, or otherwise marketed, are capitalized and amortized on a straight-line basis over the expected useful life of the individual software products (generally two to three years). Development costs include detailed design, prototyping, coding, testing, documentation, production and quality assurance. Such costs are capitalized once the product's technological feasibility is established and are expensed after the product is available for general release. During the year ended January 31, 1995, the Company capitalized $22,445 of software development costs. Amortization of capitalized software development costs for the years ended January 31, 1995, and 1996, was $279,284 and $42,925, respectively.



     The Company's operational policy for the assessment and measurement of the continuing value of capitalized software is to evaluate the recoverability of the remaining life of its capitalized software and determine whether the software should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment if undiscounted estimated future cash flows of the capitalized software is determined to be less than the carrying amount of capitalized software.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

REVENUE RECOGNITION


     Revenue is recognized, net of allowances for estimated returns, from the sale of computer hardware and computer software when the product is shipped and when training services, where applicable, are provided. Revenue from hardware maintenance and customer support contracts and claims processing services are recognized in the period in which the services are provided; amounts not yet earned are recorded as deferred revenue. Revenue from contract services for maintenance and support were approximately $1,068,000 and $805,000 for 1995 and 1996, respectively. Revenue from claims processing services totaled about $554,000 and $338,000 for 1995 and 1996, respectively.


INCOME TAXES

     The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than possible enactments of changes in the tax laws or rates.

LOSS PER COMMON SHARE

     Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each year.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995 and was adopted by the Company as of February 1, 1996.

     This statement requires that long-lived assets, including certain intangibles, held and used by the Company be reviewed for potential impairment. This new pronouncement did not have a material effect on the Company's financial statements when adopted.

     SFAS No. 123, "Accounting for Stock Based Compensation" is effective for years beginning after December 15, 1995 and was adopted by the Company as of February 1, 1996. This statement establishes financial accounting and reporting standards for stock based employee compensation plans. SFAS No. 123 permits, but does not require, a fair-value based method of accounting for employee stock option plans which results in compensation expense recognition when stock options are granted. As permitted by SFAS No. 123, the Company will provide pro forma disclosure of net income and earnings per share, as applicable in the notes to future consolidated financial statements.

INTERIM FINANCIAL STATEMENTS


     In the opinion of management, the accompanying (unaudited) interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's results of operations and cash flows for the nine months ended October 31, 1995 and 1996. The results of operations and cash flows for the nine months ended October 31, 1995 and 1996 are not necessarily indicative of the results to be expected for the full year.


CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Accounts receivable arise from sale of healthcare practice management

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES systems to the Company's customer base located throughout the United States. The Company performs ongoing credit evaluations of its customers' financial condition, and generally requires no collateral from its customers. The Company's credit losses are subject to general economic conditions of the healthcare industry.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist principally of accounts receivable, accounts payable, notes payable and long-term debt. Accounts receivable and accounts payable are short term in nature, accordingly, carrying value is deemed to approximate fair value. The notes payable to bank, including both the short-term line of credit and the long-term loan, bear interest at rates which vary with current market conditions, accordingly, carrying values are deemed to approximate fair value. Notes receivable and payable with shareholders bear interest at fixed rates ranging between 10% and 12% which, based on their terms and their current interest rates in the market, are deemed to approximate fair value.

STATEMENT OF CASH FLOWS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform with the current year presentation.

2.  FINANCIAL CONDITION AND FISCAL 1997 OUTLOOK

     During the year ended January 31, 1996, the Company incurred a loss from operations of approximately $233,000. This loss is in addition to the prior year's operating loss of approximately $1,042,000. As of January 31, 1996, the Company had a capital deficit of approximately $1,618,000 and a working capital deficiency of approximately $1,201,000. In addition, other than resources obtainable from certain of its officers and principal shareholders, the Company has no available line of credit or other access to immediate short term financing.

     The Company has devised certain plans and strategies which, in management's opinion, will allow the Company to reduce costs and operate more profitably. During the second quarter of fiscal 1995, the Company decreased its workforce by approximately 40%, which resulted in significant reductions in salaries, benefits and other personnel related expenses. In addition, the Company moved its headquarters to smaller leased offices and negotiated a three-month free rent period and escalating payments during subsequent months. This reduction in rental payments, along with certain other operational changes such as billing maintenance in advance quarterly rather than monthly, have provided some amount of currently available cash.


     In addition to operational changes, the Company believes that its decision to place Integrated Computer Systems, Inc. and Electronic Transmitting Solutions, Inc. into bankruptcy and the rescission of the Capital Enterprises, Inc. acquisition eliminated a significant portion of the Company's unprofitable operations and allows management to focus on the Company's primary business (see
Note 3). Management believes that the expenses and resultant losses associated with the above failed acquisitions are one time occurrences, which were recognized in fiscal 1994. No such similar costs were included in the 1995 or 1996 financial statements.


     There is no assurance that management's plans will be successful, but management believes it has the resources to insure survivability of the Company.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

3.  LOSS ASSOCIATED WITH FAILED ACQUISITIONS


     On July 22, 1994, Integrated Computer Systems, Inc. ("Integrated") and Electronic Transmitting Solutions, Inc. ("Electronic"), two wholly-owned subsidiaries of the Company, filed voluntary petitions for Chapter 7 bankruptcy with the United States Bankruptcy Count -- Northern District of Georgia. The Company also filed suit against the sellers of Integrated and Electronic in 1996 in the United States Bankruptcy Court -- Northern District of Georgia. The suit called for rescission of the October 29, 1993 acquisitions along with the return of the stock issued to the sellers. In addition, the suit asks for damages for monetary amounts incurred by the Company as a result of problems related to the acquisitions.



     The Company has accrued a liability for estimated costs associated with the liquidation of Integrated and Electronic. As of January 31, 1995 and 1996, approximately $183,000 and $120,000, respectively, was included in accrued expenses for such estimated costs.



     The shares of common stock issued in connection with the acquisition of Integrated and Electronic are reflected as being outstanding in the accompanying consolidated balance sheets and statements of shareholders' equity (capital deficit). The Company has entered into an agreement with the trustee in bankruptcy granting the Company the right to purchase these 1,926,470 shares (132,586 Equivalent Shares of Common Stock) for $65,000. The purchase is contingent upon the execution of definitive settlement agreements between the sellers and the trustee and the approval of the settlements by the bankruptcy court.


     On January 31, 1994, the Company acquired all of the outstanding capital stock of Capital Enterprises, Inc. ("CEI"), whose principal asset was an office building. As a result of the Company's inability to maintain certain financial ratios between the Company and the seller of CEI, the parties entered into a rescission and release agreement on May 31, 1994. This agreement rescinded the acquisition effective as of January 31, 1994.

4.  ACCOUNTS AND NOTES RECEIVABLE

     Accounts and notes receivable are summarized as follows:


                                                                1995       1996
                                                              --------   --------
Accounts receivable -- trade................................  $336,696   $229,155
Notes receivable (0-10% interest)...........................    23,547     18,169
                                                              --------   --------
                                                               360,243    247,324
Less allowance for doubtful accounts........................    76,355     90,388
                                                              --------   --------
                                                              $283,888   $156,936
                                                              ========   ========


5.  PROPERTY, EQUIPMENT AND DEPRECIATION

     Major classes of property and equipment consisted of the following:


                                                         ESTIMATED
                                                        USEFUL LIVES
                                                          (YEARS)        1995       1996
                                                        ------------   --------   --------
Computer equipment....................................      3-5        $316,247   $331,436
Furniture and fixtures................................      5-7         293,381    293,381
                                                            ---        --------   --------
                                                                        609,628    624,817
Less accumulated depreciation.........................                  536,839    570,445
                                                                       --------   --------
                                                                       $ 72,789   $ 54,372
                                                                       ========   ========



     Depreciation was $70,052 and $34,389 for the years ended January 31, 1995 and 1996, respectively.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

6.  MISCELLANEOUS ASSETS

     Miscellaneous assets consist of the following:


                                                                1995      1996
                                                              --------   -------
Deferred rent asset.........................................  $ 90,072   $52,547
Capitalized software development costs, net.................    62,436    19,511
Long-term notes receivable..................................     4,426     1,257
                                                              --------   -------
                                                              $156,934   $73,315
                                                              ========   =======



     Capitalized software development costs are stated net of accumulated amortization of $660,803 and $656,505, at January 31, 1995 and 1996, respectively.


7. ACCRUED EXPENSES

     Accrued expenses consisted of the following:


                                                                1995       1996
                                                              --------   --------
Expenses related to loss on failed acquisition..............  $182,849   $119,590
Compensation................................................   140,925    151,537
Taxes other than income.....................................    48,623     57,995
Professional fees...........................................    25,000     50,000
Customer costs..............................................     6,455     28,606
Other accruals..............................................     4,607     40,899
                                                              --------   --------
                                                              $408,459   $448,627
                                                              ========   ========


8. NOTE PAYABLE AND LONG-TERM DEBT

     Long-term debt consisted of the following:


                                                                1995       1996
                                                              --------   --------
Notes payable to banks......................................  $430,555   $396,042
Other.......................................................    36,164    484,280
                                                              --------   --------
                                                               466,719    880,322
Less current portion........................................    47,565    335,542
                                                              --------   --------
                                                              $419,154   $544,780
                                                              ========   ========



     During fiscal 1994, the Company refinanced its existing bank loans with a new note payable to a bank which is guaranteed by the Small Business Administration ("SBA"). This loan bears interest at a rate of 11.25% and is payable in monthly installments through May 2003. The loan is secured by substantially all of the assets of the Company and certain other real estate owned by two stockholders. In addition, the loan is personally guaranteed by five of the Company's stockholders.


     In June 1994, the Company borrowed $85,000 in exchange for a promissory note which bore a 15% annual interest rate and was payable in monthly installments of $4,000 until April 1995 when a balloon payment of approximately $68,000 was tendered in satisfaction of the remaining obligation under the note.

     In April 1995, the Company borrowed $94,500 from the majority stockholder of the Company in exchange for a promissory note bearing interest at 12% payable in a balloon payment of principal and interest in April 1997.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

     In January 1996, the Company received a loan from a third party in the amount of $366,666 in the form of a promissory note payable bearing interest at a rate of 9.95%. In conjunction with this note the Company has entered into an agreement to exclusively promote the third party's claims processing services as a component of the Company's products. The note is to be repaid based on fees charged by the third party for claims submitted by the Company for processing. As of January 31, 1996, no such claims had been submitted. The note is payable together with accrued and unpaid interest at December 31, 1998 and is included in other long-term debt.



     Also included in other long-term debt are capital leases of $36,164 and $19,612 at January 31, 1995 and 1996, respectively. Also included are notes payable to stockholders in the amount of $3,500 and $98,000 at January 31, 1995 and 1996, respectively.


     As of January 31, 1996, future maturities of these obligations are as follows:

                              YEAR                               AMOUNT
                              ----                              --------
  1997........................................................  $335,542
  1998........................................................   243,051
  1999........................................................    66,611
  2000........................................................    63,823
  2001........................................................    63,823
  Thereafter..................................................   107,472
                                                                --------
                                                                $880,322
                                                                ========

9. OPERATING LEASES

     The Company leases certain office equipment under noncancellable operating leases with initial or remaining terms of one year or more. At January 31, 1996, the remaining amounts due under these leases totaled approximately $29,000 in the aggregate.

     In August 1994, the Company entered into a new office space lease which contained a free rent period through November 1994. Total future minimum annual rental payments under this lease are approximately $82,000, $91,100 and $56,000 for 1997, 1998 and 1999, respectively.


     Rent expense for 1995 and 1996, which included lease payments for office space, was approximately $110,000 and $101,000, respectively.


10.  COMMON STOCK


     The Company had 50,000,000 shares of common stock, par value .001 per share, authorized at January 31, 1995 and 1996, respectively. Shares of common stock outstanding totaled 41,577,778 and 41,349,299 at January 31, 1995 and 1996, respectively.


     At January 31, 1996, 925,000 shares of common stock issued during fiscal 1995 were subject to certain restrictions limiting their sale during the two years subsequent to their issuance.

     During the nine months ended October 31, 1996 the Company issued approximately 5,900,000 shares of common stock in private placements to several individuals, primarily for cash.

11.  STOCK PURCHASE WARRANT AND OPTIONS

     On January 4, 1991, the Company issued to Moore Business Forms, Inc. ("Moore") a stock purchase warrant, exercisable through December 31, 2000, for 20% of ICS common stock, in full satisfaction of approximately $445,000 of amounts owed to Moore. In addition, Moore transferred ownership of the Medical Practice Manager, Dental Practice Manager and Oral Surgeon Practice Manager software and source code to

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

ICS. The warrant was assigned a value of $500,000 and the Company recorded approximately $55,000 as the value of the software and source code.

     Pursuant to terms of an agreement dated December 20, 1996, the Company repurchased the warrant for $50,000 and terminated all related obligations and liabilities.

     During fiscal 1995, the Company granted options to a director and an officer of the Company. The options enable the holders to purchase up to 4,000,000 shares of common stock at prices ranging from $0.01 to $1.00 per share. The options may be exercised at various times through September 1999.

     No options had been exercised as of January 31, 1996.

12.  INCOME TAXES

     Deferred taxes result from temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The sources of the temporary differences and their effect on deferred tax assets and liabilities are as follows:


                                                                1995        1996
                                                              ---------   ---------
Basis difference of capitalized software costs and purchased customer lists............................................  $ (76,000)  $ (61,000)
Differences in basis of property and equipment..............     (5,000)    (14,000)
Allowance for doubtful accounts.............................     29,000      34,000
Other basis differences.....................................      6,000       8,000
Net operating loss carryforwards............................    657,000     704,000
                                                              ---------   ---------
Gross deferred tax assets...................................    611,000     671,000
Deferred tax asset valuation allowance......................   (611,000)   (671,000)
                                                              ---------   ---------
          Net deferred tax asset (liability)................  $      --   $      --
                                                              =========   =========



     As of January 31, 1996, the Company and its subsidiaries have net operating loss carryforwards for federal income tax purposes of approximately $1,759,000 which expire beginning in 2004. Due to the Company's net operating loss carryforwards, there is no provision for income taxes at January 31, 1995 and 1996.


13.  CLAIM PROCESSING AGREEMENT

     ICS has an agreement with another company whereby ICS assisted in the establishment of an electronic claims processing clearinghouse and in the subsequent marketing of the clearinghouse by submitting electronic claims of ICS customers for processing through the clearinghouse. The other company is owned by a minority stockholder of the Company. ICS received a fee which included the cancellation of a $324,000 note payable to this minority stockholder, plus additional periodic payments totaling $100,000.


     As part of the agreement, ICS agreed to submit all its eligible electronic claims exclusively to the other company for processing and will pay $0.25 per claim processed. The agreement commenced September 1, 1992 and will terminate upon the processing of 11,800,000 claims, or certain other events (principally related to the transfer of ownership of ICS) or discontinuance of electronic claim-related business activities. If the agreement is terminated due to the other events, five shareholders of the Company shall pay a termination fee of $324,000 less the number of claims processed to date times $0.05 per claim, plus an annual interest surcharge of prime plus 3%. ICS has guaranteed the shareholders' obligation for the termination fee which totaled approximately $284,000 at January 31, 1996. The service center became functional in September of 1993 and processed approximately 349,000 and 431,000 claims from ICS customers in fiscal 1995 and 1996, respectively. As of January 31, 1995 and 1996, approximately $305,000 and $284,000, respectively, was included in deferred revenue related to this agreement.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

     In November 1996, the Company entered into an agreement to terminate this agreement in consideration of $265,000 to be paid upon the successful completion of a public offering of the Company or its successor.

14.  SUPPLEMENTAL CASH FLOW INFORMATION


     Cash payments for interest amounted to $66,028 and $55,338 for the years ended January 31, 1995 and 1996, respectively.


15.  SUBSEQUENT EVENTS


     (a) The Company entered into negotiations with Health Care Division (the "Division") (a division of Info Systems of North Carolina, Inc.), whereby the Company would acquire certain assets and liabilities of the Division in exchange for an estimated $1,750,000. The Company has also entered into negotiations with Millard-Wayne, Inc. (Millard-Wayne) whereby the Company would acquire all of the common stock of Millard-Wayne in exchange for an estimated $1,100,000 cash and 391,500 shares of common stock. An additional 391,500 shares of stock are contingently issuable in the Millard-Wayne transaction based on earnings subsequent to the acquisition. The Division acquisition was consummated in December 1996. The Millard-Wayne acquisition is expected to be consummated in the first quarter of 1997. The Company has also signed non-binding letters of intent to acquire three additional practice management software companies for aggregate consideration of approximately $7,500,000 in cash and common stock.



     (b) In November 1996, the Company, through a private placement, issued approximately 7,387,000 shares of the Company's common stock for an aggregate consideration of $750,000. In March 1997, the Company, through private placements, issued 800,000 shares of the Company's common stock for $280,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
KComp Management Systems, Inc.
Los Angeles, California

     We have audited the accompanying balance sheet of KComp Management Systems, Inc. as of March 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (December 15, 1995) to March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KComp Management Systems, Inc. at March 31, 1996, and the results of its operations and its cash flows for the period from inception (December 15, 1995) to March 31, 1996, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Atlanta, Georgia
November 15, 1996

                         KCOMP MANAGEMENT SYSTEMS, INC.

                                 BALANCE SHEETS


                                                              MARCH 31,    DECEMBER 31,
                                                                1996           1996
                                                              ---------    ------------
                                                                           (UNAUDITED)
ASSETS:
Current assets:
  Cash......................................................  $ 33,427      $      496
  Accounts receivable -- trade..............................    27,453          57,137
  Accounts receivable -- other..............................   172,914         364,219
  Other.....................................................        --           9,069
                                                              --------      ----------
          Total current assets..............................   233,794         430,921
                                                              --------      ----------
Property and equipment:
  Computer equipment........................................    62,051          62,051
  Phone equipment...........................................    29,409          37,183
  Other.....................................................     3,171           3,171
                                                              --------      ----------
          Total property and equipment......................    94,631         102,405
  Less accumulated depreciation.............................     6,153          21,111
                                                              --------      ----------
          Net property and equipment........................    88,478          81,294
                                                              --------      ----------
Other assets:
  Capitalized software development costs, less accumulated
     amortization of $11,706 and $47,352....................   128,765         200,384
  Goodwill less accumulated amortization of $9,995 and
     $32,483................................................   439,759         417,272
                                                              --------      ----------
          Total assets......................................  $890,796      $1,129,871
                                                              ========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Lines of credit...........................................  $ 24,134      $   49,919
  Accounts payable..........................................   235,550         217,556
  Accrued expenses..........................................    72,686          40,857
  Income taxes payable......................................        --         122,000
  Deferred revenue..........................................    79,248          75,052
  Current portion of notes payable..........................   448,435         436,501
                                                              --------      ----------
          Total current liabilities.........................   860,053         941,885
Notes payable...............................................    27,761          27,761
                                                              --------      ----------
Total liabilities...........................................   887,814         969,646
                                                              --------      ----------
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value, $0.01 stated value, 500,000
     shares authorized; 30,000 shares issued and
     outstanding............................................       300             300
  Additional paid-in capital................................     3,682           3,682
  Retained earnings (accumulated deficit)...................    (1,000)        156,243
                                                              --------      ----------
          Total stockholders' equity........................     2,982         160,225
                                                              --------      ----------
          Total liabilities and stockholders' equity........  $890,796      $1,129,871
                                                              ========      ==========


                See accompanying notes to financial statements.

                         KCOMP MANAGEMENT SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS


                                                               PERIOD FROM
                                                                INCEPTION
                                                              (DECEMBER 15,   NINE MONTHS
                                                                1995) TO         ENDED
                                                                MARCH 31,     DECEMBER 31,
                                                                  1996            1996
                                                              -------------   ------------
                                                                              (UNAUDITED)
Revenues:
  Systems and hardware sales................................    $172,781       $  221,519
  Maintenance and support...................................     486,764        1,271,786
                                                                --------       ----------
          Total revenues....................................     659,545        1,493,305
                                                                --------       ----------
Cost and expenses:
  Salaries and wages........................................     467,390          729,104
  Telephone.................................................      73,904          158,638
  Depreciation and amortization.............................      27,854           73,092
  Rent......................................................      27,280           65,060
  Insurance.................................................      10,045            9,078
  Other.....................................................      40,328          145,846
                                                                --------       ----------
          Total cost and expenses...........................     646,801        1,180,818
                                                                --------       ----------
Income from operations......................................      12,744          312,487
Other income (expense):
  Other income (expense)....................................        (665)              --
  Interest expense..........................................     (13,079)         (33,244)
                                                                --------       ----------
Income (loss) before taxes..................................      (1,000)         279,243
Income tax provision........................................          --          122,000
                                                                --------       ----------
Net income (loss)...........................................    $ (1,000)      $  157,243
                                                                ========       ==========


                See accompanying notes to financial statements.

                         KCOMP MANAGEMENT SYSTEMS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                    COMMON STOCK     ADDITIONAL
                                                   ---------------    PAID-IN     RETAINED
                                                   SHARES   AMOUNT    CAPITAL     EARNINGS     TOTAL
                                                   ------   ------   ----------   ---------   --------
Balance, December 15, 1995 (inception)...........      --      --          --           --          --
  Issuance of common stock.......................  30,000    $300      $3,682     $     --    $  3,982
  Net loss for the period........................      --      --          --       (1,000)     (1,000)
                                                   ------    ----      ------     --------    --------
Balance, March 31, 1996..........................  30,000     300       3,682       (1,000)      2,982
  Net income for the nine months ending December
     31, 1996 (unaudited)........................      --      --          --      157,243     157,243
                                                   ------    ----      ------     --------    --------
Balance, December 31, 1996 (unaudited)...........  30,000    $300      $3,682     $156,243    $160,225
                                                   ======    ====      ======     ========    ========


                See accompanying notes to financial statements.

                         KCOMP MANAGEMENT SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS


                                                               PERIOD FROM
                                                                INCEPTION
                                                              (DECEMBER 15,   NINE MONTHS
                                                                1995) TO         ENDED
                                                                MARCH 31,     DECEMBER 31,
                                                                  1996            1996
                                                              -------------   ------------
                                                                              (UNAUDITED)
Cash provided by (used in) operating activities:
  Net (loss) income.........................................    $  (1,000)      $ 157,243
  Adjustments to reconcile net (loss) income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................       27,854          73,092
     Increase (decrease) from change in:
       Accounts receivable..................................     (200,367)       (220,989)
       Accounts payable and accrued expenses................      154,793         (49,823)
       Income taxes payable.................................           --         122,000
       Deferred revenue.....................................       54,131          (4,196)
       Other................................................           --          (9,069)
                                                                ---------       ---------
  Net cash provided by operating activities.................       35,411          68,258
                                                                ---------       ---------
Cash provided by (used in) investing activities:
  Purchase of equipment.....................................       (5,191)         (7,774)
  Increase in software development costs....................           --        (107,266)
                                                                ---------       ---------
  Net cash used in investing activities.....................       (5,191)       (115,040)
                                                                ---------       ---------
Cash provided by (used in) financing activities:
  Proceeds from line of credit..............................       24,134          25,785
  Increase in notes payable.................................       77,425         161,276
  Payments on notes payable.................................     (102,334)       (173,210)
  Issuance of common stock..................................        3,982              --
                                                                ---------       ---------
  Net cash provided by financing activities.................        3,207          13,851
                                                                ---------       ---------
Net increase (decrease) in cash.............................       33,427         (32,931)
Cash, beginning.............................................           --          33,427
                                                                ---------       ---------
Cash, ending................................................    $  33,427       $     496
                                                                =========       =========


                See accompanying notes to financial statements.

                         KCOMP MANAGEMENT SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     KComp Management Systems, Inc. (the "Company") was formed in March 1995 and began operations in December 1995, following the acquisition of certain assets and assumption of certain liabilities of Songbird Data Systems, Inc. ("Songbird") in December 1995. The Company provides support and training services for computer software for the dental industry. The Company also updates and sells the current version of its computer software and other related auxiliary products.

REVENUE RECOGNITION

     Revenue from maintenance and support contracts is recognized ratably over the contract period. Revenue from software sales is recorded when the product is delivered.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of cash flows, the Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the respective assets on the straight-line basis ranging from five to seven years.

     Expenditures for major renewals and betterment that extend the useful lives of property and equipment are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred.

EXCESS OF COST OVER NET ASSETS ACQUIRED


     The excess of purchase price over fair value of net assets acquired arises in connection with business combinations accounted for as purchases and is amortized on a straight-line basis over fifteen years. Accumulated amortization amounted to approximately $10,000 for the period from inception (December 15, 1995) to March 31, 1996 and $32,500 (unaudited) for the nine months ended December 31, 1996.


     The Company's operational policy for the assessment and measurement of any impairment in the value of excess of cost over net assets acquired which is other that temporary is to evaluate the recoverability and remaining life of its goodwill and determine whether the goodwill should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment of goodwill if undiscounted estimated future operating cash flows of the acquired business are determined to be less than the carrying amount of goodwill. If the Company determines that goodwill has been impaired, the measurement of the impairment will be equal to the excess of the carrying amount of goodwill over the amount of the undiscounted estimated operating cash flows. If an impairment of goodwill were to occur, the Company would reflect the impairment through a reduction in the carrying value of goodwill.

                         KCOMP MANAGEMENT SYSTEMS, INC.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS



     Certain costs incurred in the internal development of computer software and costs of purchased computer software, which is to be licensed, sold, or otherwise marketed, are capitalized and amortized on a straight-line basis over the expected useful life of the individual software products (generally four years). Development costs include detailed design, prototyping, coding, testing, documentation, production and quality assurance. Such costs are capitalized once the product's technological feasibility is established and are expensed after the product is available for general release. During the nine months ended December 31, 1996, the Company capitalized approximately $107,000 (unaudited) of software development costs. Amortization of capitalized software development costs for the period from inception (December 15, 1995) to March 31, 1996, was approximately $12,000, and for the nine months ended December 31, 1996, approximately $36,000 (unaudited).


     The Company's operational policy for the assessment and measurement of the continuing value of capitalized software is to evaluate the recoverability of the remaining life of its capitalized software and determine whether the software should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment if undiscounted estimated future cash flows of the capitalized software is determined to be less than the carrying amount of capitalized software.

INCOME TAXES


     The Company uses the liability method to account for income taxes. Under this approach, deferred income taxes are provided for the temporary differences between the book and tax bases of assets and liabilities using currently enacted tax rates. Changes in tax laws or rates are recognized in the deferred tax balances when enacted.


CONCENTRATION OF CREDIT RISK

     The Company markets its products and services to a wide variety of customers in diverse geographic areas. This diversity reduces the concentration of credit risk which may arise from the resultant accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS


     The Company's financial instruments include receivables, accounts and notes payable and accrued liabilities. Such instruments are reported at values which the Company believes are not materially different from their fair values.


NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995.

     This statement requires that long-lived assets, including certain intangibles, held and used by the Company be reviewed for potential impairment. This new pronouncement is not expected to have a material effect on the Company's financial statements.

INTERIM FINANCIAL STATEMENTS


     In the opinion of management, the accompanying (unaudited) interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of December 31, 1996 and the results of operations and cash flows for the nine months ended

                         KCOMP MANAGEMENT SYSTEMS, INC.

December 31, 1996. The results of operations for the nine months ended December 31, 1996 are not necessarily indicative of the results to be expected for the full year.


2.  NOTES PAYABLE


     The Company maintains two lines of credit with a bank which provide for an aggregate of $75,000 in borrowings. The lines bear interest of 9.75% and are due March 1997. At March 31, 1996, $24,134 was outstanding on the lines. At December 31, 1996, borrowings under the lines of credit amounted to $49,919 (unaudited). These lines of credit are collateralized by certain certificates of deposit pledged by the Company's president.


     The Company maintains several term notes payable to certain officers, directors and affiliates. The notes bear interest at rates from 7%-12%. Future maturities under these term notes are as follows:

                         MARCH 31,                             AMOUNT
                         ---------                            --------
1997........................................................  $448,435
1998........................................................    27,761
                                                              --------
                                                              $476,196
                                                              ========

3.  COMMITMENTS


     The Company is obligated under terms of operating leases for its office facilities and certain equipment and utilities. Rent expense was approximately $27,000 for the period from inception (December 15, 1995) to March 31, 1996 and approximately $65,000 (unaudited) for the nine months ended December 31, 1996. Future minimum payments under these leases are as follows:


                         MARCH 31,                             AMOUNT
                         ---------                            --------
1997........................................................  $338,635
1998........................................................   172,772
1999........................................................    45,000
                                                              --------
                                                              $556,407
                                                              ========

4.  INCOME TAXES

     The components of income tax expense are as follows:


                                                         PERIOD FROM
                                                          INCEPTION           NINE MONTHS
                                                     (DECEMBER 15, 1995)         ENDED
                                                      TO MARCH 31, 1996    DECEMBER 31, 1996
                                                     -------------------   ------------------
                                                                              (UNAUDITED)
Current
  Federal..........................................       $     --              $ 97,000
  State............................................             --                25,000
                                                          --------              --------
          Total current............................             --               122,000
                                                          --------              --------
Deferred...........................................             --                    --
                                                          --------              --------
          Net tax expense..........................       $     --              $122,000
                                                          --------              --------

                         KCOMP MANAGEMENT SYSTEMS, INC.

5.  STOCK WARRANT

     In May 1996, the Company issued Marc Kloner a stock purchase warrant to purchase 327,240 shares of common stock of the Company. Exercise of the warrant is anticipated to result in the reduction of an account payable to Mr. Kloner of approximately $41,000.

6.  SUPPLEMENTAL CASH FLOW INFORMATION

     As discussed in Note 1 the Company acquired certain assets and assumed certain liabilities of Songbird. The assets and liabilities were as follows:

Fixed assets................................................  $  89,440
Capitalized software........................................    140,471
Accounts payable and accrued expenses.......................   (153,443)
Deferred revenue............................................    (25,117)
Notes payable...............................................   (501,105)
                                                              ---------
          Net liabilities assumed...........................  $(449,754)
                                                              =========


     Cash paid for interest for the period from inception (December 15, 1995) to March 31, 1996 was approximately $13,000 and $33,000 (unaudited) for the nine months ended December 31, 1996.


7.  SUBSEQUENT EVENT


     Subsequent to March 31, 1996, the Company signed a letter of intent to be acquired by American Medcare Corporation ("AMC"), whereby AMC would acquire all of the common stock of the Company in exchange for an estimated $1,600,000. The sale is anticipated to occur in the first quarter of 1997.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

Millard-Wayne, Inc.

Atlanta, Georgia


     We have audited the accompanying balance sheets of Millard-Wayne, Inc. as of December 31, 1995 and 1996, and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Millard-Wayne, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles.


                                          BDO SEIDMAN, LLP

Atlanta, Georgia

February 15, 1997

                              MILLARD-WAYNE, INC.

                                 BALANCE SHEETS


                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1995         1996
                                                              --------    ----------
ASSETS:
Current assets:
  Cash......................................................  $  8,257    $   29,257
  Accounts receivable net of $8,100 allowance...............   366,741       450,278
  Deferred tax asset........................................    47,000        62,000
  Other current assets......................................     2,256           414
                                                              --------    ----------
          Total current assets..............................   424,254       541,949
Property and equipment, net of accumulated depreciation.....   132,372       115,984
Capitalized software development costs, net of accumulated
  amortization of $1,339,800 and $1,481,512.................   249,487       248,634
Purchased software rights, net of accumulated amortization
  of $8,561 and $13,637.....................................    54,539        89,082
Other assets................................................    23,625        18,137
                                                              --------    ----------
                                                              $884,277    $1,013,786
                                                              ========    ==========
LIABILITIES AND STOCKHOLDER'S EQUITY:
Current liabilities:
  Accounts payable..........................................  $ 90,882    $  252,710
  Accrued expenses..........................................    59,119        94,283
  Deferred revenue..........................................   377,927       311,756
  Current portion of notes payable..........................   136,672       127,868
  10 1/2% demand note payable to officer....................        --        73,495
                                                              --------    ----------
          Total current liabilities.........................   664,600       860,112
                                                              --------    ----------
Notes payable...............................................    30,482        18,514
                                                              --------    ----------
Commitments and contingencies
Stockholder's equity:
  Common stock, $1.00 par, 500 shares authorized, issued and
     outstanding............................................       500           500
  Additional paid-in-capital................................    42,549        42,549
  Retained earnings.........................................   146,146        92,111
                                                              --------    ----------
          Total stockholder's equity........................   189,195       135,160
                                                              --------    ----------
          Total liabilities and stockholder's equity........  $884,277    $1,013,786
                                                              ========    ==========


                See accompanying notes to financial statements.

                              MILLARD-WAYNE, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS


                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1995         1996
                                                              ----------   ----------
Revenues:
  Systems sales.............................................  $  800,434   $  975,413
  Support and services......................................   1,243,558    1,319,944
  Other.....................................................      73,492       60,411
                                                              ----------   ----------
          Total revenues....................................   2,117,484    2,355,768
                                                              ----------   ----------
Operating costs and expenses:
  Salaries and wages........................................     938,408    1,040,846
  Hardware purchases for resale.............................     290,857      497,899
  Commissions and support...................................     115,580      165,104
  Depreciation and amortization.............................     236,034      193,753
  Rent......................................................     131,442      132,505
  Travel and entertainment..................................      65,894       73,266
  Telephone.................................................      66,884       73,268
  Insurance.................................................      59,229       63,873
  Other.....................................................     143,572      155,616
                                                              ----------   ----------
          Total operating costs and expenses................   2,047,900    2,396,130
                                                              ----------   ----------
Income (loss) from operations...............................      69,584      (40,362)
                                                              ----------   ----------
Other expenses:
  Interest expense..........................................      22,972       24,673
  Loss on sale of assets....................................      17,186           --
                                                              ----------   ----------
          Total other expenses..............................      40,158       24,673
                                                              ----------   ----------
Income (loss) before taxes..................................      29,426      (65,035)
Income taxes (benefit)......................................      (5,528)     (11,000)
                                                              ----------   ----------
Net income (loss)...........................................      34,954      (54,035)
Retained earnings, beginning................................     111,192      146,146
                                                              ----------   ----------
Retained earnings, ending...................................  $  146,146   $   92,111
                                                              ==========   ==========


                See accompanying notes to financial statements.

                              MILLARD-WAYNE, INC.

                            STATEMENTS OF CASH FLOWS


                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1995         1996
                                                              ----------   ----------
Cash provided by operating activities:
  Net income (loss).........................................   $  34,954    $ (54,035)
  Adjustments to reconcile net income (loss) to cash
     provided by operating activities:
     Depreciation and amortization..........................     236,034      193,754
     Loss on sale of property, plant and equipment..........      17,186           --
     Decrease (increase) in:
       Accounts receivable..................................      27,266      (83,537)
       Other assets.........................................      (2,819)       6,330
       Net deferred income taxes............................        (528)     (15,000)
       Accrued expenses.....................................     (14,168)      35,164
       Accounts payable.....................................     (79,248)     161,828
       Deferred revenue.....................................          --      (66,171)
                                                               ---------    ---------
  Net cash provided by operating activities.................     218,677      178,333
                                                               ---------    ---------
Cash provided by (used in) investing activities:
  Proceeds from sale of property, plant and equipment.......      22,745           --
  Purchase of property, plant and equipment.................     (64,285)     (29,578)
  Increase in software development costs....................    (163,439)    (140,859)
  Increase in purchased software rights.....................     (28,100)     (39,619)
                                                               ---------    ---------
  Net cash used in investing activities.....................    (233,079)    (210,056)
                                                               ---------    ---------
Cash provided by (used in) financing activities:
  New borrowings............................................     258,589      125,814
  (Decrease) increase in loans from shareholder.............      (6,339)      73,495
  Payments on notes payable.................................    (262,349)    (146,586)
                                                               ---------    ---------
  Net cash provided by (used in) financing activities.......     (10,099)      52,723
                                                               ---------    ---------
Net decrease in cash........................................     (24,501)      21,000
Cash, beginning.............................................      32,758        8,257
                                                               ---------    ---------
Cash, ending................................................   $   8,257    $  29,257
                                                               =========    =========


                See accompanying notes to financial statements.

                              MILLARD-WAYNE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     The Company develops, sells, installs and services computer software for the medical industry. The Company also sells computer hardware and supplies. Costs of sales are included in other costs and expenses.

REVENUE RECOGNITION

     Revenue from sales of hardware and software is recognized when products are delivered. Revenue from maintenance and support service contracts is recognized ratably over the contract period. Revenue from other services is recorded when the service is performed.

PROPERTY AND EQUIPMENT


     Property and equipment are stated at cost. Depreciation is computed over the estimated useful life of the assets using straight-line methods. Gains and losses arising from disposal of property and equipment are included in income.



CAPITALIZED SOFTWARE DEVELOPMENT COSTS



     Certain costs incurred in the internal development of computer software and costs of purchased computer software, which is to be licensed, sold, or otherwise marketed, are capitalized and amortized on a straight-line basis over the expected useful life of the individual software products (generally four years). Development costs include detailed design, prototyping, coding, testing, documentation, production and quality assurance. Such costs are capitalized once the product's technological feasibility is established and are expensed after the product is available for general release. During the years ended December 31, 1995, and 1996, the Company capitalized approximately $163,000 and $141,000, respectively, of software development costs. Amortization of capitalized software development costs for the years ended December 31, 1995, and 1996, was approximately $172,000 and $142,000, respectively.


     The Company's operational policy for the assessment and measurement of the continuing value of capitalized software is to evaluate the recoverability of the remaining life of its capitalized software and determine whether the software should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment if undiscounted estimated future cash flows of the capitalized software is determined to be less than the carrying amount of capitalized software.

INCOME TAXES


     The Company uses the liability method to account for income taxes. Under this approach, deferred income taxes are provided for the temporary differences between the book and tax bases of assets and liabilities using currently enacted tax rates. Changes in tax laws or rates are recognized in the deferred tax balances when enacted.


USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              MILLARD-WAYNE, INC.

CONCENTRATION OF CREDIT RISK

     The Company markets its products and services to a wide variety of customers in diverse geographic areas. This diversity reduces the concentration of credit risk which may arise from the resultant accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include accounts receivable, accounts payable, accrued liabilities and long-term debt. Such instruments are reported at values which the Company believes are not materially different from their fair values.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995.

     This statement required that long-lived assets, including certain intangibles, held and used by the Company be reviewed for potential impairment. This new pronouncement did not have a material effect on the Company's financial statements when adopted.


2. INCOME TAXES



     Deferred income taxes relate to temporary differences between financial and income tax reporting and relate primarily to the Company reporting on a cash basis for income tax purposes.


     The components of income tax expense (benefit) are as follows:


                                                                1995       1996
                                                              --------   --------
Current
  Federal...................................................  $     --   $     --
  State.....................................................        --         --
                                                              --------   --------
          Total current.....................................        --         --
                                                              --------   --------
Deferred
  Federal...................................................    (4,423)    (9,000)
  State.....................................................    (1,105)    (2,000)
                                                              --------   --------
          Total deferred....................................    (5,528)   (11,000)
                                                              --------   --------
                                                              $ (5,528)  $(11,000)
                                                              ========   ========

                              MILLARD-WAYNE, INC.

     Deferred income tax liabilities and assets are comprised of the following:


                                                                1995       1996
                                                              --------   --------
Current:
Deferred income tax assets
  Book over tax basis in receivables, net of deferred
     revenues, payables and accrued expenses................  $ 47,000   $ 62,000
                                                              --------   --------
Noncurrent:
Deferred income tax assets (liabilities)
  Net operating loss........................................     1,000      5,000
  Tax credit carryforwards..................................    81,000     75,000
  Book over tax basis in capitalized software...............   (77,000)   (79,000)
                                                              --------   --------
                                                                 5,000      1,000
                                                              --------   --------
Net deferred income tax assets..............................  $ 52,000   $ 63,000
                                                              ========   ========


     Income taxes differed from amounts computed by applying the U.S. Federal income tax statutory rate to pretax income as a result of the following:


                                                                1995        1996
                                                              --------    --------
Expected tax expense (benefit)..............................  $ 10,005    $(26,014)
Increase (decrease) in income taxes resulting from:
  State income taxes........................................     1,765      (3,902)
  Effect of graduated rates.................................   (11,119)     14,958
  Other, net................................................    (6,179)      3,958
                                                              --------    --------
Net income taxes (benefit)..................................  $ (5,528)   $(11,000)
                                                              ========    ========


3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:


                                                                1995        1996
                                                              --------    --------
Furniture and equipment.....................................  $531,222    $560,800
Transportation equipment....................................    40,587      40,587
                                                              --------    --------
                                                               571,809     601,387
Less accumulated depreciation...............................   439,437     485,403
                                                              --------    --------
                                                              $132,372    $115,984
                                                              ========    ========


4.  NOTES PAYABLE


     Notes payable consist of a $75,000 outstanding balance on a credit line of $100,000, plus various installment notes. The credit line matures May 1997, bears interest at prime plus 2.00% and is secured by

                              MILLARD-WAYNE, INC.

certain property and equipment and guarantee of the Company's stockholder. Interest on the installment notes is at normal market rates for these types of obligations.

     Principal maturities on the note obligations are as follows:


                            YEAR                               AMOUNT
------------------------------------------------------------  --------
1997........................................................  $127,868
1998........................................................    10,881
1999........................................................     7,055
2000........................................................       578
                                                              --------
                                                              $146,382
                                                              ========


5.  LEASES

     The Company is obligated under terms of operating leases for its office facilities and certain equipment.


     Future minimum payments under these operating leases, which expire in 1997, totalled $84,000 at December 31, 1996.



     Rent expense was approximately $131,000 and $132,000 for the years ended December 31, 1995 and 1996, respectively.


6.  EMPLOYEE BENEFIT PLAN


     The Company maintains a 401(k) plan for its eligible employees. In addition to the amount deferred by each employee, the company matches 25% of employee contributions, up to a maximum amount of 4% of salary on a pay period by pay period basis. Expense related to this plan was $4,631 and $9,148 for the years ended December 31, 1995 and 1996, respectively.


7.  SUBSEQUENT EVENT


     The Company has entered into negotiations with American Medcare Corporation ("AMC"), whereby AMC would acquire all of the common stock of the Company in exchange for an estimated $1,100,000 cash and approximately 391,500 shares of common stock of AMC. An additional 391,500 shares would be contingently issuable upon meeting certain revenue and/or profit criteria in 1998 and 1999. The sale is expected to occur in the first quarter of 1997.

         REPORT OF INDEPENDENT CERTIFIED INDEPENDENT PUBLIC ACCOUNTANTS

The Management of
Health Care Division (a division of Info Systems of North Carolina, Inc.) Charlotte, North Carolina


     We have audited the accompanying balance sheets of Health Care Division (a division of Info Systems of North Carolina, Inc.) as of June 30, 1995 and 1996, and the related statements of operations and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Health Care Division (a division of Info Systems of North Carolina, Inc.) as of June 30, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                     BDO SEIDMAN, LLP

Atlanta, Georgia
November 8, 1996

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                                 BALANCE SHEETS


                                                                    JUNE 30,
                                                             -----------------------   DECEMBER 2,
                                                                1995         1996         1996
                                                             ----------   ----------   -----------
                                                                                       (UNAUDITED)
ASSETS:
Current assets:
  Accounts receivable, less reserves for uncollectible
     accounts of $25,000, $20,000 and $12,000,
     respectively..........................................  $1,348,602   $  325,121    $ 154,376
  Work-in-progress.........................................      68,545       18,914        8,902
  Prepaid expenses.........................................      40,745       27,438           --
  Deferred income tax assets...............................      50,000       24,000       21,000
                                                             ----------   ----------    ---------
          Total current assets.............................   1,507,892      395,473      184,278
                                                             ----------   ----------    ---------
Property and equipment:
  Property and equipment, at cost..........................     197,277      183,675      193,967
  Accumulated depreciation and amortization................    (153,394)    (127,689)    (133,521)
                                                             ----------   ----------    ---------
          Total property and equipment.....................      43,883       55,986       60,446
                                                             ----------   ----------    ---------
Capitalized software development costs, net of accumulated
  amortization of $161,823, $302,572 and $350,719,
  respectively.............................................     269,929      148,679      105,407
                                                             ----------   ----------    ---------
          Total assets.....................................  $1,821,704   $  600,138    $ 350,131
                                                             ==========   ==========    =========
LIABILITIES AND DIVISIONAL EQUITY (DEFICIT):
Current liabilities:
  Lines-of-credit..........................................  $  405,808   $  491,380    $      --
  Current portion of long-term debt........................     152,295      171,518      113,435
  Accounts payable and accrued expenses....................   1,051,580       71,927       59,921
  Deferred maintenance and service fees....................     443,190      535,641      432,324
  Income taxes payable.....................................      15,000       14,000       64,000
  Customer deposits........................................      70,361        4,335        3,348
                                                             ----------   ----------    ---------
          Total current liabilities........................   2,138,234    1,288,801      673,028
Long-term debt, less current portion.......................     270,746      227,362      138,851
Deferred income tax liabilities............................      92,000       52,000       34,000
                                                             ----------   ----------    ---------
          Total liabilities................................   2,500,980    1,568,163      845,879
                                                             ----------   ----------    ---------
Commitments and contingencies
Divisional equity (deficit)................................    (679,276)    (968,025)    (495,748)
                                                             ----------   ----------    ---------
          Total liabilities and divisional equity
            (deficit)......................................  $1,821,704   $  600,138    $ 350,131
                                                             ==========   ==========    =========


                See accompanying notes to financial statements.

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                            STATEMENTS OF OPERATIONS


                                                                                           FOR THE
                                                                                         PERIOD FROM
                                                                          SIX MONTHS       JULY 1,
                                                                            ENDED          1996 TO
                                                 YEAR ENDED JUNE 30,     DECEMBER 31,    DECEMBER 2,
                                               -----------------------   ------------    -----------
                                                  1995         1996          1995           1996
                                               ----------   ----------   ------------    -----------
                                                                         (UNAUDITED)     (UNAUDITED)
Revenues:
  Systems and software sales.................  $4,675,581   $1,833,211    $1,125,380     $1,346,485
  Maintenance and support....................   2,106,571    2,099,720     1,028,301        695,498
  Other......................................      96,691      104,146        45,004          8,289
                                               ----------   ----------    ----------     ----------
          Total revenues.....................   6,878,843    4,037,077     2,198,685      2,050,272
                                               ----------   ----------    ----------     ----------
Operating costs and expenses:
  Cost of hardware and certain software
     sales...................................   3,345,509      750,242       429,622      1,033,436
  Personnel costs............................   2,107,663    2,167,934     1,118,049        534,307
  Other selling, general and administrative
     expenses................................     534,846      452,984       214,874         98,105
  Allocated corporate selling, general and
     administrative..........................     595,089      405,455       231,163        153,579
  Employee benefit contribution expense......     170,860       80,044        39,780         34,436
  Depreciation and amortization..............     142,495      147,448        76,476         53,979
                                               ----------   ----------    ----------     ----------
          Total operating costs and
            expenses.........................   6,896,462    4,004,107     2,109,964      1,907,842
                                               ----------   ----------    ----------     ----------
Operating income (loss)......................     (17,619)      32,970        88,721        142,430
Other expenses:
  Interest expense, net......................      35,437       29,887        11,950         17,167
                                               ----------   ----------    ----------     ----------
Income (loss) before taxes...................     (53,056)       3,083        76,771        125,263
Income tax expense (benefit).................     (17,000)          --        37,000         49,000
                                               ----------   ----------    ----------     ----------
Net income (loss)............................  $  (36,056)  $    3,083    $   39,771     $   76,263
                                               ==========   ==========    ==========     ==========


                See accompanying notes to financial statements.

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                            STATEMENTS OF CASH FLOWS


                                                                                            FOR THE
                                                                                          PERIOD FROM
                                                                            SIX MONTHS      JULY 1,
                                                   YEAR ENDED JUNE 30,        ENDED         1996 TO
                                                  ----------------------   DECEMBER 31,   DECEMBER 2,
                                                    1995         1996          1995           1996
                                                  ---------   ----------   ------------   ------------
                                                                           (UNAUDITED)    (UNAUDITED)
Cash provided by (used in) operating activities:
  Net income (loss).............................  $ (36,056)  $    3,083    $  39,771      $  76,263
  Adjustments to reconcile net income (loss) to
     net cash (used in) provided by operating
     activities:
     Depreciation and amortization..............    142,495      147,448       76,476         53,979
     Deferred taxes.............................    (32,000)     (14,000)     (21,000)       (15,000)
     Decrease (increase) in:
       Accounts receivable......................   (535,411)   1,023,481      527,757        170,745
       Work in progress.........................    (35,254)      49,631       34,327         10,012
       Prepaid expenses.........................    (27,060)      13,307       (7,855)        27,438
     Increase (decrease) in:
       Accounts payable and accrued expenses....     (6,630)    (979,653)    (926,387)       (12,006)
       Deferred maintenance and service fees and
          customer deposits.....................     74,249       26,425      140,030       (104,304)
       Income taxes payable.....................     15,000       (1,000)       4,000         50,000
                                                  ---------   ----------    ---------      ---------
  Net cash provided by (used in) operating
     activities.................................   (440,667)     268,722     (132,881)       257,127
                                                  ---------   ----------    ---------      ---------
Cash provided by (used in) investing activities:
  Purchase of property and equipment, net.......    (35,144)     (18,803)    (146,542)       (10,292)
  Capitalized software development costs........    (57,552)     (19,498)      (6,507)        (4,875)
                                                  ---------   ----------    ---------      ---------
  Net cash used in investing activities.........    (92,696)     (38,301)    (153,049)       (15,167)
                                                  ---------   ----------    ---------      ---------
Cash used in financing activities:
  Proceeds from (reduction of) lines of credit,
     net........................................    405,808       85,572       42,786       (491,380)
  Proceeds from long-term debt..................     42,172      118,158      124,325         93,925
  Repayment of long-term debt...................   (304,399)    (142,319)    (180,171)      (240,519)
                                                  ---------   ----------    ---------      ---------
  Net cash provided by (used in) financing
     activities.................................    143,581       61,411      (13,060)      (637,974)
                                                  ---------   ----------    ---------      ---------
Net cash retained (disbursed) by Company........  $(389,782)  $  291,832    $(298,990)     $(396,014)
                                                  =========   ==========    =========      =========


                See accompanying notes to financial statements.

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS


     Health Care Division ("HCD"), a division of Info Systems of North Carolina, Inc., (the "Company") is engaged in designing, programming, licensing, installing, and supporting hardware and software systems to the medical industry throughout the United States. HCD has long-term marketing rights to and ownership of licensed software in various industry segments. The assets and liabilities of HCD were acquired by American Medcare Corporation on December 3, 1996. Unaudited information is provided for the interim period up to this date and for the comparable period for 1995.


BASIS OF PRESENTATION


     The accompanying financial statements present the financial position, results of operations and cash flows of HCD. The balance sheets present the assets and liabilities which are specifically identifiable to HCD and a pro rata allocation of the Company's long-term debt. The statements of operations include an allocation of Company general and administrative expenses incurred on behalf of HCD. Expenses allocated to HCD are allocated based on factors such as ratios of sales or personnel in HCD to total sales or personnel in consolidated entities. Company management believes the allocations are reasonable, however, these allocated expenses are not necessarily indicative of expenses that would have been incurred by HCD on a stand-alone basis.


REVENUE RECOGNITION

     Professional services revenue represents fees for designing, programming, consulting and other installation services and is recognized as revenue as the related services are performed, or under the percentage of completion method for fixed price contracts. Maintenance fees are recognized ratably over the term of the related contract. Deferred revenues include the unearned portion of all maintenance and service agreements.

     Software licensing fees represent revenues under licensing agreements that provide customers with the right to use HCD's software products. Certain agreements also provide for professional services such as installation of the software and customer training. Software licensing fees are recognized as revenue when the related software is delivered.

COSTS OF HARDWARE AND CERTAIN SOFTWARE SALES

     Costs of hardware and certain software sales include those costs incurred related to software licensing fees (primarily royalty and referral expenses) and amounts paid for the purchase of hardware from IBM and other vendors under HCD's remarketing arrangements.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS


     Certain costs incurred in the internal development of computer software and costs of purchased computer software, which is to be licensed, sold, or otherwise marketed, are capitalized and amortized on a straight-line basis over the expected useful life of the individual software products (generally four years). Development costs include detailed design, prototyping, coding, testing, documentation, production and quality assurance. Such costs are capitalized once the product's technological feasibility is established and are expensed after the product is available for general release. During the years ended June 30, 1995, and 1996, the Company capitalized $57,552 and $19,498, respectively, of software development costs. Amortization of capitalized software development costs for the years ended June 30, 1995, and 1996, was $131,383 and $142,548, respectively.

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company's operational policy for the assessment and measurement of the continuing value of capitalized software is to evaluate the recoverability of the remaining life of its capitalized software and determine whether the software should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment if undiscounted estimated future cash flows of the capitalized software is determined to be less than the carrying amount of capitalized software.

CUSTOMER DEPOSITS

     Customer deposits represent deposits received on licensing agreements and hardware sales agreements (prior to delivery of the software and hardware) and the portion of licensing fee revenue relating to installations and customer training that have not been completed as of year-end.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes.

INCOME TAXES

     The Company uses the asset and liability approach where deferred income taxes are provided for temporary differences between the book and tax bases of assets and liabilities using the tax rates, under existing legislation, expected to be in effect at the date temporary differences are expected to reverse. The effects of changes in tax laws or rates are recognized in deferred tax balances when enacted.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     HCD sells its systems and services to a wide variety of customers in several geographic areas. This diversity limits the concentration of credit risk which may arise from the resultant accounts receivable. The Division had two customers in 1996 which accounted for approximately $478,000 and $464,000, respectively, of its revenue and three customers in 1995 which accounted for approximately $1,915,000, $1,071,000, and $711,000, respectively, of total revenue.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     HCD's financial instruments include accounts receivables, accounts payable, accrued liabilities and long-term debt. Such instruments are reported at values which HCD believes are not materially different from their fair values.

NEW ACCOUNTING PRONOUNCEMENTS

     Statements of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995.

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     This statement required that long-lived assets, including certain intangibles, held and used by HCD be reviewed for potential impairment. This new pronouncement did not have a material effect on HCD's financial statements when adopted.

INTERIM FINANCIAL STATEMENTS


     In the opinion of management, the accompanying (unaudited) interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly HCD's financial position at December 2, 1996 and its results of operations and its cash flows for the six months ended December 31, 1995 and the period ended December 2, 1996. The results of operations and its cash flows for the interim periods are not necessarily indicative of the results to be expected for the full year.



SIGNIFICANT TRANSACTIONS



     In fiscal 1995, HCD benefitted from a significant, non-recurring sale of hardware. Sales, cost of sales and gross profit attributable to this transaction were approximately $1.2 million, $900,000 and $300,000, respectively. The customer in this transaction is a continuing customer for service and support in fiscal 1996; however, hardware sales to this and other customers returned to levels more typically experienced.


2.  PROPERTY AND EQUIPMENT

     Property and equipment consists entirely of computer equipment. The Company does not identify other property and equipment by division and no allocation of these assets are made for disclosure purposes. Depreciation of non-allocated assets is included as part of the allocation of corporate expenses.

3.  LINES-OF-CREDIT

     The Company has a $1,500,000 line-of-credit with a bank that is collateralized by equipment and various assets and is intended to be used for general working capital purposes. Interest is payable monthly at either the bank's prime rate or LIBOR plus 2.25 percent, at the Company's option. The line-of-credit expires November 30, 1996. The outstanding balance at June 30, 1996, was $1,541,462. There was no outstanding balance at June 30, 1995.


     The Company has a $600,000 line-of-credit with IBM for equipment financing under its remarketing agreement that is due on demand and secured by certain accounts receivable. IBM may approve borrowings above the $600,000 limit. Interest is not accrued for the first 30 days; the rate varies from 1.75 percent to 3.25 percent thereafter. The outstanding balances at June 30, 1995 and 1996, were $1,664,834 and $641,730, respectively.


     The Company's line-of-credit has been allocated to HCD based upon HCD's pro rata share of total Company revenues.

4.  LONG-TERM DEBT

     Long-term debt consists of five notes payable to banks and one note payable to stockholders due in various monthly installments ranging from $1,143 to $35,000. These notes bear interest at various rates ranging from 7.45% to 9%, including certain notes which bear interest at variable rates based on the prime rate or LIBOR. The bank notes are secured by receivables, equipment and vehicles and mature at various dates through June 1999. One of the bank notes payable and the note payable to shareholders relate to the

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Company's ESOP plan (Note 6). The long-term debt allocation to HCD is based on its pro rata share of the total revenues and consists of:


                                                                    JUNE 30,
                                                              ---------------------
                                                                1995        1996
                                                              ---------   ---------
Notes payable to banks and shareholders.....................  $ 423,041   $ 398,880
Less current portion........................................   (152,295)   (171,518)
                                                              ---------   ---------
                                                              $ 270,746   $ 227,362
                                                              =========   =========


     Scheduled principal repayments on long-term debt at June 30, 1996, are as follows:

                          JUNE 30,
                          --------
1997........................................................  $171,518
1998........................................................   178,616
1999........................................................    41,362
2000........................................................     7,384
                                                              --------
          Total.............................................  $398,880
                                                              ========

     Under the terms of certain of the notes payable, and the line-of-credit the Company is required to comply with certain covenants, the most restrictive of which require maintenance of certain financial and operating ratios and a minimum level of tangible net worth; limit capital expenditures and prohibit the Company from incurring additional indebtedness. The Company is either in compliance with all covenants at June 30, 1996, or has obtained appropriate waivers from the bank.

5.  INCOME TAXES

     Components of income tax expense (benefit) are as follows:

                                                              YEAR ENDED JUNE 30,
                                                              -------------------
                                                                1995       1996
                                                              --------   --------
  Current:
     Federal................................................  $ 10,000   $  9,000
     State..................................................     5,000      5,000
                                                              --------   --------
                                                                15,000     14,000
                                                              --------   --------
  Deferred:
     Federal................................................   (25,000)   (11,000)
     State..................................................    (7,000)    (3,000)
                                                              --------   --------
                                                               (32,000)   (14,000)
                                                              --------   --------
            Total...........................................  $(17,000)  $     --
                                                              ========   ========

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Income taxes differed from amounts computed by applying the U.S. Federal income tax statutory rate to pre-tax income as a result of the following:

                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                                1995        1996
                                                              ---------   --------
  Expected tax expense (benefit)............................   $(18,039)   $ 1,048
  Increase (decrease) in income taxes resulting from:
     State income taxes.....................................     (4,112)     1,124
     Nondeductible expenses.................................      2,886      3,909
     Effect of graduated rates..............................      2,265     (2,754)
     Other..................................................         --     (3,327)
                                                               --------    -------
                                                               $(17,000)   $    --
                                                               ========    =======

     Deferred income tax assets and liabilities are comprised of the following:

                                                                  JUNE 30,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
Deferred income tax liability
  Book over tax basis in capitalized software...............  $92,000   $52,000
                                                              =======   =======
Deferred income tax assets
  Accounts receivable.......................................  $ 9,000   $ 7,000
  Accrued vacation..........................................   17,000    16,000
  Customer deposits.........................................   24,000     1,000
                                                              -------   -------
                                                              $50,000   $24,000
                                                              =======   =======

6.  EMPLOYEE BENEFIT PLANS

     HCD's employees are covered under benefit plans established by the Company, including a 401(k) profit sharing plan and an Employee Stock Ownership Plan
(ESOP). Eligibility for participation is based on age and length of service.

     In connection with the ESOP's purchase of the Company's common stock, the Company entered into certain notes payable, made a cash contribution to the ESOP and obligated itself to make contributions to the ESOP sufficient to enable the ESOP to service its debt. HCD's allocation of long-term debt includes an allocation of ESOP debt.

     Costs incurred by the Company under these benefit plans have been allocated to HCD pro rata based on the number of employees.

7.  COMMITMENTS AND CONTINGENCIES


     HCD markets, licenses, and supports software packages under license and distributorship agreements. These agreements require HCD to pay agreed-upon royalties on each sale of a software package as well as certain minimum royalties over various terms of the agreements. Royalty expense amounted to approximately $55,000 and $21,000 in fiscal 1995 and 1996, respectively.


     The Company has several operating leases for office space and equipment, including that used by HCD, under one to seven year leases that are accounted for as operating leases. In conjunction with the acquisition of HCD (Note 8), operations of HCD will be moved to another location. HCD will not be responsible for

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


obligations under the existing leases after the relocation. Rent expense allocated to HCD totalled $117,446 and $133,334 in fiscal 1995 and 1996, respectively.



     The Company is involved in various lawsuits arising in the normal course of business. Management believes that such matters will not have a material effect on the financial condition of HCD, its liquidity or operating results.


8.  DIVISIONAL EQUITY (DEFICIT)

     Divisional equity (deficit) reflects the historical activity between HCD and the Company, including the effect of allocations of the Company's lines of credit and long-term debt. An analysis of the change in divisional equity (deficit) follows:


                                                                 1995         1996
                                                              -----------   ---------
Balance, July 1.............................................  $(1,033,002)  $(679,276)
  Net income (loss).........................................      (36,056)      3,083
  Net cash (to) from Company................................      389,782    (291,832)
                                                              -----------   ---------
Balance, June 30............................................  $  (679,276)  $(968,025)
                                                              ===========   =========

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Rovak, Inc.

Lake Elmo, Minnesota



     We have audited the accompanying balance sheets of Rovak, Inc., as of December 31, 1995 and 1996, and the related statements of operations and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rovak, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                          BDO SEIDMAN, LLP

Atlanta, Georgia

February 17, 1997

                                  ROVAK, INC.

                                 BALANCE SHEETS


                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1995         1996
                                                              ----------   ----------
ASSETS:
Current assets:
  Accounts receivable, net of allowance for doubtful
     accounts of $10,000....................................  $  207,196   $  159,233
  Inventory.................................................     428,990      180,325
  Notes receivable -- stockholders..........................     105,862      288,090
  Other current assets......................................      33,794       96,963
                                                              ----------   ----------
          Total current assets..............................     775,842      724,611
Deferred income taxes.......................................     235,000      185,000
Property and equipment, net.................................     188,080      382,465
Prepaid royalties...........................................     116,993      221,218
                                                              ----------   ----------
          Total assets......................................  $1,315,915   $1,513,294
                                                              ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
  Checks written in excess of available funds...............  $    3,949   $   17,283
  Note payable -- bank......................................      56,000      233,500
  Accounts payable..........................................     239,179      242,842
  Accrued compensation and payroll taxes....................      82,735      122,390
  Other accrued liabilities.................................       1,557        4,518
  Customer deposits.........................................     154,275      152,210
  Deferred revenue..........................................          --       58,226
  Long-term debt -- current portion.........................     187,473      197,404
  Obligations under capital leases -- current portion.......      25,926       49,479
                                                              ----------   ----------
          Total current liabilities.........................     751,094    1,077,852
Notes payable -- stockholders...............................     124,842       92,971
Long-term debt..............................................     593,598      407,044
Obligations under capital leases............................      72,976      100,913
                                                              ----------   ----------
          Total liabilities.................................   1,542,510    1,678,780
                                                              ----------   ----------
Commitments and contingencies
Stockholders' equity (deficit):
  Common stock, no par value; 10,000 shares authorized;
     8,217 shares issued and outstanding....................     157,919      157,919
  Accumulated deficit.......................................    (384,514)    (323,405)
                                                              ----------   ----------
          Total stockholders' equity (deficit)..............    (226,595)    (165,486)
                                                              ----------   ----------
          Total liabilities and stockholders' equity
            (deficit).......................................  $1,315,915   $1,513,294
                                                              ==========   ==========


              See accompanying notes to the financial statements.

                                  ROVAK, INC.

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT


                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1995          1996
                                                              ----------   ------------
Revenues:
  Systems and software sales................................  $2,694,785    $3,246,036
  Maintenance and support services..........................     503,353       864,604
  Other.....................................................     603,734       743,590
                                                              ----------    ----------
          Total revenues....................................   3,801,872     4,854,230
Cost of sales...............................................   1,811,047     2,310,587
                                                              ----------    ----------
Gross margin................................................   1,990,825     2,543,643
                                                              ----------    ----------
Operating expenses:
  Personnel costs...........................................     940,919     1,195,684
  Other selling, general and administrative.................     825,964       801,075
  Research and development..................................     297,834       237,989
  Depreciation..............................................      68,341        72,531
                                                              ----------    ----------
          Total operating expenses..........................   2,133,058     2,307,279
                                                              ----------    ----------
Operating income (loss).....................................    (142,233)      236,364
Interest expense, net.......................................     127,853       125,255
                                                              ----------    ----------
Income (loss) before taxes..................................    (270,086)      111,109
Income taxes (benefit)......................................     (99,000)       50,000
                                                              ----------    ----------
Net (loss) income...........................................    (171,086)       61,109
Accumulated deficit, beginning..............................    (213,428)     (384,514)
                                                              ----------    ----------
Accumulated deficit, ending.................................  $ (384,514)   $ (323,405)
                                                              ==========    ==========


                See accompanying notes to financial statements.

                                  ROVAK, INC.

                            STATEMENTS OF CASH FLOWS


                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
Cash provided by (used in) operating activities:
  Net (loss) income.........................................   $(171,086)    $  61,109
  Adjustments to reconcile net (loss) income to net cash
     provided by (used in) operating activities:
     Depreciation...........................................      68,341        72,531
     (Increase) decrease in assets:
       Accounts receivable..................................      76,130        47,963
       Inventory............................................     (65,255)      248,665
       Prepaid royalties....................................          --      (104,225)
       Other current assets.................................      (2,705)      (63,169)
       Deferred income taxes................................     (99,000)       50,000
     Increase (decrease) in liabilities:
       Accounts payable.....................................      11,746         3,663
       Accrued expenses.....................................      53,786        42,616
       Customer deposits....................................      60,394        (2,065)
       Deferred revenue.....................................          --        58,226
       Net (increase) decrease in notes
        receivable -- stockholders..........................     (27,791)     (182,228)
                                                               ---------     ---------
  Net cash provided by (used in) operating activities.......     (95,440)      233,086
                                                               ---------     ---------
Cash provided by (used in) investing activity:
  Purchase of property and equipment........................     (25,482)     (184,676)
                                                               ---------     ---------
Cash provided by (used in) financing activities:
  Checks written in excess of available funds...............       3,949        13,334
  Increase in credit line...................................     594,038     1,002,859
  Decreases in credit line..................................    (638,038)     (825,359)
  Repayment of note payable -- stockholders.................     (31,529)      (31,871)
  Issuance of long-term debt................................     330,350            --
  Repayment of long-term debt...............................    (117,883)     (176,623)
  Repayment of capital lease obligations....................     (24,240)      (30,750)
                                                               ---------     ---------
  Net cash provided by (used in) financing activities.......     116,647       (48,410)
                                                               ---------     ---------
Net (decrease) increase in cash.............................      (4,275)           --
Cash, beginning.............................................       4,275            --
                                                               ---------     ---------
Cash ending.................................................   $      --     $      --
                                                               =========     =========


                See accompanying notes to financial statements.

                                  ROVAK, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF ORGANIZATION

     Rovak, Inc., (the "Company") is a Minnesota corporation engaged in the design, development, marketing, installation and servicing of its proprietary healthcare practice management software systems and related computer equipment to clinics located throughout the United States.

REVENUE RECOGNITION

     Revenue on computer system sales and software license fees is recognized when the system is shipped. Revenue for maintenance and support is deferred and recognized ratably over the period to which it relates.

INVENTORIES

     Inventories are stated at cost and represent computer systems and replacement parts.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method and is charged to expense based on the estimated useful lives of the assets.

     Expenditures for additions and improvements are capitalized, while repairs and maintenance are expensed as incurred.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Accounts receivable arise from sale of practice management systems to the Company's customer base located throughout the United States. The Company performs ongoing credit evaluations of its customers' financial condition, and generally requires no collateral from its customers. The Company's credit losses are subject to general economic conditions of the health care industry.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumption about the future outcome of current transactions which may affect the reporting and disclosure of these transactions. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements.

INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if any. Deferred taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

FAIR VALUE OF FINANCIAL INSTRUMENTS


     The Company's financial instruments consist principally of accounts receivable, notes receivable, accounts payable, notes payable, and long term debt. Accounts receivable and accounts payable are short term in nature, accordingly, carrying value is deemed to approximate fair value. The notes payable to bank, including both the short-term line of credit and long-term loans, bear interest at rates which vary with current

                                  ROVAK, INC.

market conditions, accordingly, carrying values are deemed to approximate fair value. Notes receivable and payable with stockholders bear interest at fixed rates ranging between 8% and 10% which, based on their terms and their current interest rates in the market, are deemed to approximate fair value.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995.

     This statement requires that long-lived assets, including certain intangibles, held and used by the Company be reviewed for potential impairment. This new pronouncement did not have a material effect on the Company's financial statements when adopted.


2.  NOTES RECEIVABLE -- STOCKHOLDERS



     Notes receivable -- stockholders aggregated $105,862 and $288,090 at December 31, 1995 and 1996, respectively. The notes bear interest at 8%, are due upon demand and are unsecured.


3.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at:


                                                          ESTIMATED       DECEMBER 31,
                                                         USEFUL LIFE   -------------------
                                                          IN YEARS       1995       1996
                                                         -----------   --------   --------
Furniture and fixtures.................................    5-7         $ 35,490   $ 45,415
Computer equipment.....................................     5           151,162    297,738
Office equipment.......................................     7           115,008    115,567
Equipment under capital lease..........................    5-7          135,456    217,696
Leasehold improvements.................................    5-7           32,272     59,888
                                                                       --------   --------
                                                                        469,388    736,304
Less accumulated depreciation..........................                 281,308    353,839
                                                                       --------   --------
Property and equipment, net............................                $188,080   $382,465
                                                                       ========   ========



     Depreciation expense, including that on equipment under capital lease, was $68,341 and $72,531 in 1995 and 1996, respectively. Accumulated depreciation on the equipment under capital leases was $38,379 and $70,923 at December 31, 1995 and 1996, respectively.


4.  NOTE PAYABLE -- BANK


     At December 31, 1995 and 1996, the Company had outstanding short-term borrowings of $56,000 and $233,500, respectively, under a bank line of credit totalling $200,000 and $500,000, respectively. The unused portion of the line of credit was $144,000 at December 31, 1995 and was $266,500 at December 31, 1996. The line of credit accrues interest monthly at a variable rate (8.75% at December 31, 1996) and is collateralized by a first security interest of substantially all corporate assets.


5.  NOTES PAYABLE -- STOCKHOLDERS


     Notes payable -- stockholders aggregated $124,842 and $92,971 at December 31, 1995 and 1996, respectively. The notes bear interest at 10%, are due in 1999 and are collateralized by substantially all assets subordinated to the note payable -- bank and long-term debt.

                                  ROVAK, INC.

6.  LONG-TERM DEBT

     Long-term debt consisted of the following:


                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1995        1996
                                                              ---------   ---------
Notes payable -- bank bearing interest at a variable rate
  (10.25% at September 30, 1996) and due in monthly
  installments at various dates through November 2000. The
  notes are collateralized by a first security interest in
  substantially all corporate assets........................  $ 781,071   $ 604,448
  Less current portion......................................   (187,473)   (197,404)
                                                              ---------   ---------
Long-term debt..............................................  $ 593,598   $ 407,044
                                                              =========   =========
YEAR ENDING DECEMBER 31:
  1997......................................................              $ 197,404
  1998......................................................                201,350
  1999......................................................                132,425
  2000......................................................                 73,269
                                                                          ---------
                                                                          $ 604,448
                                                                          =========


7.  OBLIGATIONS UNDER CAPITAL LEASES


     The Company leases certain office equipment under capital leases expiring at various dates through May 2001. Future minimum lease payments as of December 31, 1996 are as follows:



YEAR ENDING DECEMBER 31:
  1997......................................................  $ 61,550
  1998......................................................    61,550
  1999......................................................    41,688
  2000......................................................     5,976
  Thereafter................................................     2,490
                                                              --------
          Total minimum lease payments......................   173,254
Less amount representing interest...........................   (22,862)
                                                              --------
Present value of net minimum lease payments.................   150,392
Less current portion........................................   (49,479)
                                                              --------
Long-term portion...........................................  $100,913
                                                              ========

                                  ROVAK, INC.

8.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases its corporate offices and operating facilities under an operating lease with a corporation related through common control.


     The aggregate future minimum lease payments as of December 31, 1996 are as follows for:



YEAR ENDING DECEMBER 31:
  1997......................................................  $ 90,000
  1998......................................................    90,000
  1999......................................................    90,000
  2000......................................................    45,000
                                                              --------
                                                              $315,000
                                                              ========



     Rent expense was $44,807 and $75,000 in 1995 and 1996, respectively.


401(K) PROFIT-SHARING PLAN


     In 1996, the Company established a 401(k) plan available to all employees meeting certain service requirements. Eligible employees may contribute up to 15% of their annual salary to the plan, subject to certain limitations. The Company may make matching contributions and also may provide profit-sharing contributions at the discretion of its board of directors. Employees become fully vested in the Company contributions after seven years of service. In 1996, the Company contribution was $17,462.


LICENSE AGREEMENTS


     In February 1996, the Company entered into a license agreement with Centaur Systems, Inc. ("CSI") whereby CSI granted Rovak the exclusive right to license certain programs owned by CSI, in exchange for future royalty payments on revenue received by the Company related to maintenance services provided to CSI's customer base. The royalty is calculated on an annual declining scale starting at 60% of related revenue for 1996 and ending at 20% of revenue for the year 2000. During 1996, the Company paid $53,025 of royalties to CSI, of which $37,881 was prepaid.



     In September 1994, the Company entered a license agreement with PCM Systems, Inc. ("PCM") whereby PCM granted Rovak the exclusive right to license certain programs owned by PCM, in exchange for future royalty payments equal to 5% of revenue received by the Company related to PCM's line of business, including any related maintenance fees earned. In addition, the agreement required a royalty prepayment of $80,000 and minimum monthly royalties of $3,333, with guaranteed minimum aggregate royalty payments of $280,000 through August 31, 2001, after which royalties no longer accrue. As of December 31, 1996, $291,171 of royalties have been paid, including $183,337 of prepaid royalties.


     Also in connection with the PCM license agreement, the Company entered into an employment agreement with an officer/shareholder of PCM, whereby that individual became employed by Rovak in exchange for base compensation plus a 5% commission on all revenue earned by Rovak related to PCM's line of business. This agreement runs through 2001 and may be canceled by either party.

9.  RELATED PARTY TRANSACTIONS


     During 1995 and 1996, the Company purchased computer forms and supplies from a corporation owned by a family member of a Company stockholder aggregating $214,886 and $291,882, respectively. These costs

                                  ROVAK, INC.

are included in cost of sales in the Company's statement of operations. At December 31, 1995 and 1996, accounts payable to this related party totalled $30,020 and $28,682, respectively.


     Additionally, the Company leases its operating facility and offices from a related party (Note 8).

10.  INCOME TAXES

     The components of income tax expense (benefit) are as follows:


                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1995           1996
                                                              --------        -------
Current
  Federal...................................................  $     --        $    --
  State.....................................................        --             --
                                                              --------        -------
          Total current.....................................        --             --
                                                              --------        -------
Deferred
  Federal...................................................   (77,000)        45,000
  State.....................................................   (22,000)         5,000
                                                              --------        -------
          Total deferred....................................   (99,000)        50,000
                                                              --------        -------
                                                              $(99,000)       $50,000
                                                              ========        =======



     Deferred tax assets at December 31, 1995 and 1996 of $235,000 and $185,000 relate principally to the anticipated benefit from the Company's $396,000 net operating loss carryforward which expires in 2011. Other temporary differences are immaterial.


     Income taxes differed from amounts computed by applying the U.S. Federal income tax statutory rate to pretax income as a result of the following:


                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1995           1996
                                                              --------        -------
Expected tax (benefit) expense..............................  $(91,830)       $37,800
Increase (decrease) in income taxes resulting from:
  State income taxes........................................   (16,494)         6,600
Other, net..................................................     9,324          5,600
                                                              --------        -------
Net income tax (benefit) expense............................  $(99,000)       $50,000
                                                              ========        =======


11.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION


                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                               1995            1996
                                                             --------        --------
Cash paid for interest during the years....................  $133,933        $139,780
                                                             ========        ========



     During 1996, the Company incurred obligations under capital leases totalling $82,240 in exchange for equipment. In addition, the Company transferred $133,972 of inventory to equipment.

                                  ROVAK, INC.

12.  SUBSEQUENT EVENT


     The Company has entered into negotiations with American Medicare Corporation ("AMC"), whereby AMC would acquire all of the common stock of the Company in exchange for an estimated $3,000,000 plus contingent consideration of $815,000 based on earnings subsequent to the transaction. Of the total consideration, approximately $3,165,000 is payable in cash and the balance by issuance of common stock. The sale is anticipated to occur in the first quarter of 1997.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
DR Software, Inc.
Atlanta, Georgia


     We have audited the accompanying balance sheets of DR Software, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DR Software, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                          BDO SEIDMAN, LLP

Atlanta, Georgia

February 17, 1997

                               DR SOFTWARE, INC.

                                 BALANCE SHEETS


                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
ASSETS:
Current assets:
  Cash......................................................  $  169,834    $  155,048
  Accounts receivable, net of allowance of $14,000..........     262,385       369,715
  Inventory.................................................     135,587        63,256
  Other assets..............................................      37,028        71,560
                                                              ----------    ----------
          Total current assets..............................     604,834       659,579
                                                              ----------    ----------
Property and equipment:
  Office and computer equipment.............................     340,561       399,030
  Furniture and fixtures....................................      32,771        58,157
                                                              ----------    ----------
          Total property and equipment......................     373,332       457,187
          Less accumulated depreciation.....................    (243,165)     (301,888)
                                                              ----------    ----------
          Net property and equipment........................     130,167       155,299
                                                              ----------    ----------
Capitalized software development costs, net of accumulated
  amortization of $1,070,143 and $1,296,324.................     514,414       683,515
                                                              ----------    ----------
          Total assets......................................  $1,249,415    $1,498,393
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Note payable to bank......................................  $       --    $   70,000
  Accounts payable..........................................     187,377       156,010
  Accrued expenses..........................................     138,050       137,937
  Deferred revenue from software maintenance agreements.....     881,754     1,045,776
  Current portion of capital lease obligations..............       4,913         8,833
                                                              ----------    ----------
          Total current liabilities.........................   1,212,094     1,418,556
                                                              ----------    ----------
Capital lease obligations, less current portion.............      15,227        19,249
                                                              ----------    ----------
Commitments
Stockholders' equity:
  Common stock, $1.00 par value; 100,000 shares authorized;
     50,000 shares issued and outstanding...................      50,000        50,000
  Retained earnings (deficit)...............................     (27,906)       10,588
                                                              ----------    ----------
          Total stockholders' equity........................      22,094        60,588
                                                              ----------    ----------
          Total liabilities and stockholders' equity........  $1,249,415    $1,498,393
                                                              ==========    ==========


                See accompanying notes to financial statements.

                               DR SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS


                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                                 1995              1996
                                                              ----------        ----------
Revenues:
  System sales..............................................  $2,192,378        $1,908,845
  Support and services......................................   1,211,916         1,450,606
                                                              ----------        ----------
          Total revenues....................................   3,404,294         3,359,451
                                                              ----------        ----------
Operating expenses:
  Salaries and wages........................................   1,461,901         1,585,559
  Hardware purchases for resale.............................   1,073,920           785,173
  Depreciation and amortization.............................     292,641           284,904
  Rent......................................................      48,191            81,123
  Travel and entertainment..................................     207,508           184,262
  Telephone.................................................     120,290           126,196
  Advertising...............................................      76,790           102,060
  Other.....................................................     135,938           181,025
                                                              ----------        ----------
          Total operating expenses..........................   3,417,179         3,330,302
                                                              ----------        ----------
Income (loss) from operations...............................     (12,885)           29,149
Other income (expense):
  Interest expense..........................................     (11,139)          (12,447)
  Miscellaneous income......................................      11,747            36,792
                                                              ----------        ----------
Net income (loss)...........................................  $  (12,277)       $   53,494
                                                              ==========        ==========


                See accompanying notes to financial statements.

                               DR SOFTWARE, INC.


                       STATEMENTS OF STOCKHOLDERS' EQUITY



                                                                        RETAINED        TOTAL
                                                              COMMON    EARNINGS    STOCKHOLDERS'
                                                               STOCK    (DEFICIT)      EQUITY
                                                              -------   ---------   -------------
Balance, at December 31, 1994...............................  $50,000   $(10,629)      $ 39,371
  Net loss..................................................       --    (12,277)       (12,277)
  Distributions.............................................       --     (5,000)        (5,000)
                                                              -------   --------       --------
Balance, at December 31, 1995...............................   50,000    (27,906)        22,094
  Net income................................................       --     53,494         53,494
  Distributions.............................................       --    (15,000)       (15,000)
                                                              -------   --------       --------
Balance, at December 31, 1996...............................  $50,000   $ 10,588       $ 60,588
                                                              =======   ========       ========


                See accompanying notes to financial statements.

                                DR SOFTWARE INC.

                            STATEMENTS OF CASH FLOWS


                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1995           1996
                                                              ---------      --------
Cash provided by (used) in operating activities:
  Net income (loss).........................................  $ (12,277)     $ 53,494
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................    292,641       284,904
     Changes in:
       Accounts receivable..................................    (52,822)     (107,330)
       Inventory............................................    (35,874)       72,331
       Other assets.........................................     (7,054)      (34,532)
       Accounts payable and accrued expenses................     89,370       (31,480)
       Deferred revenue.....................................    132,692       164,022
                                                              ---------      --------
  Net cash provided by operating activities.................    406,676       401,409
                                                              ---------      --------
Cash provided by (used) in investing activities:
  Purchase of property and equipment........................    (41,314)      (69,455)
  Increase in capitalized software development costs........   (254,530)     (395,282)
                                                              ---------      --------
  Net cash used in investing activities.....................   (295,844)     (464,737)
                                                              ---------      --------
Cash provided by (used) in financing activities:
  Net borrowings under line of credit.......................         --        70,000
  Decrease in loans from stockholders.......................    (10,000)           --
  Payments on capital lease obligations.....................     (4,241)       (6,458)
  Distributions paid........................................     (5,000)      (15,000)
                                                              ---------      --------
  Net cash provided by (used in) financing activities.......    (19,241)       48,542
                                                              ---------      --------
Net increase (decrease) in cash.............................     91,591       (14,786)
Cash, beginning.............................................     78,243       169,834
                                                              ---------      --------
Cash, ending................................................  $ 169,834      $155,048
                                                              =========      ========


                See accompanying notes to financial statements.

                               DR SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     DR Software, Inc. (the "Company"), a Georgia corporation, was incorporated on February 24, 1983. The Company provides turnkey computer hardware and software systems to physicians. The Company's offices are located in Marietta, Georgia.

CASH AND CASH EQUIVALENTS

     For purposes of cash flows, the Company considers all short-term debt securities purchased with an initial maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are valued at the lower of cost, which is determined using the specific identification method, or market value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Expenditures for renewals and improvements that significantly add to productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense accounts currently. When depreciable properties are retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in the Company's statement of income during the applicable period.

     For financial statement purposes, depreciation of property and equipment is computed using the straight-line method of depreciation over the estimated useful lives of the assets, which range from 5-7 years.


CAPITALIZED SOFTWARE DEVELOPMENT COSTS



     Certain costs incurred in the internal development of computer software and costs of purchased computer software, which is to be licensed, sold, or otherwise marketed, are capitalized and amortized on a straight-line basis over the expected useful life of the individual software products (generally four years). Development costs include detailed design, prototyping, coding, testing, documentation, production and quality assurance. Such costs are capitalized once the product's technological feasibility is established and are expensed after the product is available for general release. During the years ended December 31, 1995, and 1996, the Company capitalized $254,530 and $395,282, respectively, of software development costs. Amortization of capitalized software development costs for the years ended December 31, 1995, and 1996, was $243,752 and $226,181, respectively.


     The Company's operational policy for the assessment and measurement of the continuing value of capitalized software is to evaluate the recoverability of the remaining life of its capitalized software and determine whether the software should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment if undiscounted estimated future cash flows of the capitalized software is determined to be less than the carrying amount of capitalized software.

REVENUE RECOGNITION

     Revenue on computer system sales and software license fees is recognized when the system is shipped. Revenue for maintenance and support is deferred and recognized ratably over the period to which it relates.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                               DR SOFTWARE, INC.

reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     The Company markets its products and services to a wide variety of customers in diverse geographic areas. This diversity reduces the concentration of credit risk which may arise from the resultant accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include accounts receivable, accounts payable, accrued liabilities and long-term debt. Such instruments are reported at values which the Company believes are not materially different from their fair values.

VALUE OF LONG-LIVED ASSETS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995.

     This statement required that long-lived assets, including certain intangibles, held and used by the Division be reviewed for potential impairment. This new pronouncement did not have a material effect on the Company's financial statements.


2.  NOTE PAYABLE



     The Company has arranged for a line of credit with a bank in the maximum amount of $100,000, with interest at the bank's prime rate plus 1.75%. The line of credit is collateralized by accounts receivable, property and equipment, and a general assignment of inventory behind IBM Credit Corporation. The line of credit must remain clear for at least 30 consecutive days during the year, and is personally guaranteed by certain of the Company's stockholders. The balance under this line of credit at December 31, 1996, was $70,000.


3.  CAPITAL LEASE OBLIGATION

     The Company leases certain equipment under noncancelable lease agreements, with monthly payments totalling $965 through July 2000. The following is a schedule, by years, of the future required payments:


                            YEAR                              AMOUNT
                            ----                              -------
1997........................................................  $11,578
1998........................................................   11,578
1999........................................................    8,655
2000........................................................    1,140
                                                              -------
          Total future payments.............................   32,951
Less amount representing interest...........................   (4,869)
                                                              -------
Present value of minimum lease payments.....................  $28,082
                                                              =======


4.  COMMITMENTS

     The Company leases its premises as well as certain office equipment and a vehicle under noncancellable operating leases which expire at various dates through 2001.

                               DR SOFTWARE, INC.

     The remaining obligations under these leases at December 31, 1996, are as follows:



                            YEAR                               AMOUNT
                            ----                              --------
1997........................................................  $114,862
1998........................................................   121,240
1999........................................................   126,178
2000........................................................   133,997
2001........................................................    33,988
                                                              --------
                                                              $530,265
                                                              ========



Rent expense for the years ended December 31, 1995 and 1996, was $48,191 and $81,123, respectively


5.  INCOME TAXES

     The Company has elected to be taxed as an "S" Corporation under the provisions of Subchapter S of the Internal Revenue Code. As such, the profits of the Company are taxed on the individual income tax returns of the stockholders. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

6.  SUPPLEMENTAL CASH FLOW INFORMATION


     Equipment acquired through capital leases totalled $0 and $14,400 in 1995 and 1996, respectively. Cash paid for interest during 1995 and 1996 was $11,139 and $12,447, respectively.


7.  SUBSEQUENT EVENT


     The Company has entered into negotiations with American Medcare Corporation ("AMC"), whereby AMC would acquire all of the common stock of the Company in exchange for an estimated $3,000,000. Of the total consideration approximately $2,100,000 is payable in cash and the balance by issuance of common stock. The sale is anticipated to occur in the first quarter of 1997.

                                   APPENDIX I

                        DELAWARE GENERAL CORPORATION LAW

SECTION 262.  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251, sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) and (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 of 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, wither such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of Stockholders or otherwise. The Company's By-laws provide that the Company will indemnify its directors, executive officers, other officers, employees and agents to the fullest extent permitted by Delaware law.

     Article Eight of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     The effect of the foregoing is to require the Company to the extent permitted by law to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company does not currently have any liability insurance coverage for its officers and directors.

ITEM 22.  UNDERTAKINGS

     (a) Rule 415 Offering. The undersigned Registrant will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, an increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) Include any additional or changed material information on the plan of distribution.

     For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

     File a post-effective amendment to remove from registration any of the securities at that remain unsold a the end of the Offering.

     (b) Equity Offerings of Nonreporting Small Business Issuers. The undersigned Registrant will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions referred to in Item 24 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     (d) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.



     (e) Rule 430A.  The undersigned Registrant will:


          1. For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of this Registration Statement as of the time the Commission declared it effective;

          2. For any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.


     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


ITEM 27.  EXHIBITS.


 2.1    --   Plan and Agreement of Merger dated March   , 1997 between
             the Company and American Medcare Corporation (incorporated herein by reference to Exhibit 2.1 of the Company's
             registration statement on Form S-B Registration No.
             333-18923 ("SB-Registration Statement"))
 3.1    --   Certificate of Incorporation (incorporated herein by
             reference to Exhibit 3.1 of the SB-2 Registration Statement)
 3.2    --   By-Laws of InfoCure (incorporated herein by reference to
             Exhibit 3.2 of the SB-2 Registration Statement)

 3.3    --   Amended Certificate of Incorporation (incorporated herein by reference to Exhibit 3.3 of the SB- 2 Registration
             Statement)
 4.1    --   Specimen Certificate for shares of Common Stock
             (incorporated herein by reference to Exhibit 4.1 of the SB-2
             Registration Statement) or
 5.1    --   Opinion of Glass, McCullough, Sherrill & Harrold, LLP,
             counsel to the Company
 5.2    --   Form of Tax Opinions of Glass McCullough, Sherrill & Harrold
             LLP
10.1    --   Stock Purchase Agreement among Company and the Shareholders of Rovak, Inc. dated February 1, 1997 (incorporated herein by reference to Exhibit 10.3 of the SB-2 Registration
             Statement)
10.2    --   deleted
10.3    --   Stock Purchase Agreement among the Company and the
             Shareholders of DR Software dated February 11, 1997
             (incorporated herein by reference to Exhibit 10.7 of the
             SB-2 Registration Statement)
10.4    --   Form of Employment Agreement to be entered into between the
             Company and Donald M. Rogers upon the consummation of the
             Acquisitions (incorporated by reference to Exhibit 10.6 of the SB-2 Registration Statement)
10.5    --   deleted
10.6    --   Form of Employment Agreement to be entered into between the
             Company and Brad Schrant upon the consummation of the
             Acquisitions (incorporated by reference to Exhibit 10.23 of the SB-2 Registration Statement)
10.7    --   Employment Agreement between the Company and Frederick L.
             Fine dated March      , 1997 (incorporated by reference to
             Exhibit 10.12 of the SB-2 Registration Statement)
10.8    --   Employment Agreement between the Company and James K. Price
             dated March      , 1997 (incorporated by reference to
             Exhibit 10.12 of the SB-2 Registration Statement)
10.9    --   Employment Agreement between the Company and R. Ernest
             Chastain dated November   , 1996 (incorporated by reference
             to Exhibit 10.24 of the SB-2 Registration Statement)
10.10   --   Employment Agreement between the Company and Michael E.
             Warren dated September 23, 1994 (incorporated by reference to Exhibit 10.15 of the SB-2 Registration Statement)
10.11   --   Employment Agreement between the Company and R. Ernest
             Chastain dated November 1996 (incorporated by reference to
             Exhibit 10.14 of the SB-2 Regisration Statement)
10.12   --   Letter agreement dated March 3, 1997 between the Company and
             Rovak (incorporated by reference to Exhibit 10.24 of the
             SB-2 Registration Statement)
10.13   --   Letter of intent between FINOVA and the Company
             (incorporated by reference to Exhibit 10.25 of the SB-2
             Registration Statement)
23.1    --   Consent of Glass, McCullough, Sherrill & Harrold, LLP
             (included in Exhibits 5.1 and 5.2)
23.3    --   Consent of BDO Seidman, LLP
24.1    --   Powers of Attorney (included on signature page II-4)
27.1    --   Financial Data Schedule (for SEC use only, incorporated by reference to Exhibit 27.1 of the SB-2 Registration
             Statement).
99.1    --   Description of Graphic Image and Audio Material
             (incorporated by reference to Exhibit 99.1 of the SB-2
             Registration Statement)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and authorized this Amendment to the Registration Statement to be signed on its behalf by the undersigned, in the City of Atlanta, State of Georgia, on the 13th day of March, 1997.


                                          INFOCURE CORPORATION

                                          By:      /s/ FREDERICK L. FINE
                                            ------------------------------------
                                                     Frederick L. Fine,
                                            Chairman of the Board of Directors,
                                               President and Chief Executive
                                                           Officer
                                               (Principal Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated and on March 13, 1997. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Frederick
L. Fine and James K. Price, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in consideration with this Registration Statement or any amendments, including any post-effective amendments, thereto, and each of the undersigned does hereby ratify and confirm that said attorney-in-fact and agent, or his substitute, or his substitute, shall do or cause to be done by virtue hereof.


                      SIGNATURE                                              TITLE
                      ---------                                              -----

                /s/ FREDERICK L. FINE                    Chairman of the Board of Directors, President
-----------------------------------------------------      and Chief Executive Officer
                  Frederick L. Fine

                 /s/ JAMES K. PRICE                      Director and Executive Vice President
-----------------------------------------------------
                   James K. Price

                 /s/ MICHAEL WARREN                      Director and Chief Financial Officer
-----------------------------------------------------
                   Michael Warren

                  JAMES D. ELLIOTT*                      Director
-----------------------------------------------------
                  James D. Elliott

                 RICHARD E. PERLMAN*                     Director
-----------------------------------------------------
                 Richard E. Perlman

                /s/ FREDERICK L. FINE
-----------------------------------------------------
                  Frederick L. Fine
                  Attorney-in-Fact

---------------
* By Power of Attorney